   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 4, 1997


                                                      REGISTRATION NO. 333-28157
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                TEKNI-PLEX, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            3086                           22-3286312
   (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                             201 INDUSTRIAL PARKWAY
                          SOMERVILLE, NEW JERSEY 08876
                                 (908) 722-4800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              DR. F. PATRICK SMITH
                            CHIEF EXECUTIVE OFFICER
                                TEKNI-PLEX, INC.
                             201 INDUSTRIAL PARKWAY
                          SOMERVILLE, NEW JERSEY 08876
                                 (908) 722-4800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                    COPY TO:

                              ROBERT W. GRAY, ESQ.
                      WINTHROP, STIMSON, PUTNAM & ROBERTS
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NEW YORK 10004
                                 (212) 858-1000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

                             CROSS REFERENCE SHEET

              FURNISHED PURSUANT TO ITEM 501(B) OF REGULATION S-K

          FORM S-4 ITEM NUMBER AND CAPTION                   LOCATION IN PROSPECTUS
     -------------------------------------------  ---------------------------------------------
  1. Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus...  Facing Page of the Registration Statement;
                                                  Cross Reference Sheet; Outside Front Cover
                                                    Page
  2. Inside Front and Outside Back Cover Pages
       of Prospectus............................  Inside Front Cover Page; Available
                                                  Information
  3. Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information............  Prospectus Summary; Risk Factors; Selected
                                                    Historical Financial Information; Pro Forma
                                                    Unaudited Condensed Financial Information
  4. Terms of the Transaction...................  Outside Front Cover Page; Prospectus Summary;
                                                    Description of New Credit Facility; The
                                                    Exchange Offer; Description of Exchange
                                                    Notes; Certain United States Federal Income
                                                    Tax Considerations
  5. Pro Forma Financial Information............  Pro Forma Unaudited Condensed Financial
                                                    Information
  6. Material Contracts with the Company Being
       Acquired.................................  *
  7. Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to be Underwriters.......................  *
  8. Interests of Named Experts and Counsel.....  Legal Matters; Experts
  9. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................  *
 10. Information with Respect to S-3
       Registrants..............................  *
 11. Incorporation of Certain Information by
       Reference................................  *
 12. Information with Respect to S-2 or S-3
       Registrants..............................  *
 13. Incorporation of Certain Information by
       Reference................................  *
 14. Information with Respect to Registrants
       Other Than S-3 or S-2 Registrants........  Outside Front Cover Page; Prospectus Summary;
                                                    Risk Factors; Use of Proceeds;
                                                    Capitalization; Selected Historical
                                                    Financial Information; Pro Forma Unaudited
                                                    Condensed Financial Information;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Industry; Business; Management;
                                                    Security Ownership; Certain Transactions
 15. Information with Respect to S-3
       Companies................................  *
 16. Information with Respect to S-2 or S-3
       Companies................................  *
 17. Information with Respect to Companies Other
       than S-3 and S-2 Companies...............  *
 18. Information if Proxies, Consents or
       Authorizations are to be Solicited.......  *
 19. Information if Proxies, Consents or
       Authorizations are not to be Solicited,
       or in an Exchange Offer..................  Management; Security Ownership; Certain
                                                    Transactions

---------------
* Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 1997

PROSPECTUS

                                TEKNI-PLEX, INC.
                             OFFER TO EXCHANGE ITS
              SERIES B 11 1/4% SENIOR SUBORDINATED NOTES DUE 2007
                       FOR ANY AND ALL OF ITS OUTSTANDING
                   11 1/4% SENIOR SUBORDINATED NOTES DUE 2007
--------------------------------------------------------------------------------

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                             , 1997, UNLESS EXTENDED.
--------------------------------------------------------------------------------

    Tekni-Plex, Inc., a Delaware corporation ("Tekni-Plex" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B 11 1/4% Senior Subordinated Notes due 2007 (the "Exchange Notes"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 11 1/4% Senior Subordinated Notes due 2007 (the "Old Notes"), of which $75,000,000 aggregate principal amount is outstanding. The form and terms of the Exchange Notes are substantially identical to the form and terms of the Old Notes except that the Exchange Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Old Notes in certain circumstances relating to the timing of the Exchange Offer. The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as of April 1, 1997 (the "Indenture") among Tekni-Plex, Dolco Packaging Corp., formerly a wholly owned subsidiary of Tekni-Plex that has been merged into Tekni-Plex ("Dolco"), and Marine Midland Bank, as trustee (the "Trustee"), governing the Old Notes. The Exchange Notes will be fully and unconditionally guaranteed (the "Exchange Guarantee") by the Guarantors (if any) in and on substantially identical form and terms as the guarantee by Dolco of the Old Notes (the "Old Guarantee"). Currently, there are no Guarantors since Dolco has been merged into Tekni-Plex. See "The Exchange Offer" and "Description of Exchange Notes."


    As of June 27, 1997, the Company's total debt was $75.0 million (including the Exchange Notes) and, in addition, the Company could have borrowed up to $75.0 million of secured senior indebtedness under the New Credit Facility (as defined) without requiring the consent of the holder of Exchange Notes. Other than the foregoing, the Company does not intend or plan to incur any significant indebtedness in the near future.


    Tekni-Plex will accept for exchange any and all Old Notes validly tendered
and not withdrawn prior to 5:00 p.m., New York City time, on            , 1997,
unless extended by Tekni-Plex in its sole discretion (the "Expiration Date"). Notwithstanding the foregoing, Tekni-Plex will not extend the Expiration Date
beyond          , 1997 (which, if extended to such date, would represent a
maximum Exchange Offer period of   days). Tenders of Old Notes may be withdrawn
at any time prior to 5:00 p.m. on the Expiration Date. The Old Notes may be tendered only in integral multiples of $1,000 principal amount. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

    The Old Notes were sold on April 4, 1997 (the "Issue Date") to the Initial Purchaser (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchaser subsequently placed the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and with a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy certain obligations of Tekni-Plex under the Registration Rights Agreement (as defined) entered into in connection with the offering of the Old Notes. See "The Exchange Offer."

    Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, Tekni-Plex believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of Tekni-Plex within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "The Exchange Offer -- Resale of the Exchange Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. Tekni-Plex has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

    Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. Tekni-Plex will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                The date of this Prospectus is             1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN EXCHANGE OFFER TO, AND THE COMPANY WILL NOT ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

     UNTIL               , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE
EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    4
Risk Factors..........................   13
Use of Proceeds.......................   17
Capitalization........................   17
Selected Historical Financial
  Information.........................   18
Pro Forma Unaudited Condensed
  Financial Information...............   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   20
Industry..............................   24
Business..............................   26

                                        PAGE
                                        ----
Management............................   35
Security Ownership....................   37
Certain Transactions..................   37
Description of New Credit Facility....   38
The Exchange Offer....................   39
Description of Exchange Notes.........   48
Certain United States Federal Income
  Tax Considerations..................   72
Plan of Distribution..................   73
Legal Matters.........................   74
Experts...............................   74
Available Information.................   74
Index to Financial Statements and
  Schedule............................  F-1


     There has not previously been any public market for the Old Notes or the Exchange Notes. Tekni-Plex does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- Lack of Public Market for the Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

     Initially, the Exchange Notes will be available only in book-entry form. Tekni-Plex expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Note (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global Note, Exchange Notes in certified form will be issued in exchange for the Global Note only on the terms set forth in the Indenture. See "Description of Exchange Notes -- Book-Entry; Delivery and Form."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS." ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE "PROSPECTUS SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "INDUSTRY," AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All references in this Prospectus to "fiscal year" refer to the Company's fiscal year which ends on the Friday closest to June 30 of that calendar year. For example, fiscal year 1996 refers to the year-ended June 28, 1996. Unless otherwise noted, all references in this Prospectus to market share refer to market share within the United States.

                                  THE COMPANY

GENERAL

     The Company designs, manufactures and markets packaging materials primarily for the pharmaceutical and food industries. The Flexible Packaging Group sells primarily flexible packaging materials to customers including pharmaceutical companies. The Company is the market leader for clear, high-barrier laminations for pharmaceutical blister packaging and the Company believes, based upon its knowledge and experience in the industry, that it has a greater than 90% share of the market for such products. These packaging materials are used for fast-acting pharmaceuticals that are generally highly reactive to moisture. The Foam Products Group sells primarily foamed polystyrene packaging products such as egg cartons and processor trays to the poultry and meat industries. The Company believes, based upon its knowledge and experience in the industry, that it produces in excess of 80% of all foam egg cartons and has approximately 40% of the egg carton market. The Company has also built a strong presence in the processor tray market, where it believes, based upon its knowledge and experience in the industry, that it has an estimated share of greater than 20%.

     The management of the Company focuses on organizational development, imparting a results-oriented culture to all areas of its businesses. Management seeks and implements product and process improvements to produce higher quality products, improve efficiencies, reduce labor and material costs, and create differentiated products and product line extensions. The Company has also expanded its product offerings by acquiring synergistic packaging companies and has significantly reduced costs through product line rationalization and re-negotiation of supplier agreements. Management believes that this focus will continue with respect to the Company's on-going business and will be the basis for successfully integrating future acquisitions.

     In March 1994, the Company was acquired by its current controlling shareholder, and Dr. F. Patrick Smith was appointed its Chief Executive Officer. Kenneth W.R. Baker, the current Chief Operating Officer, was appointed in April 1994. At the time of the acquisition, the Company had two operating facilities located in Somerville, New Jersey ("Somerville"), and Brooklyn, New York ("Brooklyn"), and its principal product lines were clear, high barrier laminations and closure liners sold primarily to the pharmaceutical industry, and foam processor trays used predominantly for poultry packaging. In December 1995, the Company acquired the Flemington, New Jersey, operation ("Flemington") of Hargro Flexible Packaging Corporation ("Hargro"), thereby expanding the Company's flexible packaging product line. In February 1996, the Company acquired Dolco, the nation's leading supplier of foam egg cartons. In August 1997, Dolco was merged into Tekni-Plex.


     Since its acquisition by the current owners, the Company has achieved significant improvements in profitability. For the year ended June 27, 1997, the Company had revenues of $144.7 million, income before extraordinary item of $8.4 million and EBITDA of $30.2 million for an EBITDA margin of 20.9%, compared with revenues of $44.9 million, net income of $2.8 million and EBITDA of $3.8 million for an EBITDA margin of 8.5% for the year ended December 31, 1993. "EBITDA" is defined as net income before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. "EBITDA margin" is calculated as the ratio of EBITDA to net sales for the period.


     The Company competes within the nearly $15 billion flexible and semi-rigid segment of the packaging industry. The Company believes that this segment is growing at the expense of the more mature rigid packaging segments (e.g., glass, metal and folding cartons) that currently account for roughly $28 billion in revenues. The Company generally competes in technically sophisticated areas, such as primary pharmaceuti-cal packaging which is subject to strict Federal Food and Drug Administration ("FDA") regulatory requirements.

COMPETITIVE STRENGTHS

     The Company believes that its competitive strengths include:

     - Producer of high quality, technically sophisticated products. The Company believes, based upon its knowledge and experience in the industry, that it has a long-standing reputation as a manufacturer of high-quality, high performance primary packaging products (where the packaging material comes into direct contact with the end-product). The Company's emphasis on quality is evidenced by its product lines which address the high-end of their respective markets. The Company primarily competes in technically sophisticated areas such as the high-barrier pharmaceutical blister packaging market where high performance characteristics are required due to the sensitive nature of the product. A significant portion of the Company's processor tray product line is aimed at the high-performance segment of the processor tray market where strength and durability are essential due to the high speed, automated machinery used by the processors. As the leading supplier of foam egg cartons, the Company produces a high quality product with superior performance characteristics compared to competitive offerings.


     - Cost efficient producer. The Company continually focuses on improving underlying operations and reducing costs. Since the 1994 acquisition, current management has improved the Company's cost structure from an EBITDA margin (as defined) of 8.5% and income before income taxes as a percent of sales of 6.8% on sales of $44.9 million for the year ended December 31, 1993 to an EBITDA margin (as defined) of 20.9% and income before income taxes and extraordinary item as a percent of sales of 9.1% on sales of $144.7 million for the year ended June 27, 1997.


     - Experienced management team. The current management team has been successful in selecting and integrating strategic acquisitions and in improving underlying business fundamentals in the regular course of business. Members of the management team have worked together in the packaging industry for many years and have a strong track record. Together, they have integrated acquisitions, effected turnarounds, provided strategic direction and leadership, increased sales and market share, improved manufacturing efficiencies and productivity, and developed new technologies to enhance the competitive strengths of the companies they have managed. See "Management."

     - Strong market share in core businesses. The Company has a strong market presence in most of its core product lines. The Company believes that it produces in excess of 80% of all foam egg cartons and has approximately 40% of the overall egg carton market which is split approximately equally between foam and pulp-based products. The Company believes that it has an estimated greater than 90% share of the market for clear, high-barrier laminations for pharmaceutical blister packaging. The Company has also built a strong presence in the processor tray market where it believes that it has an estimated share of greater than 20%.

     - Successful integration of acquisitions. The Company has a strong track record of identifying and integrating both small and large acquisitions. After significantly improving the business of Tekni-Plex following the 1994 acquisition, management successfully integrated both the Flemington and Dolco operations, the latter being a public company then nearly twice the Company's size. During the same period, the Brooklyn and Flemington operations were merged, substantially improving production efficiencies and reducing waste.

     - Strong customer relationships. The Company has long-standing relationships with many of its customers. The Company estimates the average tenure among the Company's top ten customers at more than 14 years. The Company attributes its long relationships with its customers to the ability to consistently manufacture high quality products and to consistently provide a superior level of customer service. The Company routinely wins recognition for its superior products and customer service including a recent Outstanding Supplier Award from Pharmacia & Upjohn, and an Outstanding Quality Award from Abbott Laboratories.

BUSINESS STRATEGY

     The Company seeks to maximize its growth and profitability and take advantage of its competitive strengths by pursuing the following business strategy:

     - Ongoing cost reduction through technical process improvement. The Company has an ongoing program to improve manufacturing and other processes in order to drive down costs. Examples of cost improvement programs include: (i) material and energy conservation through enhanced process controls; (ii) reduction in machine set-up time through the use of proprietary technology; (iii) continual product line rationalization; and (iv) development of backward integration opportunities.

     - Growth through acquisitions. The Company believes that there is a significant opportunity to consolidate the highly fragmented packaging industry in the United States. The Company makes acquisitions based on the following factors: (i) the Company seeks to acquire product lines which logically extend its presence in the markets it currently serves, thereby enhancing the Company's value to its customers; (ii) the Company seeks add-on acquisitions which increase its market share in a particular product line, thereby providing opportunity to gain economies of scale and reduce costs; (iii) the Company seeks opportunities for technology sharing where acquired and existing operations are enhanced by combining and sharing complementary technologies; and (iv) the Company seeks acquisitions that provide opportunity for synergistic cost reduction due to duplication of effort and acquisitions where imparting the Company's focused, results-oriented culture will lead to enhanced operating results.

     - Internal growth through product line extension and improvement. The Company continually seeks to improve and extend its product lines and leverage its existing technological capabilities in order to increase market share and improve profitability. Before 1994, the Company's line of pharmaceutical blister laminations addressed a relatively small (although important) range of performance requirements, namely the high-barrier segment of the market. New products developed since that time have extended the Company's offerings to include the ultra-high barrier segment (previously confined to foil-based products) and the low-to-medium barrier segment (previously confined to solution-coated products). In addition, the Company believes that it has a significant opportunity to increase sales of its foamed polystyrene packaging products by focusing on incremental improvements to these products. The Company's strategy is to emphasize its expertise in providing primary packaging materials with specific high performance characteristics through the use of various plastic materials (and combinations thereof) and proprietary production process techniques.

     - Growth through international expansion. The Company currently exports approximately ten percent of its pharmaceutical packaging sales. Given the Company's reputation, its recently expanded product line, and the multi-national nature of many of its customers, the Company believes there is significant opportunity to expand international sales. Accordingly, the Company has hired an international sales manager who has significant experience in selling to the international pharmaceutical industry. The Company has also begun to set up a network of agents in various international markets.

                               THE EXCHANGE OFFER

Old Notes..................  The Old Notes were sold on April 4, 1997 to J.P.
                             Morgan Securities Inc. (the "Initial Purchaser") pursuant to a Purchase Agreement dated as of April 1, 1997 (the "Purchase Agreement") by and among the Company, Dolco and the Initial Purchaser. The Initial Purchaser subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions.

Registration Rights
Agreement..................  Pursuant to the Purchase Agreement, the Company,
                             Dolco and the Initial Purchaser entered into a Registration Rights Agreement dated as of April 4, 1997 (the "Registration Rights Agreement"), which grants to the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy certain of such exchange rights which will terminate upon the consummation of the Exchange Offer.

The Exchange Offer.........  The Company is offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Old Notes. As of the date hereof, $75,000,000 aggregate principal amount of Old Notes are outstanding.

                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                             Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                             Any holder of Old Notes who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date............  5:00 p.m., New York City time, on          , 1997
                             unless the Exchange Offer is extended by the
                             Company in its sole discretion, in which case the
                             term "Expiration Date" means the latest date and
                             time to which the Exchange Offer is extended.
                             Notwithstanding the foregoing, the Company will not
                             extend the Expiration Date beyond             ,
                             1997 (which, if extended to such date, would represent a maximum Exchange Offer period of days).

Interest...................  Interest on Exchange Notes shall accrue from the last interest payment date on which interest was paid on the Old Notes so surrendered, or, if no interest has been paid on such Old Notes, from April 4, 1997. No interest will be paid on the Old Notes accepted for exchange.

Conditions to the
  Exchange Offer...........  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions."

Procedures for Tendering
  Old Notes................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will be deemed to represent to the Company, among other things, that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, (ii) neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes in violation of the Securities Act, (iii) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company and (iv) such holder has full power and authority to exchange the Old Notes for the Exchange Notes. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "-- Procedures for Tendering."

Untendered Notes...........  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Consequences of
  Failure to Exchange......  Old Notes that are not exchanged pursuant to the
                             Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities

                             Act. See "The Exchange Offer -- Consequences of Failure to Exchange."

Shelf Registration
Statement..................  If any holder of the Old Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                             Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has provided information regarding such holder and the distribution of such holder's Old Notes to the Company for use therein, the Company has agreed to register the Old Notes on a shelf registration statement (the "Shelf Registration Statement") and to use its best efforts to cause it to be declared effective by the Commission as promptly as reasonably practical on or after the consummation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement, under certain circumstances, until the date on which the Old Notes are no longer "restricted securities" (within the meaning of Rule 144 under the Securities Act).

Special Procedures for
  Beneficial Owners........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes
  and Delivery of
  Exchange Notes...........  The Company will accept for exchange any and all
                             Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Use of Proceeds............  The Company will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer. See "Use of Proceeds."

Exchange Agent.............  Marine Midland Bank, as Trustee, is serving as
                             Exchange Agent in connection with the Exchange
                             Offer.

                               THE EXCHANGE NOTES

General....................  The form and terms of the Exchange Notes are substantially identical to the form and terms of the Old Notes except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes." The Old Notes and/or the Exchange Notes, whichever was, is or will be outstanding in the particular context, are referred to herein collectively as the "Notes."

Securities Offered.........  $75,000,000 aggregate principal amount of Series B
                             11 1/4% Senior Subordinated Notes due 2007 of the Company.

Maturity Date..............  April 1, 2007.

Interest Payment Dates.....  April 1 and October 1 of each year, commencing
                             October 1, 1997.


Ranking....................  The Exchange Notes will constitute unsecured debt obligations of the Company and will rank subordinate in right of payment to all existing and future Senior Debt including any Indebtedness (as defined) under the Credit Agreement. At June 27, 1997, there was no outstanding indebtedness to which the Notes were subordinated. However, the Company can borrow up to approximately $75 million under the terms of the Credit Agreement, all of which would constitute Senior Debt. See "Description of New Credit Facility."


Exchange Guarantee.........  The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by the Guarantors (as defined), if any. Currently, there are no Guarantors since Dolco has been merged into Tekni-Plex. The form and terms of the Exchange Guarantee (if any) will be substantially identical to the form and terms of the Old Guarantee. The Exchange Guarantee will be a general unsecured obligation of each Guarantor and will rank subordinate in right of payment to all existing and future Senior Debt of such Guarantor, including such Guarantor's guarantee of Indebtedness under the Credit Agreement. The Exchange Guarantee will rank pari passu in right of payment with any other senior subordinated indebtedness of such Guarantor. The Old Guarantee and/or the Exchange Guarantee, whichever was, is or will be outstanding in the particular context, are referred to herein collectively as the "Guarantee."

Optional Redemption........  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after April 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, on or prior to April 1, 2000, the Company may redeem up to 33% in aggregate principal amount of the Notes at a redemption price of 111.25% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds received by the Company from one or more public offerings of its Capital Stock (as defined) (other than Disqualified Stock (as defined)); provided, however, that at least $60.0 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption (excluding any Notes owned by the Company or any of its Affiliates (as defined)). See "Description of Exchange Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control (as defined), each holder of the Exchange Notes may require the Company to repurchase such holder's Exchange Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. See "Description of Exchange Notes -- Change of Control." The Credit Agreement prohibits the purchase of outstanding Exchange Notes prior to repayment of the borrowings under the Credit Agreement. There can be no assurance that upon a Change of Control the Company will have sufficient funds to repurchase any of the Exchange Notes. See "Description of New Credit Facility."

Modification of
  the Indenture............  The Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes, may amend the Indenture; provided, however, that consent is required from the holder of each Note affected thereby in instances such as reductions in the amount or changes in the timing of interest payments, reductions in the principal and changes in the maturity, redemption or repurchase dates of the Notes. See "Description of Exchange
                             Notes -- Modification and Waiver."

Events of Default..........  An Event of Default (as defined) occurs under the
                             Indenture in instances such as the failure to pay principal when due, the failure to pay any interest within 30 days of when due and payable, the failure to perform or comply with various covenants under the Indenture or the default under the terms of certain other indebtedness of the Company. See "Description of Exchange Notes -- Events of Default."

Covenants..................  The Indenture contains certain covenants that, among other things, limits the ability of the Company or any of its Restricted Subsidiaries (as defined) to incur additional Indebtedness, make certain Restricted Payments (as defined) and Investments (as defined), create Liens (as defined), permit dividend or other payment restrictions to apply to Subsidiaries (as defined), enter into certain transactions with Affiliates or Related Persons (as defined) or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, the Company will be required to offer to purchase Exchange Notes at 100% of the principal amount thereof with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications. See "Description of Exchange Notes."

     For additional information regarding the Exchange Notes, see "Description of Exchange Notes."

                                  RISK FACTORS

     Prospective investors should carefully consider the specific matters set forth under "Risk Factors" as well as the other information and data included in this Prospectus in evaluating the Exchange Offer and an investment in the Exchange Notes.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

                             (DOLLARS IN THOUSANDS)


     The following table sets forth (i) summary historical consolidated financial information of the Company for the periods provided below, and (ii) adjusted pro forma financial information for the Company as of and for the year ended June 27, 1997. The information contained in the table has been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company, including the notes thereto. The accompanying pro forma unaudited condensed statements of operations are based upon the consolidated financial statements of Tekni-Plex, adjusted to give effect to the Transactions (as defined), as if the Transactions had occurred at the beginning of the period presented.



                                                                                                                      ADJUSTED
                                                                                    YEARS ENDED                     PRO FORMA (a)
                                                                       --------------------------------------       -------------
                                                                       JUN. 30,       JUN. 28,       JUN. 27,           YEAR
                                                                         1995           1996           1997             ENDED
                                                                       --------       --------       --------         JUN. 27,
                                                                                                                        1997
                                                                                                                    -------------
                                                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales..........................................................    $ 44,688       $ 80,917       $144,736         $ 144,736
Gross profit.......................................................       9,747         18,582        107,007           107,007
Income from operations.............................................       4,933          8,243         37,729            37,729
Interest expense...................................................       4,322          5,816          8,094             8,856
Other expense......................................................         234            469            646               646
Pre-tax income before extraordinary item...........................         377          1,958         13,103            12,341
Income tax provision...............................................         211            982          4,675             4,385
Income before extraordinary item...................................         166            976          8,428             7,956
Net income (loss)..................................................    $    166       $    976       $(12,238)        $ (12,710)
OTHER FINANCIAL DATA:
EBITDA (b).........................................................    $  7,922       $ 14,157       $ 30,223         $  30,223
EBITDA margin (b)..................................................        17.7%          17.5%          20.9%             20.9%
Depreciation and amortization......................................    $  3,462       $  6,821       $  9,551         $   9,551
Capital expenditures...............................................         614          2,275          3,934             3,934
Cash flows:
    From operations................................................       2,354          6,568         19,459            18,697
    From investing.................................................        (614)       (49,522)        (6,273)           (6,273)
    From financing.................................................      (1,451)        43,669         (3,140)           (3,140)
RATIOS:
Ratio of earnings to fixed charges (c).............................         1.1x           1.3x           2.6x              2.4x
Ratio of EBITDA to interest expense................................                                                         3.4
BALANCE SHEET DATA (END OF PERIOD):
Working capital....................................................    $  3,173       $ 11,660       $ 25,950         $  25,950
Total assets.......................................................      53,415        121,770        129,029           129,029
Total debt (including current portion).............................      35,004         70,436         75,000            75,000
Stockholders' equity...............................................      11,687         24,162         30,397            30,397


---------------


(a) Amounts represent the pro forma statement of operations data, balance sheet data and other financial data of the Company after giving effect to the Transactions in the manner described under "Pro Forma Unaudited Condensed Financial Information."



(b) EBITDA is defined as net income before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDA should not be considered in isolation as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity. In addition, this measure of EBITDA may not be comparable to similar measures reported by other companies. EBITDA margin is calculated as the ratio of EBITDA to net sales for the period. For fiscal 1996, amortization included $522 related to the write off of prior unamortized debt costs.



(c) For purposes of the ratio of earnings to fixed charges, (i) earnings are calculated as the Company's earnings before income taxes, extraordinary item and fixed charges and (ii) fixed charges include interest on all indebtedness, amortization of deferred financing costs and accretion of all warrants.

                                  RISK FACTORS

     Holders of Old Notes should consider carefully the following factors as well as the other information and data included in this Prospectus prior to tendering their Old Notes in the Exchange Offer.

SUBSTANTIAL LEVERAGE; RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S
INDEBTEDNESS


     The Company's total debt and stockholder's equity was $75.0 million and $30.4 million, respectively, as of June 27, 1997. On a pro forma basis after giving effect to the Transactions, the Company's annual debt service would have been $8.5 million and the ratio of earnings to fixed charges would have been 2.4 to 1 for the fiscal year ended June 27, 1997.



     As of June 27, 1997, and subject to certain restrictions, the Company could have borrowed up to $75.0 million of secured senior indebtedness under the New Credit Facility without requiring the consent of the holders of Exchange Notes. If the entire $75.0 million under the New Credit Facility had been outstanding from the beginning of fiscal year 1997, the Company's annual debt service (all interest) for such fiscal year would have increased by approximately $6.4 million based on an assumed fixed interest rate of 8.5%. A substantial increase in the Company's leverage and obligations could have important consequences to the holders of Exchange Notes, including: (i) the impairment of the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or other purposes; (ii) the use of a substantial portion of the Company's cash flow from operations for debt service; (iii) the competitive disadvantages that may result from the Company being more highly leveraged than some of its competitors; and (iv) making the Company more vulnerable to economic downturns and limiting its ability to withstand competitive pressures.


     In addition, the Company's operating flexibility with respect to certain business matters will be limited by covenants contained in the Indenture and the New Credit Facility. Among other things, these covenants will limit the ability of the Company and its subsidiaries to incur additional indebtedness, create liens upon assets, apply the proceeds from disposal of assets, make dividend payments and other distributions on capital stock and redeem capital stock. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. See "Description of New Credit Facility" and "Description of Exchange
Notes -- Covenants."

     The Company expects that its cash flow will be sufficient to cover its expenses, including fixed charges. However, no assurance can be given that the Company's operating results will be sufficient for the Company to meet such obligations. The Company's ability to satisfy its obligations will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond the Company's control.

RAW MATERIAL PRICE VOLATILITY AND AVAILABILITY

     The Company's polystyrene foam products are manufactured from high heat crystal polystyrene resin ("polystyrene resin"). Polystyrene resin is a commodity petrochemical that is readily available in bulk quantities from numerous large, vertically integrated chemical companies. The Company purchases polystyrene resin from several of the top suppliers. Prices for polystyrene resin have fluctuated in the past and may continue to do so in the future. Historically, the Company has been able to pass on substantially all of the price increases in raw materials to its customers. However, there can be no assurance that the Company will be able to do so in the future. If raw material prices increase and the Company is unable to pass such price increases on to its customers, employ successful hedging strategies, enter into supply contracts at favorable prices or buy on the spot market at favorable prices, the Company's profitability may be adversely affected.

     A key raw material used in manufacturing the Company's blister packaging materials is Aclar(R), a proprietary material produced by Allied Signal. Allied Signal is currently the sole manufacturer and supplier of Aclar(R). There is no long-term supply contract with Allied Signal and any interruption in the supply of this material could disrupt production of the Company's blister packaging materials. To the extent that the

Company's supply of raw materials is hindered and no alternative source can be found, the Company's profitability may be adversely affected.

COMPETITION

     Many of the Company's competitors are larger and, in some cases, have significantly greater resources than the Company. Within the polystyrene foam processor tray market, the Company competes principally with Tenneco Packaging and W.R. Grace, both of which have significantly greater financial resources than the Company and together control the largest share of this market. In the egg packaging market, the Company's primary competitor is Tenneco Packaging which manufactures pulp-based egg cartons. The Company's clear, high-barrier pharmaceutical blister packaging products primarily compete with solution-coated and foil-based products manufactured by various competitors including Klockner Pentaplast. See "Business -- Competition." While the packaging industry overall is relatively large, the market for high performance pharmaceutical-type packaging materials is considerably smaller, and the Company's achievement of its internal expansion goals assumes expansion of its customers' volume for its products, finding new applications for its existing high performance materials, and development of new materials for new applications.

INTEGRATION OF ACQUISITIONS

     As part of its business strategy, the Company intends to pursue suitable acquisitions. Nonetheless, there can be no assurance that the Company will identify suitable acquisitions or that such acquisitions can be made at an acceptable price. In the event the Company acquires additional businesses, it may require substantial capital. Although the Company will be able to borrow under the New Credit Facility under certain circumstances to fund acquisitions, there can be no assurance that such borrowings will be available in sufficient amount or that other financing will be available in amounts and on terms that the Company deems acceptable. Furthermore, the integration of acquired businesses may result in unforeseen difficulties that require a disproportionate amount of management's attention and other Company resources. There can be no assurance that the Company will continue to achieve synergies comparable to those from recent acquisitions.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the management experience and continued services of its executive officers, including Dr. F. Patrick Smith and Kenneth W.R. Baker. See "Management." The loss of the services of these officers could have a material adverse effect on the Company's business. In addition, the Company's continued growth depends on its ability to attract and retain experienced key employees.

ENVIRONMENTAL MATTERS

     Like similar companies, the Company's facilities, operations, and properties are subject to federal, state, and local environmental laws and regulations. As a result, the Company is involved from time to time in administrative or legal proceedings relating to environmental matters. There can be no assurance that the aggregate amount of future compliance costs and other environmental liabilities will not be material. The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require additional expenditures by the Company, some of which could be material. See "Business -- Environmental Matters."

     Prior to the 1994 acquisition of the Company, public awareness and interest in environmental issues adversely affected the polystyrene foam packaging industry. In particular, in 1990, McDonald's discontinued its well-recognized polystyrene foam clam shell sandwich package in favor of paper packaging. In response, various recycling programs were commenced in the United States. Although the Company believes that the environmental concerns that negatively affected demand for these products in the 1980s have subsided and, to some extent, given way to a view by many that polystyrene foam does not have significantly worse environmental problems than other materials, there can be no assurance that public awareness and interest in environmental issues will not adversely affect the plastics and polystyrene industry.

CONTROL OF THE COMPANY

     The Company is owned by Tekni-Plex Partners L.P., a limited partnership organized under the laws of the State of Delaware, and its related investors (the "Tekni-Plex Partnership"). Tekni-Plex Partnership beneficially owns 100 percent of the outstanding shares of the Company and 97.5% of the Company on a fully diluted basis and controls the affairs and policies of the Company. Tekni-Plex Partnership is controlled by MST/TP Partners, L.P. ("MST/TP L.P."), which in turn is controlled, directly or indirectly, by J. Andrew McWethy, Barry
A. Solomon, and Stephen A. Tuttle, who are all directors of the Company. Circumstances may occur in which the interests of Tekni-Plex Partnership, MST/TP L.P. and the three individuals could be in conflict with the interests of the holders of the Exchange Notes. In addition, Tekni-Plex Partnership may have an interest in pursuing acquisitions, divestitures or other transactions that, in its judgment, could enhance the value of its individual partners' equity investments in the partnership, even though such transactions may involve risks to the holders of the Exchange Notes.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of Exchange Notes may require the Company to repurchase all or a portion of such holder's Exchange Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing to pay the repurchase price for all Exchange Notes tendered by holders thereof. Further, the provisions of the Indenture may not afford holders of Exchange Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of Exchange Notes, if such transaction does not result in a Change of Control. In addition, the terms of the New Credit Facility may limit the Company's ability to repurchase any Exchange Notes and will also identify certain events that would constitute a Change of Control, as well as certain other events with respect to the Company or certain of its subsidiaries, that would constitute an event of default under the New Credit Facility. Any future credit agreements or other agreements relating to other indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from repurchasing Exchange Notes, the Company could seek the consent of its lenders to repurchase Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowing, the Company would remain prohibited from repurchasing Exchange Notes. In such case, the Company's failure to repurchase tendered Exchange Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a further default under certain of the Company's existing debt agreements and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. See "Description of Exchange Notes -- Change of Control."

RANKING OF THE EXCHANGE NOTES


     The Exchange Notes will be senior subordinated unsecured obligations of the Company, and will rank subordinate in right of payment to all existing and future senior indebtedness of the Company. In addition, the Exchange Notes will be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company and the Company's subsidiaries, including indebtedness under the New Credit Facility. Loans under the New Credit Facility will be secured by substantially all of the assets of the Company. As of June 27, 1997, there was no outstanding indebtedness to which the Exchange Notes were subordinated. However, the Company could have borrowed up to $75.0 million of indebtedness under the New Credit Facility and, without the consent of the holders of the Exchange Notes, may increase such facility to $100.0 million, all of which would constitute Senior Debt. Further, the Company intends to borrow under such facility in the relative short term. The Guarantee (if any) will be senior subordinated unsecured obligations of the Guarantor (if any), and will rank subordinate in right of payment to all existing and future senior indebtedness of such Guarantor, including its guarantee (if any) under the New Credit Facility. Under the terms of the Indenture, the Company will be permitted, upon the satisfaction of certain conditions, to incur additional senior indebtedness. See "Description of New Credit Facility," "Description of Exchange Notes -- Ranking" and
"-- Covenants."

LACK OF PUBLIC MARKET FOR THE NOTES

     Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in the Exchange Offer. The holders of Old Notes (other than any such holder that is an "affiliate" of the company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Old Notes. The Exchange Notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of holders of Exchange Notes to sell their Exchange Notes or (iii) the price at which the holders of Exchange Notes would be able to sell their Exchange Notes. If such a market were to exist, the Exchange Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and the financial performance of the Company and its subsidiary. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Company has been advised by the Initial Purchaser that, following completion of the Exchange Offer, the Initial Purchaser presently intends to make a market in the Exchange Notes. However, the Initial Purchaser is not obligated to do so, and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during such exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will develop for the Exchange Notes or that such trading market will be liquid. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer.


     On April 4, 1997, the gross proceeds of $75.0 million from the issuance of the Old Notes and the net proceeds of approximately $18.4 million from the additional contribution of capital to the Company were used to: (i) repay all outstanding obligations under the then Existing Credit Facility (approximately $36.8 million); (ii) repay the then existing senior subordinated notes, including accrued interest and the applicable premium, (approximately $25.2 million); (iii) repurchase the then outstanding warrants ($20.0 million); and
(iv) pay transaction expenses related to the issuance of Old Notes (approximately $4.2 million); and the remainder (approximately $7.2 million) was retained for general corporate purposes. The issuance of the Old Notes, the execution of the New Credit Facility and the additional contribution of capital to the Company, collectively with the use of proceeds thereof set forth above, are referred to herein as the "Transactions."


                                 CAPITALIZATION


     The following table sets forth the actual capitalization of the Company as of June 27, 1997. See "Use of Proceeds."



                                                                            ACTUAL
                                                                          -----------
                                                                          (DOLLARS IN
                                                                          THOUSANDS)
        Long-term debt (including current portion):
          New Credit Facility(a)........................................   $      --
          11 1/4% Senior Subordinated Notes due 2007....................      75,000
                                                                             -------
        Total long-term debt............................................      75,000
                                                                             -------
        Stockholder's equity:
          Common stock and additional paid-in capital...................      41,473
          Retained earnings(b)..........................................     (11,076)
                                                                             -------
        Total stockholder's equity......................................      30,397
                                                                             -------
                  Total capitalization..................................   $ 105,397
                                                                             =======


---------------

(a) As of June 27, 1997, the Company had approximately $75,000 unused and available, subject to certain restrictions, under the New Credit Facility.



(b) Reflects loss on early extinguishment of notes, repurchase of warrants and write-off of debt issue costs.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)


     The following table sets forth selected historical consolidated financial information of the Company, and has been derived from and should be read in conjunction with the Company's audited consolidated financial statements, including the notes thereto. In addition, on March 18, 1994, Tekni-Plex was acquired by the current owners, in a transaction accounted for under the purchase method of accounting. The financial statements for the periods prior to March 18, 1994 are presented on the predecessors' basis of accounting and accordingly, are not comparable to the periods subsequent to March 18, 1994.



                                                                        FOR THE PERIODS
                                                                    -----------------------               YEARS ENDED
                                           YEARS ENDED DEC. 31,     JAN. 1 TO    MAR. 19 TO    ----------------------------------
                                           ---------------------    MAR. 18,      JUL. 1,      JUN. 30,    JUN. 28,     JUN. 27,
                                            1992          1993        1994          1994         1995        1996         1997
                                           -------       -------    ---------    ----------    --------    --------    ----------
STATEMENT OF OPERATIONS DATA:
Net sales...............................   $43,453       $44,878     $ 9,418      $ 12,723     $ 44,688    $ 80,917     $144,736
Cost of goods sold......................    35,860        36,604       7,924         9,961       34,941      62,335      107,007
Gross profit............................     7,593         8,274       1,494         2,762        9,747      18,582       37,729
Selling, general and administrative
  expenses..............................     4,057         5,076         602         1,521        4,814      10,339       15,886
Income from operations..................     3,536         3,198         892         1,241        4,933       8,243       21,843
Interest expense........................       196           160          22         1,141        4,322       5,816        8,094
Other (income) expense..................       (33)            7          45            62          234         469          646
Pre-tax income before extraordinary
  item..................................     3,373         3,031         825            38          377       1,958       13,103
Income tax provision(a).................       305           267          56            17          211         982        4,675
Income before extraordinary item........     3,068         2,764         769            21          166         976        8,428
Extraordinary item (loss)(d)............        --            --          --            --           --          --      (20,666)
Net income (loss).......................   $ 3,068       $ 2,764     $   769      $     21     $    166    $    976     $(12,238)
OTHER FINANCIAL DATA:
EBITDA(b)...............................   $ 4,204       $ 3,800     $   985      $  1,988     $  7,922    $ 14,157     $ 30,223
EBITDA margin(b)........................       9.7%          8.5%       10.5%         15.6%        17.7%       17.5%        20.9%
Depreciation and amortization...........   $   636       $   608     $   138      $    879     $  3,462    $  6,821     $  9,551
Capital expenditures....................       502         1,423         420           157          614       2,275        3,934
Cash flows:
    From operations.....................     2,181         3,512        (564)        1,147        2,354       6,568       19,459
    From investing......................    (1,295)       (1,871)        315       (45,567)        (614)    (49,522)      (6,273)
    From financing......................      (680)         (570)     (1,121)       44,465       (1,451)     43,669       (3,140)
Ratio of earnings to fixed charges(c)...      18.2x         19.9x       38.5x          1.0x         1.1x        1.3x         2.6x
Ratio of EBITDA to interest expense.....                                               1.7          1.8         2.4          3.4
BALANCE SHEET DATA:
Working capital.........................   $ 5,307       $ 6,023     $ 4,565      $  1,673     $  3,173    $ 11,660     $ 25,950
Total Assets............................    13,204        15,701      14,900        53,724       53,415     121,770      129,029
Total debt (including current
  portion)..............................     1,913         1,616         588        36,396       35,004      70,436       75,000
Stockholders' equity....................     7,565        10,086      10,855        11,521       11,687      24,162       30,397


---------------

(a)Prior to the acquisition of Tekni-Plex by the current owners, the previous owners elected to be taxed as an "S" corporation for federal income tax purposes. Accordingly, there was no provision for federal income taxes for periods prior to March 18, 1994 as such income was reported on the federal income tax returns of the shareholders.


(b) EBITDA is defined as net income before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of the Company's ability to incur and service debt. However, EBITDA should not be considered in isolation as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, this measure of EBITDA may not be comparable to similar measures reported by other companies. EBITDA margin is calculated as the ratio of EBITDA to net sales for the period. For fiscal 1996, amortization included $522 related to the write off of prior unamortized debt costs.


(c) For purposes of the ratio of earnings to fixed charges, (i) earnings are calculated as the Company's earnings before income taxes, extraordinary item and fixed charges and (ii) fixed charges include interest on all indebtedness, amortization of deferred financing costs and accretion of the warrant.



(d) Extraordinary loss resulting from the early extinguishment of debt in connection with the Transactions.

              PRO FORMA UNAUDITED CONDENSED FINANCIAL INFORMATION


     The accompanying pro forma unaudited condensed statements of operations are based upon the historical consolidated financial statements of Tekni-Plex, adjusted to give effect to the Transactions, as if the Transactions had occurred at the beginning of the period presented. The pro forma condensed statements of operations are not necessarily indicative of the results that would have been obtained if the Transactions had occurred on the dates indicated or for any future period or date. The pro forma adjustments give effect to available information and assumptions that the Company believes are reasonable. The pro forma condensed financial information should be read in conjunction with the Company's historical consolidated financial statements and notes thereto and the historical consolidated financial statements of Dolco and the notes thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


             PRO FORMA UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


                                                                   YEAR ENDED JUNE 27, 1997
                                                         --------------------------------------------
                                                                            TRANSACTION     ADJUSTED
                                                           TEKNI-PLEX       ADJUSTMENTS     PRO FORMA
                                                         --------------     -----------     ---------
Net sales..............................................     $144,736           $  --        $ 144,736
Cost of sales..........................................      107,007              --          107,007
                                                             -------                          -------
Gross profit...........................................       37,729              --           37,729
Selling, general and administrative expenses...........       15,886              --           15,886
                                                             -------         -------          -------
Income from operations.................................       21,843              --           21,843
Other expenses (income):
  Interest.............................................        8,094             762(a)         8,856
  Other................................................          646              --              646
                                                             -------         -------          -------
Income before provision for income taxes and
  extraordinary item...................................       13,103            (762)          12,341
Provision for income taxes.............................        4,675            (290)(b)        4,385
                                                             -------         -------          -------
Income before extraordinary item.......................     $  8,428           $(472)       $   7,956
Extraordinary item (loss)..............................      (20,666)             --          (20,666)
                                                             -------         -------          -------
          Net income (loss)............................     $(12,238)          $(472)       $ (12,710)
                                                             =======         =======          =======


---------------

    Adjustments to reflect the Transaction, as if it had occurred as of June 29, 1996, are to record the following:



    (a) The pro forma adjustments to interest expense for the period June 29, 1996 through April 3, 1997 reflect the following:



                                                                                                YEAR ENDED
                                                                                               JUNE 27, 1997
                                                                                            -------------------
      Existing Credit Facility..........................................................          $(3,265)
      Existing senior subordinated notes................................................           (2,160)
      Amortization of existing deferred financing costs and warrants....................             (447)
      Interest expense on the Notes at a rate of 11.25%.................................            6,329
      Interest expense on the New Credit Facility at an assumed rate of 7.5%............               --
      Amortization of estimated net deferred financing costs............................              305
                                                                                             ------------
                                                                                                  $   762
                                                                                             ============



    (b) The tax benefit of $290 for the year ended June 27, 1997, on adjustment
        (a), calculated at the Company's marginal effective tax rate of 38%.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

COMPARABILITY OF PERIODS


     Financial results for the year ended June 27, 1997 are not fully comparable to the year ended June 28, 1996, and financial results for the year ended June 28, 1996 are not fully comparable to the year ended June 30, 1995, because of the acquisition of Flemington on December 22, 1995 (although the Company does not consider this acquisition in itself to be substantial in the overall context) and the acquisition of Dolco on February 21, 1996.


RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Historical Financial Information" and the Financial Statements included elsewhere in this Prospectus. The following table sets forth, for the periods indicated, selected operating data as a percentage of net sales.

                         SELECTED FINANCIAL INFORMATION
                           (PERCENTAGE OF NET SALES)


                                                                           YEARS ENDED
                                                              --------------------------------------
                                                              JUNE 30,       JUNE 28,       JUNE 27,
                                                                1995           1996           1997
                                                              --------       --------       --------
Net sales..................................................     100.0%         100.0%         100.0%
Cost of sales..............................................      78.2           77.0           73.9
Gross profit...............................................      21.8           23.0           26.1
Selling, general and administrative expenses...............      10.8           12.8           11.0
Income from operations.....................................      11.0           10.2           15.1
Interest expense...........................................       9.7            7.2            5.6
Provision for income taxes.................................       0.5            1.2            3.2
Income before extraordinary item...........................       0.4            1.2            5.8
Extraordinary item (loss)..................................        --             --         (14.3)
Net income (loss)..........................................       0.4            1.2           (8.5)
Depreciation and amortization..............................       7.7            8.4            6.6
EBITDA(a)..................................................      17.7           17.5           20.9


---------------
(a) EBITDA is defined as net income before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDA should not be considered in isolation as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity. In addition, this measure of EBITDA may not be comparable to similar measures reported by other companies.


YEAR ENDED JUNE 27, 1997 COMPARED TO YEAR ENDED JUNE 28, 1996



     Net Sales for the year ended June 27, 1997 were $144.7 million, a 78.9% increase over net sales of $80.9 million for the year ended June 28, 1996. The increase was due primarily to the acquisition of Dolco in February 1996, which accounted for $55.2 million, and to a much lesser extent to the acquisition of Flemington in December 1995. The level of growth for the year ended June 27, 1997, is not necessarily indicative of future operations.



     Cost of sales increased to $107.0 million for the year ended June 27, 1997, of which the Dolco operation accounted for $40.3 million of such increase, from $62.3 million for the same period in 1996. Expressed as a percentage of net sales, cost of sales improved to 73.9% for the year ended June 27, 1997 from 77.0% for the same period in 1996. The decline in cost of sales as a percentage of net sales was due primarily to a decline in raw material costs resulting from improved market conditions and the increased purchasing power of the

Company. This level of increase in costs and decrease as a percent of sales may not be indicative of future operations.


     Gross profit, as a result, increased to $37.7 million or 26.1% of net sales for the year ended June 27, 1997, from $18.6 million or 23.0% of net sales for the same period in 1996.



     Selling, general and administrative expenses increased to $15.9 million or 11.0% of net sales for the year ended June 27, 1997, from $10.3 million or 12.8% of net sales for the same period in 1996. Selling, general and administrative expenses decreased as a percentage of net sales due primarily to the acquisition of Dolco with no relatively comparable increase in the general and administrative staff of the Company. See also note 9 to the financial statements of the Company regarding stock options.



     Income from operations increased to $21.8 million or 15.1% of net sales for the year ended June 27, 1997, from $8.2 million or 10.2% of net sales for the same period in 1996, for the reasons stated above.



     Interest expense increased to $8.1 million or 5.6% of net sales for the year ended June 27, 1997, from $5.8 million or 7.2% of net sales for the same period in 1996 due primarily to increased borrowings related to the Dolco acquisition which accounted for an increase of $2.4 million. Expressed as a percentage of net sales, interest expense for the 1997 period fell to 5.6% from 7.2% for the 1996 period as a result of the decreasing debt as a percentage of net sales following the Dolco and Flemington acquisitions.



     Provision for income taxes increased to $4.7 million or 3.2% of net sales for the year ended June 27, 1997, from $1.0 million or 1.2% of net sales for the same period in 1996. The Company's effective tax rate was 36% for the year ended June 27, 1997. The decrease from the Company's expected rate of 38% was a result of the realization of certain state tax benefits.



     Income before extraordinary item increased to $8.4 million or 5.8% of net sales for the year ended June 27, 1997, from $1.0 million or 1.2% of net sales for the same period in 1996, for the reasons discussed above.



     Extraordinary loss on early extinguishment of debt. On April 4, 1997, the Company issued $75.0 million of the Notes. Interest on the Notes is payable semi-annually. The Company also received approximately $18.4 million in additional capital contribution. These proceeds were used to repay the balance of $36.8 million on the Existing Credit Facility, repay the then existing senior subordinated notes for $25.2 million, including a prepayment penalty of $1.2 million, and repurchase the redeemable warrants for $20.0 million. These transactions resulted in an extraordinary loss of $20.7 million for the year ended June 27, 1997. The extraordinary loss comprised of (i) the prepayment penalty of $1.2 million and the write-off of deferred financing costs and debt discount of $3.4 million, net of the combined tax benefit of $1.8 million, and
(ii) the loss of the repurchase of the warrant of $17.8 million.



     Net income (loss) decreased to a loss of $12.2 million or 8.5% of net sales for the year ended June 27, 1997 from a net income of $1.0 million or 1.2% of net sales for the same period in 1996, for the reasons discussed above.



     Depreciation and amortization increased to $9.6 million or 6.6% of net sales for the year ended June 27, 1997 from $6.8 million or 8.4% of net sales for the same period in 1996. The increase in depreciation and amortization is due to the acquisition of Dolco which represented $4.0 million of depreciation and amortization.



     EBITDA increased to $30.2 million or 20.9% of net sales for the year ended June 27, 1997, from $14.2 million or 17.5% of net sales or the same period in 1996, for the reasons stated above.


YEAR ENDED JUNE 28, 1996 COMPARED TO YEAR ENDED JUNE 30, 1995

     Net sales increased to $80.9 million in fiscal year 1996, representing an increase of $36.2 million or 81.1% over net sales of $44.7 million in fiscal year 1995. The increase in net sales was primarily the effect of four full months of Dolco results.

     Cost of sales increased to $62.3 million in fiscal year 1996 from $34.9 million in fiscal year 1995, primarily due to the acquisitions. However, when expressed as a percent of net sales, cost of sales decreased to 77.0% for fiscal year 1996 from 78.2% for fiscal year 1995. The decline in cost of sales as a percentage of net sales was due primarily to the increased purchasing power of the Company and reductions in manufacturing overhead as a result of the Dolco acquisition.

     Gross profit, as a result, increased to $18.6 million or 23.0% of net sales in fiscal year 1996 from $9.7 million or 21.8% of net sales in fiscal year 1995.

     Selling, general and administrative expenses increased to $10.3 million or 12.8% of net sales in fiscal year 1996, from $4.8 million or 10.8% of net sales in fiscal year 1995. The increase in selling, general and administrative expenses was due primarily to the Dolco acquisition. The increase in selling, general and administrative expenses as a percentage of net sales was due to the to the historically higher selling, general and administrative expenses as a percentage of net sales in the Dolco operation.

     Income from operations increased to $8.2 million or 10.2% of net sales in fiscal year 1996 from $4.9 million or 11.0% of net sales for the same period in 1995. As a percentage of net sales, the increase in gross profit was more than offset by the increase in selling, general and administrative expenses.

     Interest expense increased to $5.8 million or 7.2% of net sales in fiscal year 1996, from $4.3 million or 9.7% of net sales in fiscal year 1995 due primarily to an increase in borrowings related to the Dolco acquisition. The lower percentage of net sales for 1996 interest expenses reflects the decreasing debt as a percentage of net sales following the Dolco acquisition.

     Provision for income taxes increased to $1.0 million and an effective tax rate of 50.2% in fiscal year 1996, from $0.2 million and an effective tax rate of 56.0% in fiscal year 1995. The effective tax rate is higher than the Company's expected rate of 38% due to certain state and local taxes incurred which relate to prior periods in both fiscal years.

     Net income increased to $1.0 million or 1.2% of net sales in fiscal year 1996 from $0.2 million or 0.4% of net sales in fiscal year 1995, for the reasons discussed above.

     Depreciation and amortization increased to $6.8 million or 8.4% of net sales for the year ended June 28, 1996 from $3.5 million or 7.7% of net sales for the same period in 1995. The increase in depreciation and amortization is due to the acquisition of Dolco.

     EBITDA increased to $14.2 million or 17.5% of net sales in fiscal year 1996 from $7.9 million or 17.7% of net sales for fiscal year 1995, for the reasons stated above.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's principal sources of funds since March 1994 consisted of cash from operations and financing sources. For the year ended June 27, 1997, net cash provided by operating activities was $19.5 million compared to net cash provided by operating activities of $6.6 million for the year ended June 28, 1996, and $2.4 million for the year ended June 30, 1995.



     Working capital at June 27, 1997 was $25.9 million compared to $11.7 million at June 28, 1996 and $3.2 million at June 30, 1995. The increase in working capital at June 27, 1997 was due primarily to a higher cash balance and elimination of the current portion of long term debt. The increase in working capital at June 28, 1996 compared to the prior fiscal year end was due primarily to the effects of the Dolco acquisition. The Company has managed its growth in working capital through a combination of operating cash flow and borrowings under the Existing Credit Facility (as defined).



     On May 8, 1997, the Company entered into the New Credit Facility, and the Company has terminated the Existing Credit Facility. See "Use of Proceeds." The New Credit Facility includes various covenants including, but not limited to, the maintenance of a minimum net worth of $22 million plus 75% of net income after June 27, 1997, a minimum EBITDA of $24 million, a ratio of EBITDA to interest expense of 2:1 (increasing over time) or greater, and a ratio of debt to EDITDA of 5:1 (decreasing over time) or less. See "Description of New Credit Facility." Also see "Description of Exchange Notes -- Covenants -- Limitation on Indebtedness" for a description of an incurrence test ratio of EBITDA to interest expense of 2:1. As of June 27, 1997, there was no outstanding balance under the New Credit Facility. Annual debt service on the

Notes will be $8.6 million. If the Company were to draw the entire $75.0 million available under the New Credit Facility, annual debt service would increase by approximately $6.4 million assuming a fixed interest rate of 8.5%.


     The Company's capital expenditures for the years ended June 30, 1995, June 28, 1996 and June 27, 1997 were $0.6 million, $2.3 million and $3.9 million, respectively. Management expects that annual capital expenditures will increase from historical levels during the next few years as the Company makes improvements needed to address air emissions at three of the Company's manufacturing facilities, and as the Company pursues new development and cost-reduction opportunities. Management has identified potential capital investment opportunities of approximately $5.0 million for fiscal year 1998 in addition to approximately $3.0 million of non-discretionary capital expenditures anticipated during such period.


     Apart from acquisitions, the Company's principal uses of cash for the next several years will be debt service, capital expenditures and working capital requirements. Management believes that cash generated from operations plus funds from the current credit facilities will be sufficient to meet the Company's expected debt service requirements, planned capital expenditures, and operating needs. However, there can be no assurance that sufficient funds will be available from operations or borrowings under the New Credit Facility to meet the Company's cash needs to the extent management anticipates. The reduction in debt service requirements resulting from the Transactions will provide the Company with increased flexibility to make capital expenditures that management believes will provide an attractive return on investment.

     Part of the Company's strategy is to explore possible future acquisitions. Under the New Credit Facility, the Company will be able to borrow initially up to $50 million for use in possible acquisitions, with an additional $25 million upon approval of the lenders thereunder. To the extent the Company pursues future acquisitions, the Company may be required to obtain additional financing. There can be no assurance that it will be able to obtain such financing in amounts and on terms acceptable to it.

NEW ACCOUNTING PRONOUNCEMENT


     In June 1997, SFAS 130, Reporting Comprehensive Income, and SFAS 131, Disclosures about Segments of an Enterprise and Related Information, were issued. SFAS 130 addresses standards for reporting and display of comprehensive income and its components, and SFAS 131 requires disclosure of reportable operating segments. Both statements are effective for the Company's 1999 fiscal year. The Company will be reviewing these pronouncements to determine their applicability to the Company, if any.


SEASONALITY

     Although certain different product lines of the Company experience some seasonality, their effects are generally offsetting, and the Company overall has not experienced any material seasonality in the periods reflected herein.

EFFECTS OF INFLATION

     The Company believes that inflation has not significantly affected its results of operation in the periods reflected herein.

                                    INDUSTRY

     The packaging industry in the United States has overall annual sales of over $70 billion with growth prospects in line with Gross Domestic Product ("GDP"). The stability of the packaging industry through economic cycles results from its central role in the distribution of basic consumer items such as food, beverages, personal care products, and pharmaceuticals. The industry as a whole has very diverse products.

     A packaging customer's product choice criteria can be grouped into a small number of categories: overall cost, physical characteristics of the product being packaged, physical characteristics of the packaging itself, and consumer preferences. The industry can be broken down into the following seven segments: flexible and semi-rigid packaging, plastic bottles, metal cans, glass containers, paper-corrugated, paper-folding, and closures. Several of the market segments, including the flexible and semi-rigid segment, are highly fragmented and are undergoing consolidations. The Company competes within the flexible and semi-rigid segment of the packaging industry which accounts for nearly $15 billion or approximately 20% of total annual industry revenues.

FLEXIBLE AND SEMI-RIGID PACKAGING

     The Company believes the flexible and semi-rigid packaging segment is growing at a higher rate than GDP, driven by both favorable economic factors and environmental issues. The Company believes that the plastics area of this segment, which includes most of the Company's products, is growing at a faster rate than the non-plastics areas because of the generally lower package cost and broader range of functional characteristics of plastic packaging. The Company believes that the technologies used to manufacture plastic packaging materials continue to develop at a faster pace than those used in the more mature paper, glass, and metal segments.

     Source reduction in packaging is a growing focus of environmental conservation. The term "source reduction" refers to the idea of accomplishing requisite packaging functions with a minimum of packaging materials. By using less material to perform the packaging function, the minimum environmental impact is achieved: greater conservation of the Earth's resources, lower energy usage in both the production of packaging materials and product distribution costs, and fewer disposal issues. The Company believes that the flexible and semi-rigid segment of the packaging industry consistently provides the materials of choice from a source reduction viewpoint.

     Much of the growth in the flexible and semi-rigid packaging segment of the industry has come at the expense of the more mature metal, glass, and paper-folding segments. The Company believes that this growth results from flexible and semi-rigid materials generally offering a lower cost packaging alternative to the more mature materials. The Company believes that the sheer diversity of product offerings within the flexible and semi-rigid segment allows the fine-tuning of materials to meet the customer's needs for product protection (shelf-life), and marketing impact (customized graphics and package shape) at the lowest cost.

     The Company's products grouped by end-use are discussed below:

     High-barrier blister materials. Transparent, high-barrier blister packaging is primarily used to protect ethical drugs from moisture vapor infiltration or desiccation. Blister packaging is the preferred packaging form when dispenser handling can affect shelf life or drug efficacy, or when unit dose packaging is needed. Unit dose packaging is being used to improve patient compliance with regard to dosage regimen, and has been identified as the packaging form of choice in addressing child safety aspects of drug packaging. The advantages of transparent blisters, as opposed to opaque foil-based materials, include the ability to visually inspect the contents of the blister and to present the product with maximum confidence.

     Closure liner materials. Closure liners perfect the seal between a container and its closure, for example, between a bottle and its cap. The liner material has become an integral part of the container/closure package. Without the gasketing effect of the liner, most container/closure packages would not be secure enough to protect the contents from contamination or loss of freshness. The Company manufacturers a broad line of closure liner materials including some of the most innovative structures available for tamper protection and special barrier applications.

     Foamed polystyrene packaging. Foamed polystyrene packaging has been the material of choice for food packaging cartons and trays for many years. In terms of economic and functional characteristics, foamed polystyrene products offer a combination of high strength, minimum material content and superior moisture barrier performance. Foamed polystyrene products also offer greater dimensional consistency that enhances the high speed mechanical feeding of cartons and trays into automated package filling operations.

     Entry barriers for the Company's pharmaceutical packaging products are high due to the lengthy and stringent approval process employed by the FDA. Approval requires that the drug be tested while packaged in the same packaging materials intended for commercial use, so that changing materials after approval risks renewed scrutiny by the FDA. Also, the high manufacturing and audit compliance standards imposed by the pharmaceutical companies on their suppliers provide a significant barrier to entry. There are significant disincentives for new competitors to the Company's egg packaging products including (i) high capital costs, including high opportunity costs associated with switching assets presently dedicated to other uses to egg carton production; (ii) the high level of technical competence required for the associated manufacturing processes; and
(iii) the high cost of meeting required customer order response times in a job-shop environment.

                                    BUSINESS

GENERAL

     The Company designs, manufactures and markets packaging materials primarily for the pharmaceutical and food industries. The Flexible Packaging Group sells primarily flexible packaging materials to customers including pharmaceutical companies. The Company is the market leader for clear, high-barrier laminations for pharmaceutical blister packaging and the Company believes, based upon its knowledge and experience in the industry, that it has a greater than 90% share of the market for such products. These packaging materials are used for fast-acting pharmaceuticals that are generally highly reactive to moisture. The Foam Products Group sells primarily foamed polystyrene packaging products such as egg cartons and processor trays to the poultry and meat industries. The Company believes, based upon its knowledge and experience in the industry, that it produces in execss of 80% of all foam egg cartons and has approximately 40% of the egg carton market. The Company has also built a strong presence in the processor tray market, where it believes, based upon its knowledge and experience in the industry, that it has an estimated share of greater than 20%.

     The management of the Company focuses on organizational development, imparting a results-oriented culture to all areas of its businesses. Management seeks and implements continual product and process improvements to produce higher quality products, improve efficiencies, reduce labor and material costs, and create differentiated products and product line extensions. The Company has also expanded its product offerings by acquiring synergistic packaging companies and has significantly reduced costs through product line rationalization and re-negotiation of supplier agreements. Management believes that this focus will continue with respect to the Company's on-going business and will be the basis for successfully integrating future acquisitions.


     Since its acquisition by the current owners, the Company has achieved significant improvements in profitability. For the year ended June 27, 1997, the Company had revenues of $144.7 million, income before extraordinary item of $8.4 million and EBITDA of $30.2 million for an EBITDA margin of 20.9%, compared with revenues of $44.9 million, net income of $2.8 million and EBITDA of $3.8 million for an EBITDA margin of 8.5% for the year ended December 31, 1993. "EBITDA" is defined as net income before interest, income taxes, depreciation and amortization. "EBITDA margin" is calculated as the ratio of EBITDA to net sales for the period.


COMPANY HISTORY

     Tekni-Plex was founded as a Delaware corporation in 1967 to acquire the General Felt Products division of Standard Packaging Corporation. The Company, then located in Brooklyn, New York, built a reputation for solving difficult packaging problems and providing customers with high quality, advanced packaging materials. In 1970, the Company built an additional manufacturing facility in Somerville, New Jersey, diversifying into the business of producing polystyrene foam trays for the poultry processing industry. The Somerville facility serves as the current headquarters of the Company.

  1994 -- Acquisition by the Current Owner

     In March 1994, Tekni-Plex was acquired by its current controlling shareholder, and Dr. F. Patrick Smith was appointed its Chief Executive Officer. Mr. Kenneth W.R. Baker, the current Chief Operating Officer, was appointed in April 1994. At that time, the principal product lines in the Flexible Packaging Group consisted of clear, high-barrier laminations for pharmaceutical blister packaging, and closure (bottle cap) liners, primarily for pharmaceutical end-uses. The principal product lines in the Foam Products Group consisted of padded and unpadded foam processor trays primarily for the poultry industry.

     At the time of the 1994 acquisition, the current management was faced with three distinctly different situations in Tekni-Plex's three primary product lines: (i) the clear, high-barrier blister packaging product line, produced in Somerville, had achieved good operating margins, but, because it was limited to a relatively narrow (but important) range of performance characteristics, it was not positioned to take full advantage of the trends in new drug development in the pharmaceutical industry; (ii) the closure liner products, produced in the Brooklyn plant, had consistently generated operating losses; and (iii) the foam processor tray market had become intensely competitive as to price and Tekni-Plex's heavy duty products were too costly and thus ill-suited to compete in this environment.

     In the ensuing months, management changed the Company's culture into a focused, results-oriented, professional organization capable of managing change and addressed each of the strategic issues facing the principal product lines as follows:

          Clear, high-barrier laminations. New lines of clear, high-barrier laminations were developed that extended the range of pharmaceutical packaging applications and laid the groundwork for future sales growth. By working with suppliers and reorganizing and improving the production scheduling function, management substantially reduced order lead times. In addition, production waste was reduced and productivity was improved.

          Closure liner products. In the Brooklyn operation, management developed and implemented an item-specific, customer-specific-product costing system. Once the true costs of the 600-plus basic items were understood, a rational pricing policy was established. As a result, unprofitable products were pared, simplifying the operation and allowing further improvements in productivity as well as reduced waste. After five consecutive years of negative cash flow prior to the 1994 acquisition, management believed that it had turned around the Brooklyn operation so that it could sustain on-going positive profit contributions. Nonetheless, within 16 months the Brooklyn operation was moved and consolidated into the Flemington operation for further efficiencies, as described below.

          Foam processor trays. The foam processor tray operation was reorganized, primarily to establish a clear delineation of responsibilities. More cost-effective supply agreements were negotiated. A new line of material-efficient products was introduced with increased strength and lower production costs, allowing the Company to participate in the price competitive market place. The manufacturing operation was reconfigured to improve material flows, and focus was brought to bear on the padding operations to reduce waste and inefficiency.

  1995 -- Flemington Acquisition

     In December 1995, Tekni-Plex acquired the Flemington, New Jersey, plant and business of Hargro for approximately $7.5 million. The Flemington plant utilizes lamination and coating technology to produce packaging materials for: (i) pharmaceutical products (transdermal patches, sutures, iodine and alcohol swabs, aspirin and other physician samples); (ii) electronics and telecommunications products (optical fiber and conventional cable shielding, transformer and ballast insulation); (iii) industrial products (photographic and automotive); and (iv) food products (snack foods, dry powders). Management believed that the Flemington acquisition offered significant benefits by providing a modern facility that increased capacity and removed physical limitations associated with the older Brooklyn plant, adding new technologies complimentary to Tekni-Plex's then existing capabilities, and avoiding capital expenditures for environmental compliance that would have been required at the Brooklyn plant.

     Following the Flemington acquisition, management implemented a number of changes: (i) the salaried workforce was reorganized to establish a clear delineation of responsibilities; (ii) pricing changes were implemented that resulted in the paring of unprofitable products with the associated labor and overhead being eliminated; and (iii) needed capital improvements were made.

     The Company relocated the Brooklyn equipment, personnel and business into the Flemington facility during the quarter ending in June 1996, which was concurrent with the expiration of the Brooklyn lease. The modern design and layout of the Flemington plant lowered manufacturing waste levels and reduced labor requirements in the production of closure liners. Having similar technologies under one roof led to improved efficiencies as each group learned the subtle enhancements developed over the years by the other. The merged operations benefitted from new economies of scale. The result has been a combined operation with considerably higher efficiencies and lower costs than the sum of the stand-alone operations.

  1996 -- Dolco Acquisition

     In February 1996, as Tekni-Plex was integrating the Flemington acquisition from eight weeks earlier, it completed its acquisition of Dolco, a publicly-traded $81 million foam products company which at the time was nearly twice the size of Tekni-Plex. Dolco had been in the business of producing foam packaging products since the 1960s and had attained the leading share of foam egg carton sales in the United States. While Dolco had continued to address changing market needs by, for example, introducing the use of post-consumer recycled materials into its products, and had produced calendar year 1995 net income of $6.8 million and EBITDA of approximately $8.7 million, the Company believed it was under-performing financially.

     Following the acquisition, management closed Dolco's headquarters in California and absorbed the requisite functions into the Company. The Dolco research and development facility in Lawrenceville, Georgia, was also closed and, in part, moved to the nearby Dolco plant also in Lawrenceville. Dolco's operations in Wenatchee (Washington), Dallas and Lawrenceville were reorganized. Management negotiated more favorable material supply agreements, instituted pricing policies consistent with those of the Company, and devised strategies to address the environmental issues facing the Company. In August 1997, Dolco, which was then a wholly owned subsidiary of Tekni-Plex, was merged into Tekni-Plex.

COMPETITIVE STRENGTHS

     The Company believes that its competitive strengths include:

     - Producer of high quality, technically sophisticated products. The Company believes, based upon its knowledge and experience in the industry, that it has a long-standing reputation as a manufacturer of high-quality, high performance primary packaging products (where the packaging material comes into direct contact with the end-product). The Company's emphasis on quality is evidenced by its product lines which address the high-end of their respective markets. The Company primarily competes in technically sophisticated areas such as the high-barrier pharmaceutical blister packaging market where high performance characteristics are required due to the sensitive nature of the product. A significant portion of the Company's processor tray product line is aimed at the high-performance segment of the processor tray market where strength and durability are essential due to the high speed, automated machinery used by the processors. As the leading supplier of foam egg cartons, the Company produces a high quality product with superior performance characteristics compared to competitive offerings.


     - Cost efficient producer. The Company continually focuses on improving underlying operations and reducing costs. Since the 1994 acquisition, current management has improved the Company's cost structure from an EBITDA margin (as defined) of 8.5% and income before income taxes as a percent of sales of 6.8% on sales of $44.9 million for the year ended December 31, 1993 to an EBITDA margin (as defined) of 20.9% and income before income taxes and extraordinary item as a percent of sales of 9.1% on sales of $144.7 million for the year ended June 27, 1997.


     - Experienced management team. The current management team has been successful in selecting and integrating strategic acquisitions and in improving underlying business fundamentals in the regular course of business. Members of the management team have worked together in the packaging industry for many years and have a strong track record. Together, they have integrated acquisitions, effected turnarounds, provided strategic direction and leadership, increased sales and market share, improved manufacturing efficiencies and productivity, and developed new technologies to enhance the competitive strengths of the companies they have managed. See "Management."

     - Strong market share in core businesses. The Company has a strong market presence in most of its core product lines. The Company believes that it produces in excess of 80% of all foam egg cartons and has approximately 40% of the overall egg carton market which is split approximately equally between foam and pulp-based products. The Company believes that it has an estimated greater than 90% share of the market for clear, high-barrier laminations for pharmaceutical blister packaging. The Company has also built a strong presence in the processor tray market where it believes that it has an estimated share of greater than 20%.

     - Successful integration of acquisitions. The Company has a strong track record of identifying and integrating both small and large acquisitions. After significantly improving the business of Tekni-Plex following the 1994 acquisition, management successfully integrated both the Flemington and Dolco operations, the latter being a public company then nearly twice the Company's size. During the same period, the Brooklyn and Flemington operations were merged, substantially improving production efficiencies and reducing waste.

     - Strong customer relationships. The Company has long-standing relationships with many of its customers. The Company estimates the average tenure among the Company's top ten customers at more than 14 years. The Company attributes its long relationships with its customers to the ability to consistently manufacture high quality products and to consistently provide a superior level of customer service. The Company routinely wins recognition for its superior products and customer service including a recent Outstanding Supplier Award from Pharmacia & Upjohn, and an Outstanding Quality Award from Abbott Laboratories.

BUSINESS STRATEGY

     The Company seeks to maximize its growth and profitability and take advantage of its competitive strengths by pursuing the following business strategy:

     - Ongoing cost reduction through technical process improvement. The Company has an ongoing program to improve manufacturing and other processes in order to drive down costs. Examples of cost improvement programs include: (i) material and energy conservation through enhanced process controls; (ii) reduction in machine set-up time through the use of proprietary technology; (iii) continual product line rationalization; and (iv) development of backward integration opportunities.

     - Growth through acquisitions. The Company believes that there is a significant opportunity to consolidate the highly fragmented packaging industry in the United States. The Company makes acquisitions based on the following factors: (i) the Company seeks to acquire product lines which logically extend its presence in the markets it currently serves, thereby enhancing the Company's value to its customers; (ii) the Company seeks add-on acquisitions which increase its market share in a particular product line, thereby providing opportunity to gain economies of scale and reduce costs; (iii) the Company seeks opportunities for technology sharing where acquired and existing operations are enhanced by combining and sharing complementary technologies; and (iv) the Company seeks acquisitions that provide opportunity for synergistic cost reduction due to duplication of effort and acquisitions where imparting the Company's focused, results-oriented culture will lead to enhanced operating results.

     - Internal growth through product line extension and improvement. The Company continually seeks to improve and extend its product lines and leverage its existing technological capabilities in order to increase market share and improve profitability. Before 1994, the Company's line of pharmaceutical blister laminations addressed a relatively small (although important) range of performance requirements, namely the high-barrier segment of the market. New products developed since that time have extended the Company's offerings to include the ultra-high barrier segment (previously confined to foil-based products) and the low-to-medium barrier segment (previously confined to solution-coated products). In addition, the Company believes that it has a significant opportunity to increase sales of its foamed polystyrene packaging products by focusing on incremental improvements to these products. The Company's strategy is to emphasize its expertise in providing primary packaging materials with specific high performance characteristics through the use of various plastic materials (and combinations thereof) and proprietary production process techniques.

     - Growth through international expansion. The Company currently exports approximately ten percent of its pharmaceutical packaging sales. Given the Company's reputation, its recently expanded product line, and the multi-national nature of many of its customers, the Company believes there is significant opportunity to expand international sales. Accordingly, the Company has hired an international sales manager who has significant experience in selling to the international pharmaceutical industry. The Company has also begun to set up a network of agents in various international markets.

PRODUCTS

  Certain Classes of Products


     Sales of multi-material products (which are mostly laminated and/or coated products) accounted for approximately 31% of the net sales of the Company in fiscal year 1997, 48% in fiscal year 1996, and 69% in fiscal year 1995. Sales of single-material products accounted for approximately 69% of the net sales of the Company in fiscal year 1997, 52% in fiscal year 1996, and 31% in fiscal year 1995. The decrease in the percentage of multi-material products, and the corresponding increase in the percentage of single-material products, was due primarily to the acquisition of Dolco which sold primarily single-material products.


  Flexible Packaging Group

     The Flexible Packaging Group sells printed and unprinted multi-layer constructions of plastic, paper and metal films and sheets combined with layers of other materials for particular purposes, with emphasis on pharmaceutical and food applications. Most of these products fall under the multi-material class of products. The principal product lines in this group are clear, high-barrier laminations for pharmaceutical blister packaging, and closure (bottle cap) liner products primarily for pharmaceutical end-uses.

     The Company's line of pharmaceutical-grade, clear, high-barrier (to moisture transmission) laminations are high quality, proprietary products which have superior clarity and moisture-barrier characteristics. Manufacture of these products uses proprietary adhesive technology to laminate Aclar(R) films, a material that does not lend itself easily to adhesion onto other plastic films and sheets.

     The Company has a broad range of closure liner products currently available in the marketplace. The Company's major closure liner products include PS22 (a pressure sensitive coated polystyrene foam generally used for ethical drugs and vitamins), VapoSeal(R) (vinyl coated aluminum foil used for highly hygroscopic products such as antacid), Heat Sealable Innerseals (high-barrier seals for highly-sensitive products), and Tekniseal(R) 33 (extruded polyethylene liner used generally as a backing for aqueous applications).

     Before 1994, the Company's line of blister laminations addressed a relatively small (although important) range of performance requirements, namely, the high-barrier category. New products developed since the 1994 acquisition have extended the Company's offerings to include the ultra-high barrier category, previously confined to foil-based (non-transparent) products, and the low-to-medium barrier category, previously confined to solution-coated products (as opposed to laminated products). The Flemington acquisition added strategically important new pharmaceutical products to the Company's line for the packaging of transdermal patches, sutures, iodine and alcohol swabs, aspirin and other physician samples. In addition, the Company manufactures food packaging laminations, optical fiber cable shielding materials, specialty wire and cable wrap, electrical laminates, and other specialty coating laminates for industrial applications.

  Foam Products Group

     The Foam Products Group sells a wide variety of foamed polystyrene products, including egg packaging, processor trays for the poultry, pork and sausage industries, apple packaging, mushroom tills, containers for food products and baked goods, supermarket meat trays, disposable plates, and hinged-lid containers for the foodservice industry. These products are primarily used for the sale of food items and are designed for protection, freshness, insulation, sanitation, and merchandising impact. Some of the foam products are further laminated and/or coated with other materials prior to being sold to customers and therefore fall under the multi-material class of products.


     The principal product lines in this group are egg cartons and processor trays. These products may be printed, embossed or laminated to meet customer specifications. Egg packaging is almost always printed in multiple colors. By utilizing both the inside and the outside surfaces of the egg cartons the maximum amount of space can be made available for each customer's unique advertising requirements. Processor trays are most often sold with an absorbent pad fixed to the tray bottom. The trays and pads are generally designed to the customer's specifications to meet functionality requirements.

     The Company (and through its former subsidiary, Dolco) is the leading manufacturer of foam egg packaging products. The precise dimensions of polystyrene foam cartons lend themselves to automated, high-speed, machine dispensing systems used in the egg packing industry. The Company has been the innovator of new packaging concepts and designs and was the first to manufacture foam egg cartons in eight, twelve, and eighteen egg configurations. In addition, the Company was the first to manufacture and sell foam egg cartons with post-consumer recycle content with the approval of the FDA.

     Processor trays require greater dimensional consistency, strength and higher resiliency than trays used by supermarkets because of their use in high-speed automated poultry and meat packaging machines and because of handling during shipping. The Company's processor trays are widely recognized for their high performance qualities. Since the 1994 acquisition, the Company, through proprietary technological advances, has developed a new line of products that have a lower density of polystyrene foam but still meet all customer requirements for strength and durability.

SALES, MARKETING AND CUSTOMERS


     As of June 27, 1997, the Company had a sales team comprised of 41 people, covering both domestic and international sales. There were 14 salespeople in the Flexible Packaging Group and 27 in the Foam Products Group. The Company believes it has earned a solid reputation with its customers for high quality service. The Company engages in various marketing activities such as participation in trade shows, mailings of samples, direct calls to potential customers and advertising. The Company is currently developing its own web-site on the internet.


     The Company's high-barrier, blister laminations are sold directly to the major pharmaceutical companies (or their designated contract packagers), while closure liners are sold to the closure (bottle cap) producers who, in turn, supply these same pharmaceutical companies.

     Distribution is accomplished from the manufacturing locations to the customers via common carrier and/or customer pick up. In the Foam Products Group, most sales are in full truckload quantities.

     The Company has begun to market its full pharmaceutical product line directly on a worldwide basis and is assembling a global network of sales personnel (both direct and outside manufacturer's representatives).

     The Company's customer base includes most of the major pharmaceutical manufacturers, most of the egg packagers (including those owned by egg retailers) and many of the poultry processors. Overall customer concentration is low with the largest single customer accounting for less than six percent of total sales and the top ten customers generating approximately 25% of sales.

MANUFACTURING

  Laminations and Coatings

     The Company manufactures primary flexible packaging materials in two locations: Somerville, New Jersey, and Flemington, New Jersey. Both locations have thermal oxidation devices that provide the controls necessary to meet clean air emissions standards.

     The manufacturing processes involve laminating, coating, printing and slitting. Raw materials used include plastic films, metal foils, plastic resins, paper, adhesives, inks and coatings. The Company has what it considers to be numerous proprietary methods and formulations that are used to produce a wide variety of multi-layer heterogeneous structures. These structures have specific sets of functional properties suited for specific packaging end uses.

     The packaging materials for pharmaceutical applications require special documentation of material sources and uses within the manufacturing process as well as heightened quality assurance measures. See "-- Competition."

  Foam Products

     The Company manufactures foamed polystyrene packaging and foodservice products in five locations: Somerville, Wenatchee (Washington), Decatur (Indiana), Dallas (Texas) and Lawrenceville (Georgia).

     The manufacturing processes include foam extrusion, thermoforming, printing and application of absorbent padding. Raw materials used are polystyrene, blowing agents, color concentrates, inks, tray padding materials and plastic bags. The beginning step of the manufacturing process is foam extrusion. Solid plastic pellets are introduced into an extrusion line along with a blowing agent and a foamed sheet is generated in roll form. The rolls of foam sheet are then held for a minimum period to allow for equilibration of the plastic and the blowing agent, and are then thermoformed into various shapes using heat and pressure. Upon exiting the thermoforming process, the formed articles are trimmed out of the sheet to become individual products. Post thermoforming processes can include printing or the application of an absorbent pad to a tray article.

RAW MATERIALS

     Polystyrene resin is the Company's largest single raw material component, accounting for about one-third of total raw material costs. The Company purchases polystyrene resin from several of the top suppliers. Aclar(R), a specialty film material produced by Allied Signal and used in high barrier laminations, is the second largest material component, accounting for roughly about one-sixth of total material costs. Allied Signal is currently the sole manufacturer and supplier of Aclar(R) films.

     Historically, the Company has been able to pass through substantially all of the price increases in raw materials to its customers. For example, over the 18 month period from January 1994 to June 1995, polystyrene prices rose by a total of approximately 49%. Over that same period, the Company's gross margin, expressed as a percentage of sales, rose from 18.4% to 21.8%. However, there can be no assurance that the Company will be able to pass on raw material price increases in the future.

PROPRIETARY TECHNOLOGY AND TRADEMARKS

     The Company safeguards its proprietary technology through the filing and registering of patents and trademarks, the use of confidentiality agreements, and by restricting access to its plants. The Company does not consider its patents and trademarks material to its operations.

COMPETITION

  Flexible Packaging Group

     The Company considers itself to be the market leader in clear, high-barrier laminated blister materials with a greater than 90% share of the market for these products. These products primarily compete with solution-coated and foil-based products manufactured by various competitors including Klockner Pentaplast. The closure liner market is somewhat fragmented, and it is more difficult to estimate the Company's share since most cap manufacturers are privately held, and many produce a portion of their needs internally. Nonetheless, management, based on its own knowledge of the industry, estimates that the Company holds about a 10% share of this market.

     The Company believes that pharmaceutical packaging products sold in the United States enjoy a significant barrier to entry due to the stringent approval process employed by the FDA. The entire process for new drug approval in the past has averaged approximately 10 years, beginning with clinical trials and ending with stability testing. The stability step requires that the drug be tested in the packaging materials intended for commercial use. The cost of stability testing is substantial. Therefore, when FDA approval is finally attained, the drug companies are generally compelled, as a practical matter, either to use the same packaging materials (from the same supplier) or to re-submit to the stability test phase all over again. If the drug company opts to re-submit to the stability test phase, it risks the uncertainty of renewed scrutiny by the FDA. Manufacturers of primary packaging materials for pharmaceutical products (where the drug is in direct contact with the material) must maintain a confidential Drug Master File at the FDA that describes each of its products. Manufacturers of primary packaging materials for pharmaceutical products must also submit to regular, on-site compliance audits performed by the major pharmaceutical companies. Pharma-class Good Manufacturing Practices must be followed, and documentation of each production run must provide an audit trail to allow the drug companies to identify the genesis of each single package released to the market. Suppliers that have a long history of consistently meeting the rigid requirements of the pharmaceutical industry, such as the Company, are generally considered a valuable asset to their pharmaceutical customers.

  Foam Products Group

     The Company believes that competition within the foam processor tray market is based primarily on customer service, product quality and price. There are two other domestic companies that are significant in the foam processor tray market, namely Tenneco Packaging and the Formpac division of W.R. Grace. The Company estimates, based on its own views of the market, that it has in excess of 20% of the processor tray market.

     The Company is one of the market leaders in producing egg cartons taking into account both foam and pulp-based cartons. The Company believes that it currently produces more than 80% of all foam egg cartons, and has approximately a 40% share of the overall egg carton market. In this product line, the Company's primary competitor is Tenneco Packaging which manufactures pulp-based egg cartons.

     The Company believes that, for its foam egg packaging products, there are significant disincentives for new competitors that include: (i) high capital costs, including high opportunity costs associated with switching assets presently dedicated to other uses to egg carton production; (ii) the high level of technical competence required for the associated manufacturing processes; and
(iii) the high cost of meeting required customer order response times in a job-shop environment.

ENVIRONMENTAL MATTERS

     Like similar companies, the Company's facilities, operations and properties are subject to federal, state and local laws and regulations relating to, among other things, emissions to air, discharges to water, the generation, handling, storage, transportation and disposal of hazardous and nonhazardous materials and wastes and the health and safety of employees. The Company maintains a primary commitment to employee health and safety, and environmental responsibility. The Company's intention and policy are to be at all times a responsible corporate citizen.

     The Company's management includes a Director of Environmental Affairs who is primarily engaged in making certain that the Company is in compliance in all material respects with all federal, state and local laws and regulations relating to the environment, and health and safety. This director performs internal auditing procedures at all of the Company's facilities and provides direction to local facility managers in the compliance areas. The Director of Environmental Affairs and the President of the Company direct outside environmental counsel and an outside environmental consulting firm to ensure that regulations are properly interpreted and reporting requirements are met.

     With respect to air emissions, in each state where the Company operates a manufacturing facility, the Company has obtained or is in the process of obtaining an agreement with the regulatory authorities to ensure that it has their consent for current operations and, where necessary, to place the Company on an approved compliance schedule. There are currently no known environmental improvements required in respect of the manufacturing facilities of the Company used for laminated and coated materials. In respect of foam products, the Company expects improvements will be needed to address air emissions at three of its manufacturing facilities. The Company has established a capital budget to address such issues.

     Although the Company believes that, based on historical experience, the costs of achieving and maintaining compliance with environmental laws and regulations are unlikely to have a material adverse effect on the Company's financial condition or operating results, it is possible that the Company could incur significant fines, penalties, capital costs or other liabilities associated with any confirmed noncompliance or cleanup liability at or related to any of its current or former facilities, the precise nature of which the Company cannot now predict. Furthermore, there can be no assurance that future environmental laws or regulations will not require substantial expenditures by the Company or significant modifications of the Company's operations. See "Risk Factors -- Environmental Matters."

FACILITIES

     The Company operates six manufacturing facilities, including the Somerville, New Jersey plant where the Company's headquarters are located. The Company owns all of its manufacturing facilities with the exception of the Dallas manufacturing facility which is currently leased. The Decatur, Lawrenceville, and Wenatchee plants also lease additional warehousing space. The Company owns or leases manufacturing, office and warehouse facilities at the locations shown in the following table:

                                   OWNED/     SIZE (APPROX.
            LOCATION               LEASED     SQUARE FEET)      TYPE OF FACILITY (A)      PRODUCT CATEGORY (B)
---------------------------------  ------     -------------     ---------------------     ---------------------
Somerville, NJ...................     O          122,960                M/W/O                      P/F
Flemington, NJ...................     O          145,000                M/W/O                        F
Lawrenceville, GA................     O          150,000                M/W/O                        P
                                      L           31,662                    W                        P
Wenatchee, WA....................     O           99,000                M/W/O                        P
                                      L           26,400                    W                        P
Decatur, IN......................     O          187,000                M/W/O                        P
                                      L            3,750                    W                        P
Dallas, TX.......................     L          139,000                M/W/O                        P

---------------
(a) M = Manufacturing; W = Warehouse: O = Office.

(b) P = Foam Products; F = Flexible Packaging.

     The Company has closed Dolco's 5,850 square feet office facility in Studio City, California, and subleased it to a third party. The Company is currently investigating an option to purchase the manufacturing facility located in Dallas. The Company believes that its present facilities are adequate for its current and projected operations.

EMPLOYEES


     As of June 27, 1997, the Company employed an average of 757 hourly and 127 salaried persons. The Company provides a competitive employee benefits package that includes medical insurance, life insurance, holiday pay, vacations and a 401(k) savings plan. There is also a performance based incentive compensation program for selected managers.


     Among the Company's approximately 884 total employees, all are non-union with the exception of approximately 85 employees in the Flemington, New Jersey, manufacturing facility who are represented by a collective bargaining agent. Their collective bargaining agreement will expire on September 30, 1999. The Company believes that its relations with all of its employees are good.

LEGAL PROCEEDINGS

     The Company is regularly involved in legal proceedings arising in the ordinary course of business, none of which is currently expected to have a material adverse effect on the Company's businesses or financial condition.

GENERAL

     The Company's executive offices are located at 201 Industrial Parkway, Somerville, New Jersey 08876, and its telephone number is (908) 722-4800.

                                   MANAGEMENT

     The directors and executive officers of Tekni-Plex are listed below. Each director is elected at the annual meeting of the stockholders of Tekni-Plex to serve a one year term until the next annual meeting or until a successor is elected and qualified, or until his earlier resignation. Each executive officer holds his office until a successor is chosen and qualified or until his earlier resignation or removal. Pursuant to its by-laws, Tekni-Plex indemnifies its officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware and Tekni-Plex's certificate of incorporation.

                NAME                    AGE                             POSITION
------------------------------------    ---     --------------------------------------------------------
Dr. F. Patrick Smith................    49      Chairman of the Board and Chief Executive Officer
Kenneth W.R. Baker..................    52      President and Chief Operating Officer
Arthur P. Witt......................    67      Corporate Secretary and Director
William H. Kaplan...................    46      Controller
Marvin Weintraub....................    51      Director of Management and Information Systems
J. Andrew McWethy...................    56      Director
Barry A. Solomon....................    49      Director
Stephen A. Tuttle...................    56      Director
Michael F. Cronin...................    43      Director

     Dr. F. Patrick Smith has been Chairman of the Board and Chief Executive Officer of Tekni-Plex since March 1994. He received his doctorate degree in chemical engineering from Texas A&M University in 1975. He served as Senior Chemical Engineer to Texas Eastman Company, a wholly owned chemical and plastics subsidiary of Eastman Kodak, where he developed new grades of polyolefin resins and hot melt and pressure sensitive adhesives. In 1979, he became Technical Manager of the Petrochemicals and Plastics Division of Cities Service Company, and a Member of the Business Steering Committee of that division. From 1982 to 1984, Dr. Smith was Vice President of R&D and Marketing for Guardian Packaging Corporation, a diversified flexible packaging company. Thereafter, he joined Lily-Tulip, Inc. and managed their research and marketing functions before becoming Senior Vice President of Manufacturing and Technology. Following the acquisition of Lily-Tulip by Fort Howard Corporation in 1986, he became the Corporate Vice President of Fort Howard, responsible for the manufacturing and technical functions of the combined Sweetheart Products and Lily-Tulip operations. From 1987 to 1990, Dr. Smith was Chairman and Chief Executive Officer of WFP Corporation. Since 1990, Dr. Smith has been a principal of Brazos Financial Group, a business consulting firm. Dr. Smith is a limited partner of Tekni-Plex Partnership.

     Kenneth W.R. Baker has served as Tekni-Plex's Chief Operating Officer since April 1994 and as President since July 1995. He joined the Lily Division of Owens-Illinois, Inc. in 1975, serving as its Manager of Systems Development from 1975 to 1977 and as its Financial and Planning Manager from 1977 to 1980. Since 1980, he has served in a number of technical and managerial positions. These include Manager, Industrial Engineering at the Lily Division from 1980 to 1981, Director, Corporate Technology at Lily-Tulip, Inc. from 1981 to 1986 and Vice President, Operations at Fort Howard Cup Corporation from 1986 to 1987. In 1987, Mr. Baker joined WFP Corporation, Inc. as Senior Vice President, Operations and eventually became the company's President and CEO before leaving the company in 1992. Thereafter, Mr. Baker became Vice President, Research and Development at the Molded Products Division of Carlisle Plastics, Inc. where he stayed until joining the Company. Concurrently with the Offering, Mr. Baker became a limited partner of Tekni-Plex Partnership.

     Arthur P. Witt has been a director of Tekni-Plex since March 1994 and was appointed Secretary in January 1997. Since July 1989, he has been president of PAJ Investments which is involved in financial consulting and property management. Over the same period, Mr. Witt also served as a temporary chief financial officer for WFP Corporation and Flexible Technology. Prior to 1989, Mr. Witt served in a number of senior management positions for companies such as Lily-Tulip, Inc., BMC Industries and Fort Howard Paper Co. Mr. Witt is a limited partner of Tekni-Plex Partnership.

     William H. Kaplan joined Tekni-Plex in August 1992 and has been the Company's Controller since March 1994. From 1977 until 1992, Mr. Kaplan was a manager with Rich Baker Berman & Co., P.A.

     Marvin Weintraub has served as Tekni-Plex's Director of Management and Information Systems since August 1996. From 1980 until joining the Company, Mr. Weintraub served as the MIS Director for N. Erlanger Blumgart Inc. where he was responsible for all of that company's data processing activities.

     J. Andrew McWethy has served as a director of Tekni-Plex since March 1994. He is a co-founder of MST Partners L.P. ("MST L.P.") and MST Offshore Partners, C.V. (together with MST L.P., the "MST Investment Partnerships"), each of which was formed in 1989, and is a general partner of MST Management, L.P., a general partner of MST Investment Partnerships. Prior to 1989, Mr. McWethy was employed by Irving Trust Company for twelve years. See "Risk Factors -- Control of the Company."

     Barry A. Solomon has served as a director of Tekni-Plex since March 1994. He is a co-founder of the MST Investment Partnerships and is a general partner of MST Management, L.P. Prior to 1989, Mr. Solomon was employed by Irving Trust Company for ten years. See "Risk Factors -- Control of the Company."

     Stephen A. Tuttle has served as a director of Tekni-Plex since March 1994. He is a co-founder of the MST Investment Partnerships and is a general partner of MST Management, L.P. Prior to 1989, Mr. Tuttle was employed by Irving Trust Company for four years. See "Risk Factors -- Control of the Company."

     Michael F. Cronin has served as a director of Tekni-Plex since March 1994. He has invested in emerging growth companies and various industrial and service businesses since 1978. Since June 1991, Mr. Cronin has been a general partner of Weston Presidio Capital.

COMPENSATION OF DIRECTORS

     Tekni-Plex reimburses directors for any reasonable out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, Tekni-Plex compensates outside directors for services provided in such capacity of $15,000 or less per fiscal year for each such director.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the remuneration paid by Tekni-Plex to the Chief Executive Officer and the next most highly compensated executive officer of Tekni-Plex whose salary and bonus exceeded $100,000 for the years indicated in connection with his position with Tekni-Plex:

                           SUMMARY COMPENSATION TABLE


                                                    ANNUAL COMPENSATION
                                             ----------------------------------
                                             FISCAL                                 OTHER ANNUAL
           NAME & PRINCIPAL POSITION          YEAR       SALARY        BONUS        COMPENSATION
    ---------------------------------------  ------     --------     ----------     ------------
    Dr. F. Patrick Smith,..................   1997      $490,385     $1,921,291       $ 15,417(a)
    Chief Executive Officer                   1996       351,923        859,248         21,245(a)
                                              1995       300,000        333,678          6,624(a)
    Mr. Kenneth W.R. Baker,................   1997      $260,096     $  960,645       $ 32,136(a)
    President and Chief Operating Officer     1996       217,308        429,624         13,870(a)
                                              1995       162,500        166,839              0


---------------

(a) Amount reimbursed during the fiscal year for payment of taxes.


EMPLOYMENT AGREEMENTS

     Tekni-Plex recently renewed its employment agreements with Dr. F. Patrick Smith and Mr. Kenneth W.R. Baker. Both Dr. Smith and Mr. Baker's employment agreements expire June 30, 2000 and have renewal provisions. The employment agreements provide, among other things, for (i) payment of a base annual salary in the amount of $550,000 in the case of Dr. Smith and $275,000 in the case of Mr. Baker, and that these salaries may be increased (but not decreased) at the sole discretion of Tekni-Plex's Board of Directors, (ii) payment of bonuses based on Tekni-Plex's performance, and (iii) certain fringe benefits. Each employment agreement provides that the executive may be terminated by Tekni-Plex upon the following bases: (i) for cause or (ii) death or disability of the executive. Each of Dr. Smith and Mr. Baker are entitled to severance benefits if he is terminated due to the occurrence of an event specified in the preceding sentence.

The employment agreements also provide that the executives may not compete with Tekni-Plex or its subsidiaries during the period of employment and for one year thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Witt, who is also the corporate secretary of Tekni-Plex, has served as a member of the compensation committee of Tekni-Plex's board of directors. In addition, as Chief Executive Officer of Tekni-Plex, Dr. Smith participated in deliberations concerning the compensation of certain executive officers of Tekni-Plex (but not the compensation for himself or Mr. Witt).

                               SECURITY OWNERSHIP

     Tekni-Plex Partnership owns 100% of the outstanding shares of Tekni-Plex and 97.5% of Tekni-Plex on a fully diluted basis.

     Tekni-Plex Partnership has one general partner and six limited partners. Messrs. McWethy, Solomon and Tuttle are affiliated with the general partner of Tekni-Plex Partnership which owns an aggregate interest in the net profits of Tekni-Plex Partnership equal to approximately 55% and Dr. Smith owns an interest in the net profits of Tekni-Plex Partnership equal to approximately 18%, in each case, subject to certain conditions contained in Tekni-Plex Partnership's agreement of limited partnership and after giving effect to the Transactions and all other transactions occurring concurrently herewith.

     In 1994, Kenneth W.R. Baker was granted options on 2.5% of Tekni-Plex's common stock, with anti-dilution provisions. Mr. Baker's option has a term of fifteen years from the date of the grant. The option terminates immediately upon Mr. Baker's termination for cause from Tekni-Plex. If Mr. Baker for any other reason ceases to be employed by Tekni-Plex or is terminated by reason of a disability, the option may be exercised for a period of six months following Mr. Baker's cessation of employment. The option may be exercised by Mr. Baker's estate for a year following Mr. Baker's death.

     In connection with the Transactions, Tekni-Plex, Tekni-Plex Partnership and Dr. F. Patrick Smith entered into an agreement pursuant to which: (i) so long as Tekni-Plex Partnership continues, Dr. Smith has an option to acquire an interest in Tekni-Plex Partnership representing up to 1.4% of the outstanding equity interest in Tekni-Plex Partnership; and (ii) if Tekni-Plex Partnership has been dissolved, Dr. Smith has an option to acquire shares of common stock of Tekni-Plex representing up to 1.4% (less any options exercised pursuant to clause (i) above) of the outstanding common stock. These options have a term of five years from the date of the grant.

                              CERTAIN TRANSACTIONS

     Tekni-Plex has a management consulting agreement with MST Management Company and MST/TP Holding, Inc., both of whom are affiliated with Tekni-Plex's controlling shareholder. Pursuant to their respective agreements, MST Management Company and MST/TP Holding, Inc. provide regular and customary management consulting services to Tekni-Plex. The terms of each agreement require Tekni-Plex to pay a monthly management fee to MST Management Company and MST/TP Holding, Inc. for a period of ten years from March 18, 1994. Consulting service fees were in the aggregate approximately $274,000 for fiscal year 1996, and will increase to approximately $400,000 for fiscal year 1997 as a result of the Dolco acquisition. The Company's policy is not to enter into any significant transaction with an affiliate of the Company unless a majority of the disinterested directors of the board of directors of the Company determines, in such majority's sole discretion (making such assumptions and determinations of fact as such majority sees fit), that the terms of such transaction are, in all material respects or taken as a whole, at least as favorable as the terms that could be obtained by the Company in a comparable transaction made on an arm's-length basis between unaffiliated parties.

     Tekni-Plex has an arrangement with Arthur P. Witt, a director of Tekni-Plex, whereby Mr. Witt provides customary management consulting services to Tekni-Plex on an "as needed" basis. Tekni-Plex anticipates that compensation to Mr. Witt for services rendered on behalf of Tekni-Plex will be roughly $60,000 for fiscal year 1997.

     In connection with the Dolco acquisition, Tekni-Plex loaned to Arthur P. Witt $100,000, at 8% annual interest, enabling Mr. Witt to acquire a partnership interest in Tekni-Plex Partnership as a limited partner.

     Concurrently with the Transactions, Tekni-Plex loaned to Kenneth W.R. Baker $100,000, at 8% annual interest, enabling Mr. Baker to acquire a partnership interest in Tekni-Plex Partnership as a limited partner.

                       DESCRIPTION OF NEW CREDIT FACILITY

     On May 8, 1997, the Company entered into a revolving credit agreement providing for bank commitments of $75.0 million, which amount may be increased to $100.0 million (the "New Credit Facility"), of which $15.0 million may be used for letters of credit.

     The available commitments under the Credit Agreement can be used for permitted acquisitions and general corporate purposes of the Company, including working capital. Loans will bear interest at a rate based upon LIBOR or the higher of the administrative agent's prime rate and a federal funds based rate. The Company is required to pay quarterly commitment fees based on the amount of unused commitments and fees based on the aggregate undrawn amount of all letters of credit outstanding from time to time. The Credit Agreement will terminate on the fifth anniversary of the date of execution of the Credit Agreement, unless terminated sooner upon an event of default (as defined in the Credit Agreement). Outstanding loans will be payable on such termination date or such earlier date as may be required following the occurrence of an event of default.

     The Credit Agreement contains various covenants customary for agreements of this type. These covenants include but are not limited to the following: financial covenants that require the Company to maintain minimum levels of net worth ($22 million plus 75% of net income after June 27, 1997), minimum levels of earnings before interest, taxes, depreciation, amortization and other similar non-cash charges ($24 million), minimum fixed charge coverage (2:1) and maximum leverage (5:1) ratios; restrictions on liens; restrictions on capital expenditures; limitations on dividends and payments in respect of capital stock of the Company, including loans or advances to, or guarantees of the obligations of, other persons; limitations on acquisitions and other investments; limitations on incurrence and repurchase or voluntary repayment of debt; limitations on mergers, liquidations, consolidations and the sale and purchase of assets; limitations on transactions with affiliates; restrictions on changes in the nature of the Company's business; and limitations on guarantees and other contingent obligations.

     The Credit Agreement contains events of default customary in credit agreements of this nature including but not limited to the following: failure to pay amounts due under the Credit Agreement or the related security documents; failure to perform or observe other covenants; if any of the representations or warranties of the Company or any subsidiary is incorrect in any material respect when made or given; the occurrence of a cross-default with respect to certain other obligations of the Company and its subsidiaries; a default with respect to ERISA obligations; if a judgment or decree is rendered against the Company or any subsidiary, subject to certain limitations; certain changes in ownership or control of the Company; the failure in the validity, perfection or priority of any lien on any of the collateral securing the indebtedness under the Credit Agreement; and insolvency, bankruptcy, reorganization or other similar proceedings of the Company and any of its subsidiaries.

     Indebtedness under the Credit Agreement ranks senior to the Exchange Notes and is secured by a first priority lien on substantially all assets of the Company, including but not limited to, receivables, inventory, equipment, real estate, leases, licenses, patents, brand names, trademarks, contracts, securities, and the proceeds of the foregoing. Any future subsidiaries of the Company will be required to guarantee such obligations. Such guarantees will be secured by first priority liens on substantially all the assets of the respective guarantors.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were originally sold on April 4, 1997 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. As a condition to the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Initial Purchaser pursuant to which the Company has agreed, for the benefit of the holders of the Old Notes, at the Company's cost, to use their best efforts (i) to file the Exchange Registration Statement (as defined) within 60 days after the Issue Date of the Old Notes (April 4, 1997) with the Commission with respect to the Exchange Offer for the Exchange Notes and (ii) to cause the Exchange Registration Statement to be declared effective under the Securities Act within 135 days after the date of original issuance of the Old Notes. Upon the Exchange Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on Exchange Notes will accrue from the last interest payment date on which interest was paid on the Old Notes so surrendered, or, if no interest has been paid on such Old Notes, from April 4, 1997. No interest will be paid on the Old Notes accepted for exchange.

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of the Old Notes (other than certain specified holders) who wishes to exchange the Old Notes for Exchange Notes in the Exchange Offer will be deemed to represent in the Letter of Transmittal that (i) it is not an affiliate of the Company, (ii) the Exchange Notes to be received by it were acquired in the ordinary course of its business, (iii) at the time of commencement of the Exchange Offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the Securities Act and
(iv) such holder has full power and authority to tender the Old Notes in exchange for the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any Participating Broker-Dealer who acquired the Old Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Registration Statement in connection with the resale of such Exchange Notes.

     In the event that changes in the law or the applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 165 days after the original issue date of the Old Notes, or if any holder of the Old Notes (other than an "affiliate" of the Company or the Initial Purchaser) is not eligible to participate in the Exchange Offer, or upon the request of the Initial Purchaser under certain circumstances, the Company will, at its cost,
(a) as promptly as practicable, file the Shelf Registration Statement covering resales of the Old

Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the Shelf Registration Statement until the earlier of the date on which the Old Notes are no longer "restricted securities" (within the meaning of Rule 144 under the Securities Act) and such time as all of the applicable Old Notes have been sold thereunder. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph.

     If the Company fails to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable with respect to the Old Notes as follows:

          (i) if neither the Exchange Registration Statement nor the Shelf Registration Statement is filed on or prior to the 60th day after the Issue Date, Additional Interest shall be accrued on the Old Notes over and above the stated interest at a rate of 0.25% per annum for the first 90 days commencing on the 61st day after the Issue Date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

          (ii) if neither the Exchange Registration Statement nor Shelf Registration Statement is declared effective by the Commission on or prior to the 135th day after the Issue Date, Additional Interest shall be accrued on the Old Notes over and above the stated interest at a rate of 0.25% per annum for the first 90 days commencing on the 136th day after the Issue Date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

          (iii) if (A) the Company has not exchanged Exchange Notes for all Old Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 165th day after the Issue Date or (B) the Exchange Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the date on which the Old Notes are no longer "restricted securities" (within the meaning of Rule 144 under the Securities Act) (unless all the Old Notes have been sold thereunder), then Additional Interest shall be accrued on the Old Notes over and above the stated interest at a rate of 0.25% per annum for the first 90 days commencing on (x) the 166th day after the Issue Date with respect to the Old Notes validly tendered and not exchanged by the Company in the case of (A) above, or (y) the day the Exchange Registration Statement ceases to be effective or usable for its intended purpose in the case of (B) above, or (z) the day such Shelf Registration Statement ceases to be effective in the case of (C) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the Old Notes may not exceed at any one time in the aggregate 1.0% per annum; and provided, further, that (1) upon the filing of the Exchange Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of Exchange Notes for all Old Notes validly tendered (in the case of clause
(iii)(A) above), or upon the effectiveness of the Exchange Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(C) above), Additional Interest on the Old Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     Any amounts of Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable in cash, on the same original interest payment dates as the Old Notes. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Old Notes, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months and, in the case of a partial month, the actual number of days elapsed), and, the denominator of which is 360.

     The statements made in this Prospectus relating to the Registration Rights Agreement are intended to be summaries of all material elements of such agreement in connection with the Exchange Offer and, as such, do not purport to be complete. Reference is made to the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Registration Statement of which this Prospectus is a part, for a more complete description of the agreement or matter involved.

     Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are substantially identical to the form and terms of the Old Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be entitled to the benefits of the Indenture.

     The Exchange Notes will be fully and unconditionally guaranteed on a senior subordinated basis by the Guarantors (if any). Currently, there are no Guarantors since Dolco has been merged into Tekni-Plex. The form and terms of the Exchange Guarantee will be substantially identical to the form and terms of the Old Guarantee.

     As of the date of this Prospectus, of the $75,000,000 aggregate principal amount of Old Notes outstanding, $73,750,000 principal amount of the Old Notes is registered in the name of Cede & Co., as nominee for DTC, and the remainder of the Old Notes are registered in the respective names of the holders thereof. Solely for reasons of administration (and for no other purpose) the Company has
fixed the close of business on             , 1997 as the record date for the
Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered holder of Old Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the

Exchange Offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes and for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned (or in the case of Old Notes tendered by book-entry transfer through DTC, will be credited to an account maintained with DTC), without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
         , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Notwithstanding the
foregoing, the Company will not extend the Expiration Date beyond             ,
1997 (which, if extended to such date, would represent a maximum Exchange Offer
period of   days).

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

     Interest on Exchange Notes shall accrue from the last interest payment date on which interest was paid on the Old Notes so surrendered, or, if no interest has been paid on such Old Notes, from April 4, 1997. No interest will be paid on the Old Notes accepted for exchange.

PROCEDURES FOR TENDERING

     For a holder of Old Notes to tender Old Notes validly pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Exchange Agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, either (a) certificates for tendered Old Notes must be received by the Exchange Agent at such address or (b) such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal).

     The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Exchange Agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

     By tendering Old Notes pursuant to the procedures set forth above, each holder will be deemed to make to the Company the representations set forth above in the third paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     The tender by a holder of Old Notes and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility, The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old

Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Old Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its reasonable discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its reasonable discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer

     Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer (or other similar exchange offers) which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

     Marine Midland Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

          By Registered or Certified Mail,
              Overnight Courier or Hand:                   By Facsimile:
                Marine Midland Bank                     Marine Midland Bank
              140 Broadway -- A Level                 Attention: Frank Godino
           New York, New York 10005-1180                   (212) 658-2292
             Attention: Corporate Trust
                      Operations
                Tel: (212) 658-5931

     Originals of all documents submitted by facsimile should be sent promptly by registered or certified mail, overnight courier or hand. Delivery to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise),
(ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                         DESCRIPTION OF EXCHANGE NOTES

     As used below in this "Description of Exchange Notes" section, the "Company" means Tekni-Plex, Inc. but not any of its subsidiaries. The Old Notes were, and the Exchange Notes will be, issued under the Indenture, dated as of April 1, 1997 (the "Indenture"), among the Company, Dolco and Marine Midland Bank, as Trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture and the Registration Rights Agreement described below will be made available to holders and prospective investors upon request. The statements made in this Prospectus relating to the Exchange Notes, the Indenture and the Registration Rights Agreement are intended to be summaries of all material elements of such documents in connection with the Exchange Offer and, as such, do not purport to be complete. Reference is made to each such document, a copy of which is filed as an exhibit to the Exchange Registration Statement of which this Prospectus is a part, for a more complete description of the document or matter involved.

     The Old Notes are, and the Exchange Notes will be, general unsecured obligations of the Company, limited to $150,000,000 aggregate principal amount of which $75,000,000 aggregate principal amount was issued in the offering of the Old Notes. Additional amounts may be issued in one or more series from time to time subject to the limitations set forth under "Covenants -- Limitation on Indebtedness" and restrictions contained in the Credit Agreement. The Exchange Notes will be senior subordinated obligations of the Company, subordinated in right of payment to all Senior Debt of the Company. The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Initially, the Trustee will act as paying agent and registrar for the Exchange Notes. The form and terms of the Exchange Notes are substantially identical to the form and terms of the Old Notes except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will mature on April 1, 2007 and will bear interest at the rate per annum shown on the cover page hereof from April 4, 1997 or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semiannually on April 1 and October 1 of each year, commencing October 1, 1997, to the Person in whose name a Note is registered at the close of business on the preceding March 15 or September 15 (each, a "Record Date"), as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Notes to the paying agent for the Notes to collect principal payments. The Company will pay principal and interest by check and may mail interest checks to a holder's registered address.

OPTIONAL REDEMPTION

     The Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time on or after April 1, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes to be redeemed at his address appearing in the register for the Notes, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest to but excluding the date fixed for redemption (subject to the right of holders of record on the relevant Record Date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), if redeemed during the 12-month period beginning April 1 of the years indicated:

                                       YEAR                         PERCENTAGE
                --------------------------------------------------  ----------
                2002..............................................    105.625%
                2003..............................................    103.750
                2004..............................................    101.875
                2005 and thereafter...............................    100.000

     In addition, prior to April 1, 2000, the Company may redeem up to 33% of the principal amount of the Notes with the net cash proceeds received by the Company from one or more public offerings of Capital Stock (other than Disqualified Stock) of the Company, at a redemption price (expressed as a percentage of the principal amount) of 111.25% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; provided, however, that at least $60.0 million in aggregate principal amount of the Notes remains outstanding immediately after any such redemption (excluding any Notes owned by the Company or any of its Affiliates). Notice of redemption pursuant to this paragraph must be mailed to holders of Notes not later than 60 days following the consummation of such public offering.

     Selection of Notes for any partial redemption shall be made by the Trustee, in accordance with the rules of any national securities exchange on which the Notes may be listed or, if the Notes are not so listed, pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed before the date fixed for redemption to each holder of Notes to be redeemed at his or her registered address. On and after the date fixed for redemption, interest will cease to accrue on Notes or portions thereof called for redemption.

     The Notes do not, and will not, have the benefit of any sinking fund.

RANKING

     The payment of principal, premium, if any, and interest on the Notes and any claims arising out of or with respect to the Indenture is subordinated and subject in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full of all Senior Debt of the Company.

     Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due with respect to Senior Debt of the Company (including any interest accruing on or after, or which would accrue but for, an event of bankruptcy, regardless of whether such interest is an allowed claim enforceable against the debtor under the Bankruptcy
Code) shall first be paid in full, or payment provided for, in either case in cash or cash equivalents or otherwise in a form satisfactory to the holders of Senior Debt, before the Holders of the Notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the Notes, or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any kind or character, whether in cash, property or securities, by set-off or otherwise (all such payments and distributions referred to individually and collectively, as a "Securities Payment"). Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt of the Company (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their representatives or to the trustee or trustees under any indenture pursuant to which any such Senior Debt may have been issued as their respective interests may appear, to the extent necessary to pay all such Senior Debt in full in cash or cash equivalents or otherwise in a form satisfactory to the holders of such

Senior Debt after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

     No Securities Payment by or on behalf of the Company, whether pursuant to the terms of the Notes or upon acceleration or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Debt, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise (but if the Trustee is otherwise able to make such Securities Payment, only insofar as the Trustee is concerned, if the Trustee has received written notice of such default), and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Debt. In addition, during the continuance of any non-payment default or non-payment event of default with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated, and upon receipt by the Trustee of notice (a "Payment Blockage Notice") from a holder or holders of such Designated Senior Debt or the trustee or agent acting on behalf of such Designated Senior Debt, then, unless and until such default or event of default has been cured or waived or has ceased to exist or such Designated Senior Debt has been discharged or repaid in full in cash or cash equivalents or otherwise in a form satisfactory to the holders of such Designated Senior Debt, no Securities Payment will be made by or on behalf of the Company, except from those funds held in trust for purposes of defeasance for the benefit of the Holders of any Notes to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such Payment Blockage Notice by the Trustee and ending 179 days thereafter. Notwithstanding anything herein to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date of the Payment Blockage Notice in respect thereof was given and (y) there must be 180 days in any 365 day period during which no Payment Blockage Period is in effect. Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 365 consecutive days. No default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Debt initiating such Payment Blockage Period may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Debt or the trustee or agent acting on behalf of such Designated Senior Debt, whether or not within a period of 365 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

     The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this section will not be construed as preventing the occurrence of an Event of Default described in clause (a), (b) or (c) of the first paragraph under "-- Events of Default."

     By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders of the Notes will be paid to the holders of Senior Debt of the Company to the extent necessary to repay such Senior Debt in full, and the Company may be unable to fully meet its obligations with respect to the Notes. Subject to the restrictions set forth in the Indenture, in the future the Company may incur additional Senior Debt.


     At June 27, 1997, there was no Senior Debt outstanding. However, the Company could have borrowed up to $75.0 million of Indebtedness under the Credit Agreement, all of which would have constituted Senior Debt.


THE GUARANTEE

     The Indenture provides that the Guarantors (if any) will fully and unconditionally guarantee, jointly and severally, on a senior subordinated basis all of the obligations of the Company under the Indenture, including its obligation to pay principal, premium, if any, and interest with respect to the Notes. Currently, there are no Guarantors since Dolco has been merged into Tekni-Plex. The obligation of each Guarantor is limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Except as provided in "-- Covenants" below, the Company is not restricted from selling or otherwise disposing of a Guarantor.

     The Indenture provides that if the Notes are defeased in accordance with the terms of the Indenture, or if all or substantially all of the assets of a Guarantor or all of the Capital Stock of a Guarantor is sold (including by issuance or otherwise) by the Company or any of its Restricted Subsidiaries in a transaction constituting an Asset Disposition, and if (x) the Net Available Proceeds from such Asset Dispositions are used in accordance with the covenant described under "-- Covenants -- Limitation on Certain Asset Dispositions" or
(y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Available Proceeds from such Asset Disposition shall be used in accordance with the covenant described under "-- Covenants -- Limitation on Certain Asset Dispositions" and within the time limits specified by such covenant, then such Guarantor (in the event of a sale or other disposition of all or substantially all of its assets) shall be released and discharged from its Guarantee obligations.

     The obligations of each Guarantor under the Guarantee are subordinated to the prior payment in full of all Senior Debt of such Guarantor on the same basis as the obligations of the Company on the Notes are subordinated to Senior Debt of the Company. The Guarantee will be pari passu in right of payment with any other senior subordinated indebtedness of each Guarantor and senior to any future Subordinated Indebtedness of each Guarantor.

COVENANTS

     The Indenture contains, among others, the following covenants:

  Limitation on Indebtedness

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except: (i) Indebtedness of the Company or any of its Restricted Subsidiaries, if immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of the Company for a year consisting of the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the Incurrence of such Indebtedness (calculated on a pro forma basis in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision as if such Indebtedness had been Incurred on the first day of such year) would be greater than 2.0 to 1.0; (ii) Indebtedness of the Company and its Restricted Subsidiaries Incurred under the Credit Agreement in an amount not to exceed $100.0 million in aggregate principal amount less the amount of any such Indebtedness that is permanently repaid or, without duplication, the amount by which commitments thereunder are permanently reduced, in either case, from the proceeds of Asset Dispositions (it being understood that the amount incurred under the Credit Agreement may be increased as a result of the operation of clause (xiii) below); (iii) Indebtedness owed by the Company to any direct or indirect Wholly Owned Subsidiary of the Company or Indebtedness owed by a direct or indirect Restricted Subsidiary of the Company to the Company or a direct or indirect Wholly Owned Subsidiary of the Company; provided, however, upon either
(I) the transfer or other disposition by such direct or indirect Wholly Owned Subsidiary or the Company of any Indebtedness so permitted under this clause
(iii) to a Person other than the Company or another direct or indirect Wholly Owned Subsidiary of the Company or (II) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such direct or indirect Wholly Owned Subsidiary to a Person other than the Company or another such Wholly Owned Subsidiary of the Company, the provisions of this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be; (iv) Indebtedness of the Company or any Restricted Subsidiary under any interest rate or foreign currency hedge or exchange or other similar agreement to the extent entered into to hedge any other Indebtedness permitted under the Indenture (including the Notes); (v) Indebtedness Incurred to defer, renew, extend, replace, refinance or refund, whether under any amendment, supplement or otherwise (collectively for purposes of this clause (v) to "refund") any Indebtedness outstanding on the Issue Date, any Indebtedness Incurred under the prior clause (i) above or the Notes and the Guarantee; provided, however, that
(I) such Indebtedness does not exceed the principal amount (or accrual amount, if less) of Indebtedness so refunded plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the Indebtedness refunded or the amount of any premium reasonably determined by the issuer of such Indebtedness as necessary to accomplish such refunding by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of such issuer reasonably incurred in connection therewith and
(II)(A) in the case of any refunding of Indebtedness that is pari passu with the Notes, such refunding Indebtedness is made pari passu with or subordinate in right of payment to the Notes, and, in the case of any refunding of Indebtedness that is subordinate in right of payment to the Notes, such refunding Indebtedness is subordinate in right of payment to the Notes on terms no less favorable to the holders of the Notes than those contained in the Indebtedness being refunded, (B) in either case, the refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refunded and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or a Restricted Subsidiary of the Company) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Restricted Subsidiary of the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under "-- Change of Control" below and (C) any Indebtedness Incurred to refund any Indebtedness is Incurred by the obligor on the Indebtedness being refunded or by the Company; (vi) commodity agreements of the Company or any of its Restricted Subsidiaries to the extent entered into to protect the Company and its Restricted Subsidiaries from fluctuations in the prices of raw materials used in their businesses; (vii) Indebtedness of the Company under the Notes and Indebtedness of the Guarantors, under the Guarantee incurred in accordance with the Indenture; (viii) Indebtedness outstanding on the Issue Date; (ix) guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred hereunder; (x) Indebtedness the net proceeds of which are applied to defease the Notes in their entirety; (xi) Indebtedness of the Company or any of its Subsidiaries that is an endorsement of bank drafts and similar negotiable instruments for collection or deposit in the ordinary course of business; (xii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims or self-insurance and obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business not in excess of $2.0 million; and (xiii) Indebtedness of the Company or its Restricted Subsidiaries not otherwise permitted to be Incurred pursuant to clauses (i) through (xii) above which, together with any other outstanding Indebtedness Incurred pursuant to this clause (xiii), has an aggregate principal amount not in excess of $20.0 million at any time outstanding, which Indebtedness may be incurred under the Credit Agreement or otherwise.

  Limitation on Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), on or in respect of any class of the Capital Stock of the Company or any of its Restricted Subsidiaries excluding any (x) dividends or distributions payable solely in shares of Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to acquire Capital Stock of the Company (other than Disqualified Stock), or (y) in the case of any Restricted Subsidiary of the Company, dividends or distributions payable to the Company or a Restricted Subsidiary of the Company,
(ii) purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of the Company or any of its Restricted Subsidiaries, any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any of its Restricted Subsidiaries or any securities convertible or exchangeable into shares of Capital Stock of the Company or any of its Restricted Subsidiaries, excluding any such shares of Capital Stock, options, warrants, rights or securities which are owned by the Company or a Restricted Subsidiary of the Company, (iii) make any Investment in (other than a Permitted Investment), or make any payment on a guarantee of any obligation of, any Person, other than the Company or a direct or indirect Wholly Owned Subsidiary of the Company, or (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Subordinated Indebtedness (each of the transactions described in clauses (i) through (iv) (other than any exception to any such clause) being a "Restricted Payment"), if at the time thereof: (1) a Default or an Event of Default shall have occurred and be continuing, or (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (i) of "-- Limitation on Indebtedness" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum of: (a) 50% of cumulative Consolidated Net Income of the Company (or, in the case cumulative Consolidated Net Income of the Company shall be negative, less 100% of such deficit) since the Issue Date, plus (b) 100% of the aggregate net proceeds received after the Issue Date, including the fair market value of property other than cash (determined in good faith by the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee) from the issuance of, or equity contribution with respect to, Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company (other than in respect of any such issuance to a Restricted Subsidiary of the Company) and the principal amount of Indebtedness of the Company or any of its Restricted Subsidiaries that has been converted into or exchanged for Capital Stock of the Company which Indebtedness was Incurred after the Issue Date; plus (c) the excess of (x) 100% of the aggregate net cash proceeds received on the Issue Date from the issuance of, or the equity contribution with respect to, Capital Stock of the Company over (y) $10,875,000; plus (d) 100% of the aggregate after-tax net cash proceeds, of the sale or other disposition of any Investment constituting a Restricted Payment made after the Issue Date; provided that any gain on the sale or disposition to the extent included in this clause (d) shall not be included in determining Consolidated Net Income for purposes of clause
(a) above; provided, further, that amounts included in this clause (d) shall not exceed the Net Investment by the Company in the asset so sold or disposed.

     The foregoing provision will not be violated by (i) any dividend on any class of Capital Stock of the Company or any of its Restricted Subsidiaries paid within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company or such Restricted Subsidiary, as the case may be, could have paid such dividend in accordance with the provisions of the Indenture, (ii) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to the terms of the Indenture described in clause (v) of "-- Limitation on Indebtedness" above, (iii) the exchange or conversion of any Indebtedness of the Company or any of its Restricted Subsidiaries for or into Capital Stock of the Company (other than Disqualified Stock), (iv) so long as no Default or Event of Default has occurred and is continuing, any Investment made with the proceeds of a substantially concurrent sale (other than in respect of any issuance to a Restricted Subsidiary of the Company) for cash of Capital Stock of the Company (other than Disqualified Stock); provided, however, that the proceeds of such sale of Capital Stock, to the extent used in any such Investment, shall not be (and have not been) included in subclause (b) of clause (3) of the preceding paragraph,
(v) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company in exchange for or out of the net cash proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Capital Stock of the Company (other than Disqualified Stock); provided, however, that the proceeds of such sale of Capital Stock, to the extent used for such redemption, repurchase, retirement or other acquisition or retirement, shall not be (and have not been) included in subclause (b) of clause
(3) of the preceding paragraph (vi) payments made to purchase, redeem or otherwise acquire or retire for value shares of Capital Stock of the Company or any of its Restricted Subsidiaries at no more than fair market value (determined in good faith by the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee) from present and former officers and directors of the Company or any such Restricted Subsidiary (other than F. Patrick Smith, J. Andrew McWethy, Barry A. Solomon and Stephen A. Tuttle) in an amount not in excess of up to $2.0 million for each fiscal year and $5.0 million in the aggregate, (vii) all payments, not exceeding $600,000 in the aggregate, for each fiscal year, required to be made to Tekni-Plex Partnership, MST/TP Partners, L.P., MST Management, L.P., MST Partners L.P. or their respective Affiliates or partners under the terms of existing agreements and notes, (viii) so long as no Default or Event of Default has occurred and is continuing, the redemption, repurchase or retirement of Subordinated Indebtedness of the Company in exchange for, by conversion into, or out of the net proceeds of, a substantially concurrent sale or incurrence of Subordinated Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Company that is contractually subordinated in right of payment to the Notes to at least the same extent, and which has an Average Life at least as long, in each case, as the subordinated Indebtedness being redeemed, repurchased or retired; (ix) so long as no Default or Event of Default has occurred and is continuing, Investments not otherwise permitted pursuant to the clauses above up to $10.0 million in the aggregate; and (x) so long as no Default or Event of Default has occurred and is continuing, Restricted Payments not otherwise permitted pursuant to the clauses above up to $2.0 million in the aggregate. Each Restricted Payment described in clauses (i) (to the extent not already taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause 3 above), (iv), (vi), (vii), (ix) and (x) of the previous sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) of the preceding paragraph.

     The Indenture provides that for purposes of this covenant, (i) an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary; (ii) at any date the aggregate of all Restricted Payments made as Investments since the Issue Date shall exclude and be reduced by an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of an Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary (in each case (i) and (ii) "net worth" to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

  Limitations Concerning Distributions and Transfers by Restricted Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i) pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary of the Company, (ii) make loans or advances to the Company or any Restricted Subsidiary of the Company or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (a) any agreement in effect on the Issue Date as any such agreement is in effect on such date, (b) the Credit Agreement, (c) any agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Restricted Subsidiary and provided such encumbrance or restriction shall not apply to any assets of the Company or its Restricted Subsidiaries other than such Restricted Subsidiary, (d) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary or assets, (e) an agreement effecting a renewal, exchange, refunding, amendment or extension of Indebtedness Incurred pursuant to an agreement referred to in clause (a) above; provided, however, that the provisions contained in such renewal, exchange, refunding, amendment or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement that is the subject thereof in the reasonable judgment of the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee, (f) the Indenture,
(g) applicable law, (h) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary of the Company, (i) restrictions contained in Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "-- Limitation on Indebtedness"; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness incurred, (j) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause
(iii) of this covenant or (k) restrictions of the type referred to in clause
(iii) of this covenant contained in security agreements securing Indebtedness of a Restricted Subsidiary of the Company to the extent that such Liens were otherwise incurred in accordance with "-- Limitation on Liens" below and restrict the transfer of property subject to such agreements.

  Limitation on Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Lien on or with respect to any property or assets of the Company or such Restricted Subsidiary owned on the Issue Date or thereafter acquired or on the income or profits thereof to secure Indebtedness, without making, or causing any such Restricted Subsidiary to make, effective provision for securing the Notes and all other amounts due under the Indenture (and, if the Company shall so determine, any other Indebtedness of the Company or such Restricted Subsidiary, including Subordinated Indebtedness; provided, however, that Liens securing the Notes and any Indebtedness pari passu with the Notes are senior to such Liens securing such Subordinated Indebtedness) equally and ratably with such Indebtedness or, in the event such Indebtedness is subordinate in right of payment to the Notes or the Guarantee, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be so secured.

     The foregoing restrictions shall not apply to (i) Liens existing on the Issue Date securing Indebtedness existing on the Issue Date; (ii) Liens securing Senior Debt (including Liens securing Indebtedness outstanding under the Credit Agreement) and any guarantees thereof to the extent that the Indebtedness secured thereby is permitted to be incurred under the covenant described under "-- Limitation on Indebtedness" above; provided, however, that Indebtedness under the Credit Agreement shall be deemed not to have been Incurred in violation of such provisions for purposes of this clause (ii) if the holder(s) of such Indebtedness or their agent or representative shall have received a representation from the Company to the effect that the Incurrence of such Indebtedness does not violate such provision; (iii) Liens securing only the Notes and the Guarantees; (iv) Liens in favor of the Company or a Guarantor; (v) Liens to secure Indebtedness Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property (or any other capital expenditure financing) subject to such Liens; provided, however, that (a) the aggregate principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item, (c) the Indebtedness secured by such Lien is Incurred by the Company within 180 days of the acquisition, construction or improvement of such property and (d) the Incurrence of such Indebtedness is permitted by the provisions of the Indenture described under "-- Limitation on Indebtedness" above; (vi) Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation or contemplation of the financing of such acquisition); (vii) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof); (viii) Liens to secure Indebtedness Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, any Indebtedness secured by Liens referred to in clauses (i)-(vii) and (ix)-(xii) of this paragraph so long as such Liens do not extend to any other property and the principal amount of Indebtedness so secured is not increased except for the amount of any premium required to be paid in connection with such renewal, refinancing or refunding pursuant to the terms of the Indebtedness renewed, refinanced or refunded or the amount of any premium reasonably determined by the Company as necessary to accomplish such renewal, refinancing or refunding by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the issuer of such Indebtedness reasonably incurred in connection with such renewal, refinancing or refunding; (ix) Liens in favor of the Trustee as provided for in the Indenture on money or property held or collected by the Trustee in its capacity as Trustee (x) Liens securing a tax, assessment or other governmental charge or levy or the claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals incurred in the ordinary course or business; (xi) Liens consisting of a deposit or pledge made in the ordinary course of business in connection with, or to secure payment of, obligations under worker's compensation, unemployment insurance or similar legislation; (xii) Liens arising pursuant to an order of attachment, distraint or similar legal process arising in connection with legal proceedings; and
(xiii) Liens incurred in the ordinary course of business securing assets not having a fair market value in excess of $500,000.

  Limitation on Certain Asset Dispositions

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make one or more Asset Dispositions unless: (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of as determined by the Board of Directors of the Company in good faith and evidenced by a resolution of such Board of Directors filed with the Trustee; (ii) not less than 75% of the consideration for the disposition consists of cash or readily marketable cash equivalents or the assumption of Indebtedness (other than non-recourse Indebtedness or any Subordinated Indebtedness) of the Company or such Restricted Subsidiary or other obligations relating to such assets (and release of the Company or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed); and (iii) all Net Available Proceeds, less any amounts invested within 360 days of such Asset Disposition in assets related to the business of the Company or its Restricted Subsidiaries (including in the Capital Stock of another Person (other than any Person that is a Restricted Subsidiary of the Company immediately prior to such investment); provided, however, that immediately after giving effect to any such investment in Capital Stock (and not prior thereto) such Person shall be a Restricted Subsidiary of the Company), are applied, on or prior to the 360th day after such Asset Disposition, unless and to the extent that the Company shall determine to make an Offer to Purchase, to the permanent reduction and prepayment of any Senior Debt of the Company then outstanding (including a permanent reduction of commitments in respect thereof). Any Net Available Proceeds from any Asset Disposition which is subject to the immediately preceding sentence that are not applied as provided in the immediately preceding sentence shall be used promptly after the expiration of the 360th day after such Asset Disposition, or promptly after the Company shall have earlier determined to not apply any Net Available Proceeds therefrom as provided in clause (iii) of the immediately preceding sentence, to make an Offer to Purchase outstanding Notes at a purchase price in cash equal to 100% of their principal amount plus accrued interest to the Purchase Date. Notwithstanding the foregoing, the Company may defer making any Offer to Purchase outstanding Notes until there are aggregate unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $5.0 million (at which time, the entire unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph). Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by the Company for any other purpose (subject to the other provisions of the Indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "-- Mergers, Consolidations and Certain Sales of Assets" below.

     In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

  Limitation on Senior Subordinated Indebtedness

     The Indenture provides that the Company will not (i) directly or indirectly Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and expressly rank subordinate in right of payment to any Senior Debt and (ii) permit a Guarantor to, and no Guarantor will, directly or indirectly Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Guarantee of such Guarantor and expressly rank subordinate in right of payment to any Senior Debt of such Guarantor.

  Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, (a) transfer, convey, sell or otherwise dispose of any shares of Capital Stock of any Restricted Subsidiary of the Company (other than to the Company or a Wholly Owned Subsidiary of the Company), except that the Company and any such Restricted Subsidiary may, in any single transaction, sell all, but not less than all, of the issued and outstanding Capital Stock of any such Restricted Subsidiary to any Person, subject to complying with the provisions of the Indenture described under "-- Limitation on Certain Asset Dispositions" above and (b) issue shares of Capital Stock of a Restricted Subsidiary of the Company (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, Capital Stock of a Restricted Subsidiary of the Company to any Person other than to the Company or a Wholly Owned Subsidiary of the Company and other than to the holders of the Capital Stock of such Restricted Subsidiary made pro rata to the relative amounts of such Capital Stock held by such holders.

  Limitation on Transactions with Affiliates and Related Persons

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into directly or indirectly any transaction with any of their respective Affiliates or Related Persons (other than the Company or a Restricted Subsidiary of the Company), including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or Investment, either directly or indirectly, involving aggregate consideration in excess of $1.0 million unless a majority of the disinterested directors of the Board of Directors of the Company determines, in its good faith judgment evidenced by a resolution of such Board of Directors filed with the Trustee, that the terms of such transaction are at least as favorable as the terms that could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties; provided, however, that if the aggregate consideration is in excess of $5.0 million the Company shall also obtain, prior to the consummation of the transaction, the favorable opinion as to the fairness of the transaction to the Company or such Restricted Subsidiary, from a financial point of view from an independent financial advisor. The provisions of this covenant shall not apply to (i) transactions permitted by the provisions of the Indenture described above under the caption "-- Limitation on Restricted Payments" above and (ii) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors and employees of the Company and its Restricted Subsidiaries as determined in good faith by the Board of Directors or authorized executive officers, as the case may be, of the Company.

  Change of Control

     Within 30 days following the date of the consummation of a transaction resulting in a Change of Control, the Company will commence an Offer to Purchase all outstanding Notes at a purchase price in cash equal to 101% of their principal amount plus accrued interest to the Purchase Date. Such Offer to Purchase will be consummated not earlier than 30 days and not later than 60 days after the commencement thereof. Each holder shall be entitled to tender all or any portion of the Notes owned by such holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must bear an integral multiple of $1,000 principal amount. A "Change of Control" will be deemed to have occurred in the event that (whether or not otherwise permitted by the Indenture), after the Issue Date (a) any Person or any Persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates or Related Persons thereof, other than any such Person, Persons, Affiliates or Related Person who are Permitted Holders, shall "beneficially own" (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto), directly or indirectly, at least (i) 50% of the voting power of the outstanding Voting Stock of the Company or (ii) 40% of the voting power of the outstanding Voting Stock of the Company, and the Permitted Holders own less than such Person or Group (in doing the "own less than" comparison in this clause
(ii), the holdings of the Permitted Holders who are members of the new Group shall not be counted in the shares held in the aggregate by Permitted Holders);
(b) any sale, lease or other transfer (in one transaction or a series of related transactions) is made by the Company or any of its Restricted Subsidiaries of all or substantially all of the consolidated assets of the Company and its Restricted Subsidiaries to any Person; (c) the Company consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of the Voting Stock of the Company immediately prior to such consummation shall cease to own a majority of the Voting Stock of the Company or the surviving entity if other than the Company; (d) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; or (e) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company. In no event would the sale of common stock of the Company to an underwriter or a group of underwriters in privity of contract with the

Company (or anybody in privity of contract with such underwriters) be deemed to be a Change of Control or be deemed the acquisition of more than 40% of the voting power of the outstanding Voting Stock of the Company by a Person or any Group unless such common stock is not held in an investment account in which case the investment account would be treated without giving effect to the foregoing part of this sentence.

     In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

     With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control. The ability of the Company to pay cash to the holders of Notes upon a Change of Control may be limited by its then existing financial resources. The Credit Agreement will contain certain covenants prohibiting, or requiring waiver or consent of the lenders thereunder prior to, the repurchase of the Notes upon a Change of Control and future debt agreements of the Company may provide the same. If the Company does not obtain such waiver or consent to repay such Indebtedness, the Company will remain prohibited from repurchasing the Notes. In such event, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture (without any further grace period) which would in turn constitute a default under the Credit Agreement and possibly other Indebtedness. If such a cross-default leads to an acceleration of the obligations under the Credit Agreement or any other Senior Debt, the payment on the Notes would be effectively subordinated to any such Senior Debt. None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of the Company or the Trustee.

     The foregoing provisions will not prevent the Company from entering into transactions of the types described above with management or their affiliates. In addition, such provisions may not necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders because such transactions may not involve a shift in voting power or beneficial ownership, or even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger the provisions. Nonetheless, such provisions may have the effect of deterring certain mergers, tender offers, takeover attempts or similar transactions by increasing the cost of such a transaction and may limit the Company's ability to obtain additional equity financing in the future.

  Future Guarantors

     The Indenture provides that the Company shall not create or acquire, nor permit any of its Domestic Restricted Subsidiaries to create or acquire, any Domestic Restricted Subsidiary after the Issue Date unless, at the time such Domestic Restricted Subsidiary has either assets or stockholder's equity in excess of $25,000, such Domestic Restricted Subsidiary (a) executes and delivers to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (b) delivers to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary.

  Provision of Financial Information

     Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required. The Company shall also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all holders of Notes, as their names and addresses appear in the Note Register, without cost to such holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the Commission pursuant to the preceding sentence, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective holder of Notes. This Prospectus is being delivered to holders of Notes in lieu of the Form 10-K of the Company for the fiscal year ended June 27, 1997.


  Mergers, Consolidations and Certain Sales of Assets

     The Company will not consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to consolidate or merge with or into any Person or sell, assign, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case: (i) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary, as the case may be), or to which such sale, assignment, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) if there is a Surviving Entity, the Surviving Entity assumes by supplemental indenture all of the obligations of the Company on the Notes and under the Indenture; (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company or the Surviving Entity, as the case may be, (A) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (B) could Incur at least $1.00 of Indebtedness pursuant to clause (i) of the provisions of the Indenture described under "-- Limitation on Indebtedness" above; (iv) immediately before and after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any of its such Restricted Subsidiaries as a result of such transaction as having been incurred by the Company or such Restricted Subsidiary, as the case may be, at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; and (v) if, as a result of any such transaction, property or assets of the Company or a Restricted Subsidiary would become subject to a Lien not excepted from the provisions of the Indenture described under "-- Limitation on Liens" above, the Company, Restricted Subsidiary or the Surviving Entity, as the case may be, shall have secured the Notes as required by said covenant. The provisions of this paragraph shall not apply to any merger of a Restricted Subsidiary of the Company with or into the Company or a Wholly Owned Subsidiary of the Company or any transaction pursuant to which a Guarantor, is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "-- Limitation on Certain Asset Dispositions" above.

  Consequences of a Highly Leveraged Transaction

     The covenants in the Indenture are primarily in the nature of incurrence tests and not maintenance tests and will only work to protect holders of the Notes when the Company attempts to take action of a sort to which the incurrence tests of the Indenture apply, such as the incurrence of additional indebtedness or the making of Restricted Payments, including the making of investments. Even in such cases, the Indenture provides for various exceptions that do not make the protections applicable. For example, the incurrence of indebtedness under the Credit Agreement is permitted without regard to any incurrence test up to a $100.0 million limit and certain other indebtedness is permitted to the extent of certain specified dollar limits and the making of Restricted Payments is permitted in any event to the extent of certain dollar limits specified in the Indenture. See "-- Covenants" above.

     The covenants discussed above may be waived by the Trustee and the holders of the Notes as discussed in "-- Modification and Waiver" below and may not be waived in any way by the board of directors of the Company. In addition, the covenants are fully applicable in the event of a leveraged buyout initiated or supported by the Company, the Company's management or any affiliate of either party.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due (whether or not prohibited by the provisions of the Indenture described under "-- Ranking" above); (b) failure to pay any interest on any Note when due, and the default continues for 30 days (whether or not prohibited by the provisions of the Indenture described under "-- Ranking" above); (c) default in the payment of principal of and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "-- Covenants -- Change of Control" and "-- Covenants -- Limitation on Certain Asset Dispositions" above when due and payable (whether or not prohibited by the provisions of the Indenture described under "-- Ranking" above); (d) failure to perform or comply with any of the provisions described under "-- Covenants -- Mergers, Consolidations and Certain Sales of Assets" above; (e) failure to perform any other covenant or agreement of the Company under the Indenture or the Notes and the default continues for 30 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of outstanding Notes; (f) default under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Restricted Subsidiaries having an outstanding principal amount of $5 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure to pay principal when due at the stated maturity of any such Indebtedness; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Restricted Subsidiaries in an amount of $5 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Material Subsidiaries; and (i) any Guarantee ceases to be in full force and effect or is declared null and void and unenforceable or is found to be invalid or a Guarantor denies its liability under the Guarantee (other than by reason of a release of such Guarantor from the Guarantee in accordance with the terms of the Indenture and the Guarantee).

     If an Event of Default (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture; and provided, further, that so long as the Credit Agreement shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than as specified under clause (h) above), the Notes shall not become due and payable until the earlier to occur of (x) five business days following delivery of a written notice of such acceleration of the Notes to the agent under the Credit Agreement, if such Event of Default has not been cured prior to such fifth business day, and (y) the acceleration of any Indebtedness under the Credit Agreement. If an Event of Default specified in clause (h) of the preceding paragraph with respect to the Company occurs, the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. For information as to waiver of defaults, see "-- Modification and Waiver."

     The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes, give the holders thereof notice of all uncured Defaults or Events of Default known to it; provided, however, that, except in the case of an Event of Default or a Default in payment with respect to the Notes or a Default or Event of Default in complying with "-- Covenants -- Mergers, Consolidations and Certain Sales of Assets," the Trustee shall be protected in withholding such notice if and so long as the Board of Directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the holders of the Notes.

     No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     The Company will be required to furnish to the Trustee annually a statement as to its performance of certain of its obligations under the Indenture and as to any default in such performance.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     The Company may terminate its substantive obligations and the substantive obligations of the Guarantors in respect of the Notes and the Guarantees by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by the Company on account of principal of, premium, if any, and interest on all Notes or otherwise. In addition to the foregoing, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "-- Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) and provided that no default under any Senior Debt would result therefrom, terminate its substantive obligations and the substantive obligations of the Guarantors in respect of the Notes and the Guarantees (except for the Company's obligation to pay the principal of (and premium, if any, on) and the interest on the Notes and such Guarantors' guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on the Notes, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture. In addition, the Company may, provided that no Default or Event of Default has occurred, and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "-- Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) and provided that no default under any Senior Debt would result therefrom, terminate all of its substantive obligations and all of the substantive obligations of the Guarantors in respect of the Notes and the Guarantees (including the Company's obligation to pay the principal of (and premium, if any, on) and interest on the Notes and such Guarantors' guarantee thereof by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on the Notes, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel based upon such a ruling addressed to the Trustee or a change in the applicable Federal tax law since the date of the Indenture, to such effect, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture.

     The Company may make an irrevocable deposit pursuant to this provision only if at such time it is not prohibited from doing so under the subordination provisions of the Indenture or certain covenants in the instruments governing Senior Debt and the Company has delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

GOVERNING LAW

     The Indenture, the Notes and the Guarantee (if any) will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Note affected thereby, (a) change the Stated Maturity of the principal of or any installment of interest on any Note or alter the optional redemption or repurchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes, (b) reduce the principal amount of (or the premium) of any Note, (c) reduce the rate of or extend the time for payment of interest on any Note, (d) change the place or currency of payment of principal of (or premium) or interest on any Note, (e) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture subject thereto) or the right of the holders to institute suit for the enforcement of any payment on or with respect to any Note or the Guarantee, or the modification and amendment of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each holder affected), (f) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default,
(g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, any Note (except a recision of acceleration of the Notes by the holders as provided in the Indenture and a waiver of the payment default that resulted from such acceleration), (h) modify the ranking or priority of the Notes or the Guarantee, or modify the definition of Senior Debt or Designated Senior Debt or amend or modify the subordination provisions of the Indenture in any manner adverse to the Holders, (i) release the Guarantors from any of their respective obligations under the Guarantee or the Indenture otherwise than in accordance with the Indenture, or (j) modify the provisions relating to any Offer to Purchase required under the covenants described under "-- Covenants -- Limitation on Certain Asset Dispositions" or "-- Covenants -- Change of Control" in a manner materially adverse to the holders of Notes with respect to any Asset Disposition that has been consummated or Change of Control that has occurred.

     The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.

THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, the Guarantors, or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

     The Exchange Notes will initially be represented by one or more global Notes in definitive, fully registered form without interest coupons (collectively, the "Global Note") and will be deposited with the Trustee as custodian for the Depositary and registered in the name of a nominee of the Depository.

     Upon the issuance of the Global Note, the Depositary or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with the Depositary ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as the Depositary, or its nominee, is the registered holder of the Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with the Depositary's applicable procedures.

     Payments of the principal of, and interest on, the Global Note will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary rules and will be settled in same-day funds.

     The Depositary has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose accounts an interest in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction.

     The Depositary has advised the Company as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the

Trustee will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED EXCHANGE NOTES

     If the Depositary is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated notes in exchange for the Global Note.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture or the Registration Rights Agreement. Reference is made to the Indenture or the Registration Rights Agreement for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any Person, Indebtedness of such Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from another Person, including Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with any specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of (i) shares of Capital Stock of a Subsidiary of the Company (other than directors' qualifying shares) or (ii) property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that an Asset Disposition shall not include (a) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary of the Company to the Company or to any Wholly Owned Subsidiary of the Company, (b) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business, (c) any isolated sale, transfer or other disposition that does not involve aggregate consideration in excess of $1 million individually, (d) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, (e) any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with "-- Covenants -- Limitation on Liens" above, (f) any Restricted Payment permitted by "-- Covenants -- Limitation on Restricted Payments" above, (g) any disposition of assets or property in the ordinary course of business to the extent such property or assets are obsolete, worn-out or no longer useful in the Company's or any of its Restricted Subsidiaries' business, (h) the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of the Company as permitted under "-- Covenants -- Mergers, Consolidations and Certain Sales of Assets" above; provided, that the assets not so sold, leased, conveyed, disposed of or otherwise transferred shall be deemed an Asset Disposition, or (i) any disposition that constitutes a Change of Control.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by (ii) the sum of all such principal or liquidation value payments.

     "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Cash Flow Available for Fixed Charges" of any Person means for any period the Consolidated Net Income of such Person for such period increased (to the extent Consolidated Net Income for such period has been reduced thereby) by the sum of (without duplication) (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person prepared in accordance with GAAP for such period, plus (iv) any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period.

     "Consolidated Cash Flow Ratio" of any Person means for any period the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period, plus (B) the annual interest expense with respect to any Indebtedness proposed to be Incurred by such Person or its Restricted Subsidiaries, minus (C) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Indebtedness that will no longer be outstanding as a result of the Incurrence of the Indebtedness proposed to be Incurred, plus (D) the annual interest expense with respect to any other Indebtedness Incurred by such Person or its Restricted Subsidiaries since the end of such period to the extent not included in clause (ii)(A), minus (E) Consolidated Interest Expense of such Person to the extent included in clause
(ii)(A) with respect to any Indebtedness that no longer is outstanding as a result of the Incurrence of the Indebtedness referred to in clause (ii)(D); provided, however, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation (after giving effect to any hedge in respect of such Indebtedness that will, by its terms, remain in effect until the earlier of the maturity of such Indebtedness or the date one year after the date of such determination) had been the applicable rate for the entire period; provided, further, however, that, in the event such Person or any of its Restricted Subsidiaries has made any Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period and on or prior to the date of measurement, such computation shall be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period. Calculations of pro forma amounts in accordance with this definition shall be done in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision and may include reasonably ascertainable cost savings.

     "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" for any Person means for any period, without duplication, (a) the consolidated interest expense included in a consolidated income statement (without deduction of interest or finance charge income) of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP and (b) dividend requirements of such Person and its Restricted Subsidiaries with respect to Disqualified Stock and with respect to all other Preferred Stock of Restricted Subsidiaries of such Person (in each case whether in cash or otherwise (except dividends payable solely in shares of Capital Stock of such Person or such Restricted Subsidiary)) paid, accrued or accumulated during such period times a fraction the numerator of which is one and the denominator of which is one minus the then effective consolidated Federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (but not net loss) of any Restricted Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (regardless of any waiver thereof), (c) non-cash gains and losses due solely to fluctuations in currency values, (d) the net income of any Person that is not a Restricted Subsidiary of such Person, except to the extent of the amount of dividends or other distributions representing such Person's proportionate share of such other Person's net income for such period actually paid in cash to such Person by such other Person during such period, (e) gains but not losses on Asset Dispositions by such Person or its Restricted Subsidiaries, (f) all extraordinary gains and losses determined in accordance with GAAP and (g) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

     "Continuing Director" means a director who either was a member of the Board of Directors of the Company on the Issue Date or who became a director of the Company subsequent to the Issue Date and whose election, or nomination for election by the Company's stockholders, was duly approved by a majority of the Continuing Directors then on the Board of Directors of the Company, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

     "Credit Agreement" means the Credit Agreement among the Company as borrower thereunder, and Morgan Guaranty Trust Company of New York, as agent on behalf of itself and the others named therein, and any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto or replacements thereof (including, without limitation, any amendment increasing the amount borrowed thereunder) and any agreement providing therefor whether by or with the same or any other lender, creditors, or group of creditors and including related notes, guarantee agreements, security agreements and other instruments and agreements executed in connection therewith.

     "Default" means any event that is, or after notice or lapse of time or both would become, an Event of Default.

     "Designated Senior Debt" means (i) so long as the Credit Agreement is in effect, the Senior Debt incurred thereunder and (ii) thereafter, any other Senior Debt which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25.0 million which has been so designated as Designated Senior Debt by the Board of Directors of the Company at the time of initial issuance in a resolution delivered to the Trustee.

     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the Notes.

     "Domestic Restricted Subsidiary" means any Restricted Subsidiary of the Company organized and existing under the laws of the United States, any state thereof or the District of Columbia.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

     "GAAP" means generally accepted accounting principles, consistently applied, as in effect on the Issue Date in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronounce-ments of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession in the United States.

     "Guarantee" means the guarantee of the Senior Subordinated Notes by each Guarantor under the Indenture.

     "Guarantor" means (i) each Restricted Subsidiary on the Issue Date and (ii) each Restricted Subsidiary, if any, of the Company formed or acquired after the Issue Date, which pursuant to the terms of the Indenture executes a supplement to the Indenture as a Guarantor. Note that Dolco, which was a Restricted Subsidiary on the Issue Date, is no longer a Guarantor since it has been merged into Tekni-Plex.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company (or is merged into or consolidates with the Company or any of its Restricted Subsidiaries), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company (or being merged into or consolidated with the Company or any of its Restricted Subsidiaries), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary of the Company or merges into or consolidates with the Company or any of its Restricted Subsidiaries.

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person and (vii) every obligation of the type referred to in clauses (i) through
(vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise. Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Stock of the Company owned by any Person other than the Company or a Restricted Subsidiary of the Company, and any Preferred Stock of a Restricted Subsidiary of the Company. Indebtedness shall never be calculated taking into account any cash and cash equivalents held by such Person. Indebtedness shall not include obligations arising from agreements of the Company or a Restricted Subsidiary of the Company to provide for indemnification, adjustment of purchase price, earn-out, or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a Restricted Subsidiary of the Company.

     "Investment" by any Person means any direct or indirect loan, advance, guarantee or other extension of credit (excluding credit balances in bank accounts or similar accounts with other financial institutions) or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by any other Person.

     "Issue Date" means the original issue date of the Notes.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Material Subsidiary" means, at any date of determination, any Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company accounted for more than 5% of the consolidated revenues of the Company or (ii) as of the end of such fiscal year, was the owner of more than 5% of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year prepared in conformity with GAAP.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities, (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (iii) of the covenant of the Indenture described under "-- Covenants -- Limitation on Certain Asset Dispositions") and (v) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

     "Net Investment" means the excess of (i) the aggregate amount of all Investments in Unrestricted Subsidiaries or joint ventures made by the Company or any Restricted Subsidiary on or after the Issue Date (in the case of an Investment made other than in cash, the amount shall be the fair market value of such Investment as determined in good faith by the Board of Directors of the Company or such Restricted Subsidiary) over (ii) the aggregate amount returned in cash on or with respect to such Investments whether through interest payments, principal payments, dividends or other distributions or payments; provided, however that such payments or distributions shall not be (and have not been) included in subclause (b) of clause (3) of the first paragraph described under "-- Covenants -- Limitation on Restricted Payments;" provided, further that with respect to all Investments made in any Unrestricted Subsidiary or joint venture the amounts referred to in clause (ii) above with respect to such Investments shall not exceed the aggregate amount of all such Investments made in such Unrestricted Subsidiary or joint venture.

     "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

 (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

 (2) the Expiration Date and the Purchase Date;

 (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

 (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

 (5) that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

 (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

 (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

 (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

 (9) that each holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

(10) that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

(12) that in the case of any holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

     An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

     "Permitted Holder" means any of any member of the Board of Directors of the Company as of the Issue Date, Tekni-Plex Partnership, MST/TP Partners, L.P., MST Management, L.P., MST Partners L.P., any Affiliate of or partner in any of the foregoing (including any Person receiving common stock of the Company upon a distribution by any of the foregoing partnerships, whether a partner or designated by a partner for purposes of estate or similar personal planning), or any group if the majority of the shares of Common Stock of the Company owned by such group are beneficially owned by any or all of the foregoing and their Related Persons and Affiliates.

     "Permitted Investments" means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase; (ii) Investments in commercial paper issued by corporations or financial institutions maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's Investors Service or "A-1" or better by Standard & Poor's Corporation or an equivalent rating or better by any other nationally recognized securities rating agency; (iii) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province thereof, in each case having a combined capital, surplus and undivided profits totalling more than $500,000,000, maturing within one year of the date of purchase; (iv) Investments representing Capital Stock or obligations issued or otherwise transferred to the Company or any of its Restricted Subsidiaries in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or any of its Restricted Subsidiaries; (v) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks; (vi) any acquisition of the Capital Stock of any Person; provided, however, that after giving effect to any such acquisition such Person shall become a Restricted Subsidiary of the Company;
(vii) receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;
(viii) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;
(ix) any interest swap or hedging obligation with an unaffiliated Person otherwise permitted by the Indenture; (x) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under "-- Covenants -- Limitation on Certain Asset Dispositions" above, (xi) Investments in Restricted Subsidiaries or by virtue of which a person becomes a Restricted Subsidiary; and (xii) loans and advances to employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business.

     "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase" above.

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the Voting Stock of such Person.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Senior Debt" means, with respect to any Person at any date, (i) in the case of the Company or the Guarantor, all Indebtedness and other obligations under the Credit Agreement, including, without limitation, principal, premium, if any, and interest on such Indebtedness and all other amounts due on or in connection with such Indebtedness including all charges, fees and expenses, (ii) all other Indebtedness of such Person for money borrowed, including principal, premium, if any, and interest on such Indebtedness, unless the instrument under which such Indebtedness for money borrowed is created, incurred, assumed or guaranteed expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments, refinancing or replacements thereof and all other Indebtedness of such Person of the types referred to in clauses (iii),
(iv) (not including obligations issued or assumed as the deferred purchase price of services) and (vi) of the definition of Indebtedness and (iii) all interest on any Indebtedness referred to in clauses (i) and (ii) accruing during, or which would accrue but for, the pendency of any bankruptcy or insolvency proceeding, whether or not allowed thereunder.

Notwithstanding the foregoing, Senior Debt shall not include (a) Indebtedness which is pursuant to its terms or any agreement relating thereto or by operation of law subordinated or junior in right of payment or otherwise to any other Indebtedness of such Person; provided, however, that no Indebtedness shall be deemed to be subordinate or junior in right of payment or otherwise to any other Indebtedness of a Person solely by reason of such other Indebtedness being secured and such Indebtedness not being secured, (b) the Notes, (c) any Indebtedness of such Person to any of its Subsidiaries, (d) Indebtedness Incurred in violation of the provisions of the Indenture described under "-- Covenants -- Limitation on Indebtedness"; provided, however, that Indebtedness under the Credit Agreement shall be deemed not to have been Incurred in violation of such provisions for purposes of this clause (d) if the holder(s) of such Indebtedness or their agent or representative shall have received a representation from the Company to the effect that the Incurrence of such Indebtedness does not violate such provision and (e) any Indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to the Company.

     "Subordinated Indebtedness" means any Indebtedness (whether outstanding on the date hereof or hereafter incurred) which is by its terms expressly subordinate or junior in right of payment to the Notes.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company formed or acquired after the Issue Date that at the time of determination is designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. Any such designation by the Board of Directors will be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions. The Board of Directors of the Company may not designate any Subsidiary of the Company to be an Unrestricted Subsidiary if, after such designation, (a) the Company or any other Restricted Subsidiary (i) provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) is directly or indirectly liable for any Indebtedness of such Subsidiary, (b) a default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity or (c) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

     "Voting Stock" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of certain material United States federal income tax consequences of the Exchange Offer to holders of Old Notes. Unless otherwise stated, this discussion addresses the United States federal income tax consequences to persons that hold Old Notes as capital assets, and that are (i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) estates the income of which is subject to United States federal income tax regardless of its source, or (iv) trusts the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States fiduciaries have the authority to control all substantial decisions ("U.S. Holders"). This discussion does not purport to address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold Old Notes or Exchange Notes as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion does not address the tax consequences to persons that have a "functional currency" other than the U.S. dollar. In addition, this discussion does not address United States federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

     HOLDERS OF NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE EXCHANGE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

THE EXCHANGE

     The exchange of an Old Note for an Exchange Note pursuant to the Exchange Offer should not be treated as an exchange or otherwise as a taxable event for U.S. federal income tax purposes. Accordingly, the Exchange Notes should have the same issue price as the Old Notes and each holder should have the same adjusted basis and holding period in the Exchange Notes as it had in the Old Notes immediately before the Exchange Offer. It is assumed, for purposes of the following discussion, that the consummation of the Exchange Offer will not be treated as a taxable event and that the Exchange Notes and the Old Notes will be treated as the same instruments for U.S. federal income tax purposes.

DISPOSITION OF EXCHANGE NOTES

     If a U.S. Holder sells an Exchange Note between interest payment dates, the U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale (except to the extent such amount is attributable to accrued but previously unrecognized interest, which is taxable as ordinary interest income) and the U.S. Holder's adjusted tax basis in the Exchange Note. A U.S. Holder's adjusted tax basis in an Exchange Note will be equal to the amount the U.S. Holder paid to purchase the Old Note, (i) increased by any interest that has accrued since the last interest payment date, any "original issue discount" within the meaning of Section 1273 of the Code, and any market discount, in each case that has previously been included by such U.S. Holder in taxable income with respect to such Note, and (ii) decreased by any bond premium previously amortized and any principal payments previously received by such U.S. Holder with respect to such Note. Subject to the market discount rules, any such gain or loss will be capital gain or loss, long-term or short-term depending upon whether the Holder has held such Note for more than one year. Subject to certain limited exceptions, capital losses cannot be used to offset ordinary income.

FOREIGN HOLDERS

     For purposes of this discussion, a "Foreign Holder" is any noteholder other than a U.S. Holder.

     A Foreign Holder generally will not be subject to United States federal withholding tax on interest paid on the Exchange Notes so long as the Foreign Holder (i) is not actually or constructively a "10 percent shareholder" of the Company or a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, and
(ii) provides an appropriate statement, signed under penalties of perjury, certifying that the beneficial owner of the Exchange Note is a foreign person and providing that foreign person's name and address. If the information provided in this statement changes, the foreign person must so inform the Company within 30 days of such change. The statement generally must be provided in the year a payment occurs or in either of the two preceding years. If the foregoing conditions are not satisfied, then interest paid on the Exchange Notes will be subject to United States withholding tax at a rate of 30%, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

     Any capital gain a Foreign Holder realizes on the sale, redemption, retirement or other taxable disposition of an Exchange Note will be exempt from United States federal income and withholding tax, provided that (i) the gain is not effectively connected with the Foreign Holder's conduct of a trade or business in the United States, (ii) in the case of a Foreign Holder that is an individual, the Foreign Holder is not present in the United States for 183 days or more in the taxable year of the disposition and (iii) the Foreign Holder is not subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

     If the interest, gain or other income a Foreign Holder recognizes on an Exchange Note is effectively connected with the Foreign Holder's conduct of a trade or business in the United States, the Foreign Holder (although exempt from the withholding tax previously discussed if an appropriate statement is furnished) generally will be subject to United States federal income tax on the interest, gain or other income at regular federal income tax rates. In addition, if the Foreign Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits," as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company will be required to report annually to the IRS, and to each U.S. Holder of record, the amount of interest paid on the Exchange Notes (and the amount, if any, withheld) for each calendar year, except as to exempt holders (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or non-resident aliens that provide certification as to their status). Each U.S. Holder (other than holders, including, among others, corporations, that are not subject to the reporting requirements) will be required to provide to the Company, under penalties of perjury, a certificate containing the U.S. Holder's name, address, correct federal taxpayer identification number and a statement that the U.S. Holder is not subject to backup withholding. Should a nonexempt U.S. Holder fail to provide the required certificate, the Company will be required to withhold 31% of the interest otherwise payable to the U.S. Holder and to remit the withheld amount to the IRS as a credit against the U.S. Holder's federal income tax liability.

                              PLAN OF DISTRIBUTION

     Prior to the Exchange Offer, there has been no market for any of the Exchange Notes. The Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market. There can be no assurance that an active trading market will develop for, or as to the liquidity of, any of the Notes.

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, the Company will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until
          , 1997, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

     Certain legal matters relating to the Exchange Notes offered hereby will be passed upon for the Company by Winthrop, Stimson, Putnam & Roberts, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Tekni-Plex included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


     The financial statements of Dolco included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                             AVAILABLE INFORMATION

     Tekni-Plex has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the securities being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Registration Statement. For further information with respect to Tekni-Plex and the Exchange Offer, reference is made to the Exchange Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved. The Exchange Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 75 Park Place, New York, New York 10007 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Additionally, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     As a result of the filing of the Exchange Registration Statement with the Commission, the Company will become subject to the informational requirements of the Exchange Act, and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of the Company to file periodic reports and other information with the Commission will be suspended if the Exchange Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of the Company other than the fiscal year in which the Exchange Registration Statement is declared effective. The Company will nevertheless be required to continue to file reports with the Commission if the Exchange Notes are listed on a national securities exchange. In the event the Company ceases to be subject to the informational requirements of the Exchange Act, the Company will be required under the Indenture to continue to file with the Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Exchange Act. Under the Indenture, the Company shall file with the Trustee annual, quarterly and other reports within fifteen days after it files such reports with the Commission. Further, to the extent that annual, quarterly or other financial reports are furnished by the Company to stockholders generally it will mail such reports to holders of Exchange Notes. The Company will furnish annual and quarterly financial reports to stockholders of the Company and will mail such reports to holders of Exchange Notes pursuant to the Indenture, thus holders of Exchange Notes will receive financial reports every quarter. Annual reports delivered to the Trustee and the holders of Exchange Notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public or certified public accountant. The Company will also furnish such other reports as may be required by law.

                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULE


                                                                                        PAGE
                                                                                        ----
TEKNI-PLEX, INC.
Report of Independent Certified Public Accountants....................................  F-2
Financial Statements:
  Consolidated balance sheets as of June 28, 1996 and June 27, 1997...................  F-3
  Consolidated statements of operations for the years ended June 30, 1995, June 28,
     1996 and June 27, 1997...........................................................  F-4
  Statements of consolidated stockholders' equity for the years ended June 30, 1995,
     June 28, 1996 and June 27, 1997..................................................  F-5
  Consolidated statements of cash flows for the years ended June 30, 1995, June 28,
     1996 and June 27, 1997...........................................................  F-6
  Notes to consolidated financial statements..........................................  F-7
Report of Independent Certified Public Accountants on Financial Statement Schedule....  F-16
Financial Statement Schedule II.......................................................  F-17

DOLCO PACKAGING CORP.

Report of Independent Accountants.....................................................  F-18

Financial Statements:
  Statements of income for the years ended December 31, 1994 and 1995.................  F-19
  Statements of changes in stockholders' equity for the years ended December 31, 1994 and 1995.........................................................................  F-20
  Statements of cash flows for the years ended December 31, 1994 and 1995.............  F-21
  Notes to financial statements.......................................................  F-22

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
  Tekni-Plex, Inc.
  Somerville, New Jersey


     We have audited the accompanying consolidated balance sheets of Tekni-Plex, Inc. and its wholly owned subsidiary (the "Company") as of June 28, 1996 and June 27, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 27, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tekni-Plex, Inc. and its wholly owned subsidiary as of June 28, 1996 and June 27, 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 27, 1997 in conformity with generally accepted accounting principles.


                                          BDO SEIDMAN, LLP


August 26, 1997

Woodbridge, NJ

                                TEKNI-PLEX, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                  JUNE 28,           JUNE 27,
                                                                    1996               1997
                                                                ------------       ------------
ASSETS
Current Assets:
  Cash....................................................      $  1,048,287       $ 11,095,061
  Accounts Receivable, net of an allowance of $565,000 and
     $313,000 for possible losses.........................        12,955,647         12,688,165
  Inventory...............................................        12,954,993         13,315,278
  Income tax refund receivable............................           --               1,082,800
  Deferred income taxes...................................         2,900,000          1,500,000
  Prepaid and other current assets........................         1,738,009          2,029,606
                                                                 -----------       ------------
          Total current assets............................        31,596,936         41,710,910
                                                                 -----------       ------------
Property, plant and equipment, net........................        44,506,233         42,389,315
Intangible assets, net of accumulated amortization of
  $4,821,400 and $7,700,300...............................        40,751,682         36,966,687
Deferred charges, net of accumulated amortization of
  $496,200 and $77,400....................................         4,515,045          5,204,506
Other assets..............................................           400,142          2,757,946
                                                                 -----------       ------------
                                                                $121,770,038       $129,029,364
                                                                 ===========       ============
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long term debt.......................      $  3,226,149       $    --
  Accounts payable-trade..................................         5,480,514          6,138,694
  Accrued payroll and benefits............................         3,917,404          5,189,683
  Accrued interest........................................         1,068,690            --
  Accrued liabilities-other...............................         5,448,782          4,432,916
  Income taxes payable....................................           795,000            --
                                                                 -----------       ------------
          Total current liabilities.......................        19,936,539         15,761,293
                                                                 -----------       ------------
Long-term debt............................................        67,209,889         75,000,000
Deferred income taxes.....................................         7,655,000          7,255,000
Other liabilities.........................................         1,135,869            615,576
Redeemable Warrants.......................................         1,670,374            --
Commitments and contingencies
Stockholder's equity:
  Common Stock, $.01 par value, authorized 20,000 Shares,
     issued and outstanding 1,707 shares at June 28, 1996
     and June 27, 1997....................................                17                 17
  Additional paid-in capital..............................        22,999,983         41,473,251
  Retained earnings.......................................         1,162,367        (11,075,773)
                                                                 -----------       ------------
          Total stockholder's equity......................        24,162,367         30,397,495
                                                                 -----------       ------------
                                                                $121,770,038       $129,029,364
                                                                 ===========       ============


        See accompanying notes to the consolidated financial statements.

                                TEKNI-PLEX, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                             YEARS ENDED
                                                           ------------------------------------------------
                                                            JUNE 30,          JUNE 28,           JUNE 27,
                                                              1995              1996               1997
                                                           -----------       -----------       ------------
Net sales...............................................   $44,688,453       $80,917,205       $144,735,927
Cost of Sales...........................................    34,941,442        62,335,102        107,006,755
                                                           -----------       -----------       ------------
    Gross Profit........................................     9,747,011        18,582,103         37,729,172
Operating expenses:
  Selling, general and administrative...................     4,813,583        10,338,632         15,886,002
                                                           -----------       -----------       ------------
    Income from operations..............................     4,933,428         8,243,471         21,843,170
Other expenses:
  Interest..............................................     4,321,979         5,816,166          8,094,149
  Other.................................................       234,743           469,370            646,433
                                                           -----------       -----------       ------------
    Income before provision for income taxes and
      extraordinary item................................       376,706         1,957,935         13,102,588
Provision for income taxes..............................       211,000           982,200          4,675,000
                                                           -----------       -----------       ------------
Income before extraordinary item........................       165,706           975,735          8,427,588
Extraordinary loss on extinguishment of debt............            --                --        (20,665,728)
                                                           -----------       -----------       ------------
Net Income (loss).......................................   $   165,706       $   975,735       $(12,238,140)
                                                           ===========       ===========       ============


        See accompanying notes to the consolidated financial statements.

                                TEKNI-PLEX, INC.

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY


                                                                ADDITIONAL
                                                   COMMON        PAID-IN         RETAINED
                                                    STOCK        CAPITAL         EARNINGS          TOTAL
                                                  ---------    ------------    ------------     ------------
Balance, July 1, 1994...........................  $       9    $ 11,499,991    $     20,926     $ 11,520,926
Net Income......................................                                    165,706          165,706
                                                   --------     -----------       ---------      -----------
Balance, June 30, 1995..........................          9      11,499,991         186,632       11,686,632
Proceeds from capital contribution..............          8      11,499,992                       11,500,000
Net Income......................................                                    975,735          975,735
                                                   --------     -----------       ---------      -----------
Balance, June 28, 1996..........................         17      22,999,983       1,162,367       24,162,367
Proceeds from capital contribution..............                 18,473,268              --       18,473,268
Net Income (loss)...............................                                (12,238,140)     (12,238,140)
                                                   --------     -----------       ---------      -----------
Balance, June 27, 1997..........................  $      17    $ 41,473,251    $(11,075,773)    $ 30,397,495
                                                   ========     ===========       =========      ===========


        See accompanying notes to the consolidated financial statements.

                                TEKNI-PLEX, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         YEARS ENDED
                                                                       ------------------------------------------------
                                                                        JUNE 30,          JUNE 28,           JUNE 27,
                                                                          1995              1996               1997
                                                                       -----------      ------------       ------------
Cash flows from operating activities:
  Net income (loss)..................................................  $   165,706      $    975,735       $(12,238,140)
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation.....................................................    1,018,157         3,247,239          6,051,201
    Amortization.....................................................    2,444,222         3,573,592          3,499,679
    Deferred income taxes............................................      210,000            63,700          1,000,000
    Allowance for doubtful accounts..................................           --           120,614            200,000
    Amortization of redeemable warrants..............................      391,100           379,274            556,400
    Extraordinary loss on extinquishment of debt.....................           --                --         20,665,728
    (Increase) decrease, net of the effect of acquired companies:
      Accounts receivable............................................   (1,005,933)        1,160,960             67,482
      Inventories....................................................     (801,591)        1,394,980           (360,285)
      Prepaid and other current assets...............................     (128,978)         (791,519)          (291,597)
      Deferred charges and other assets..............................       44,637           163,146             12,108
    Increase (decrease), net of effect of acquired companies:
      Accounts payable and other current liabilities.................       16,681        (4,516,499)           495,368
      Income taxes payable...........................................           --           796,343           (121,100)
                                                                       -----------      ------------       ------------
        Net cash provided by operating activities....................    2,354,001         6,567,565         19,536,844
                                                                       -----------      ------------       ------------
Cash flows from investing activities:
  Acquisitions of net assets including acquisition costs, net of cash
    acquired.........................................................           --       (47,246,686)                --
  Capital expenditures...............................................     (614,344)       (2,275,215)        (3,934,283)
  Increase in deposits...............................................           --                --         (2,338,535)
                                                                       -----------      ------------       ------------
        Net cash used in investing activities........................     (614,344)      (49,521,901)        (6,272,818)
                                                                       -----------      ------------       ------------
Cash flow from financing activities:
  Proceeds from long-term debt.......................................           --        51,614,974         75,000,000
  Repayments of long-term debt.......................................   (1,500,000)      (19,550,000)       (64,551,149)
  Borrowings/payments on line of credit, net.........................      131,969         3,459,324         (6,857,505)
  Repayment of notes payable.........................................      (83,380)          (92,016)                --
  Proceeds from capital contribution.................................           --        11,500,000         18,473,268
  Debt financing costs...............................................           --        (3,713,039)        (5,281,866)
  Redemption of warrants.............................................           --                --        (20,000,000)
  Proceeds from issuance of warrants.................................           --           450,000                 --
                                                                       -----------      ------------       ------------
        Net cash provided by financing activities....................   (1,451,411)       43,669,243         (3,217,252)
                                                                       -----------      ------------       ------------
Net increase in cash.................................................      288,246           714,907         10,046,774
Cash, beginning of period............................................       45,134           333,380          1,048,287
                                                                       -----------      ------------       ------------
Cash, end of period..................................................  $   333,380      $  1,048,287       $ 11,095,061
                                                                       ===========      ============       ============


        See accompanying notes to the consolidated financial statements.

                                TEKNI-PLEX, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF ACCOUNTING POLICIES

  Nature of Business

     Tekni-Plex, Inc. is a New Jersey based manufacturer of primary packaging materials for the pharmaceutical, food, foodservice disposables and telecommunications industries. The Company is organized into two operating groups. The Flexible Packaging Group produces printed and unprinted multi-layer constructions of plastic, paper and metal films and sheets, with emphasis on pharmaceutical and telecommunications applications. The Foam Products Group primarily produces polystyrene foam packaging products for the food and foodservice disposables industries.

     The Company operates six manufacturing plants in New Jersey (2), Indiana, Washington, Georgia and Texas. All facilities are owned with the exception of the Texas plant. The Company's products are sold to both domestic and international customers.

     On March 18, 1994, T.P. Acquisition Company, Inc., acquired Tekni-Plex, Inc. for approximately $43,775,000. The companies were merged. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their fair market value on the closing date. The excess of cost over the fair value of net assets acquired amounted to $31,035,000 after providing for certain restructuring costs. The Company also entered into a long-term consulting agreement including a covenant not to compete with former management (the "Consulting Agreement") totaling $2,000,000.


  Consolidation Policy


     The consolidated financial statements include the financial statements of Tekni-Plex, Inc. and its wholly-owned subsidiary, Dolco Packaging Corp. ("Dolco"). All intercompany transactions and balances have been eliminated in consolidation. In August 1997 Dolco was merged into Tekni-Plex, Inc.


  Inventories


     Inventories are stated at the lower of cost (weighted average) or market.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation and amortization are computed over the estimated useful lives of the assets by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes.

  Intangible Assets

     The Company amortizes the excess of cost over the fair value of net assets acquired on a straight-line basis over 15 years, and the cost of acquiring certain patents and trademarks, over seventeen and ten years, respectively. Recoverability is evaluated periodically based on the expected undiscounted net cash flows of the related businesses.

  Deferred Charges


     The Company amortizes the deferred financing costs incurred in connection with the Company's borrowings over the life of the related indebtedness (5-10 years). The covenant not to compete portion of the Consulting Agreement with former management is amortized over its related term of 10 years. (See Note 10).

                                TEKNI-PLEX, INC.

  Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Deferred income tax assets and liabilities are recognized for differences between the financial statement and income tax basis of assets and liabilities based upon statutory rates enacted for future periods. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

  Fiscal Year-End

     The Company utilizes a 52/53 week fiscal year ending on the Friday closest to June 30.

  Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company purchases polystyrene resin ("resin"), the raw material used in the foam products line from two suppliers. Resin represents approximately 33% of the Company's raw material purchases. The Company currently has contracts with these suppliers for minimum quantities.

     Aclar(R), a specialty material used in high barrier laminations, represents approximately 17% of the Company's raw material purchases. This product is currently manufactured by only one company. The inability to timely obtain sufficient quantities of Aclar(R) could have a material adverse effect on the Company's operating results.


  Long-Lived Assets


     Effective June 29, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets Being Disposed Of," which provides guidance on how and when impairment losses are recognized on long-lived assets. This statement did not have a material impact on the financial position or results of operations of the Company.


  Stock Based Compensation


     Effective June 29, 1996, the Company adopted SFAS No. 123 "Accounting for Stock-Based Compensation." The Company chose to apply APB Opinion 25 and related interpretations in accounting for its stock options. As a result, this statement did not have an effect on the financial position or results of operations of the Company.


  New Accounting Pronouncements



     In June 1997, SFAS 130, Reporting Comprehensive Income, and SFAS 131, Disclosures about Segments of an Enterprise and Related Information, were issued. SFAS 130 addresses standards for reporting and display of comprehensive income and its components, and SFAS 131 requires disclosure of reportable operating segments. Both statements are effective for the Company's 1999 fiscal year. The Company will be reviewing these pronouncements to determine their applicability to the Company, if any.

                                TEKNI-PLEX, INC.

2. ACQUISITIONS

     On February 22, 1996, the Company purchased 100% of the common stock of Dolco for approximately $40,000,000. Dolco is the nation's leading producer of foamed egg cartons and various grocery store containers for meat, poultry, baked goods and produce. The acquisition was recorded under the purchase method and Dolco's operations have been reflected in the statement of operations since that date. As a result of the acquisition, goodwill of approximately $14,044,000 has been recorded, which is being amortized over 15 years.

     In connection with this acquisition, a reserve of $5,000,000 was established for the costs to integrate Dolco's operations with the Company and to eliminate duplicate personnel. At June 28, 1996, the Company had approximately $4,200,000 remaining in this reserve. During the nine months ended March 28, 1997, the Company reduced its estimate of these costs and, accordingly, reduced this reserve and goodwill by $790,000. At March 28, 1997, the remaining balance in this reserve was approximately $1,857,000.

     The following table presents the unaudited pro forma results of operations as though the acquisition of Dolco occurred on July 2, 1994:

                                                                  1995             1996
                                                              -------------    -------------
    Net sales...............................................  $ 117,920,000    $ 135,800,000
    Income from operations..................................     10,748,000       11,753,000
    Net income..............................................      1,623,000        1,848,000

     The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

     On December 22, 1995, the Company purchased certain assets and assumed certain liabilities of Hargro Flexible Packaging Corporation in Flemington, NJ, for approximately $7,500,000, which approximated the fair value of the net assets acquired. The acquisition was recorded under the purchase method. As a result of this acquisition, the former Brooklyn, New York Closure Liners Operation of Tekni-Plex was closed on May 31, 1996. The machinery and equipment along with many of the employees have been relocated to the Flemington facility. Pro forma results of operations, assuming the Hargro acquisition had been made on July 2, 1994, would not be materially different from the unaudited pro forma results presented above.

3. INVENTORIES

     Inventories are summarized as follows:


                                                                  JUNE 28,        JUNE 7,
                                                                    1996            1997
                                                                ------------    ------------
    Raw materials.............................................  $  3,642,000    $  5,943,000
    Work-in-process...........................................     4,038,000       3,362,000
    Finished goods............................................     5,275,000       4,010,000
                                                                 -----------     -----------
                                                                $ 12,955,000    $ 13,315,000
                                                                 ===========     ===========

                                TEKNI-PLEX, INC.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:


                                                    JUNE 28,        JUNE 7,         ESTIMATED
                                                      1996            1997         USEFUL LIVES
                                                  ------------    ------------     ------------
    Land........................................  $  1,886,000    $  1,901,000
    Building and improvements...................    10,209,000      10,450,000      30-40 years
    Machinery and equipment.....................    35,837,000      38,375,000       5-10 years
    Furniture and fixtures......................       338,000         451,000       5-10 years
    Construction in progress....................       660,000       2,138,000
                                                  ------------    ------------
                                                    48,930,000      53,315,000
    Less: Accumulated depreciation..............     4,424,000      10,926,000
                                                  ------------    ------------
                                                  $ 44,506,000    $ 42,389,000
                                                  ============    ============


5. LONG-TERM DEBT

     Long-term debt consists of the following:


                                                                 JUNE 28,         JUNE 7,
                                                                   1996             1997
                                                                -----------     ------------
    Senior Subordinated Notes(a)..............................           --     $ 75,000,000
    Revolving line of credit(b)...............................  $ 6,858,000               --
    Term loans(b).............................................   39,250,000               --
    Subordinated note payable I (less unamortized discount of
      $330,000)(c)............................................   11,670,000               --
    Subordinated note payable II (less unamortized discount of
      $432,000)(d)............................................   11,568,000               --
    Notes payable --covenant not to compete (less unamortized
      discount of $443,000)(e)................................    1,090,000               --
                                                                -----------     ------------
                                                                 70,436,000       75,000,000
    Less: Current maturities..................................    3,226,000               --
                                                                -----------     ------------
                                                                $67,210,000     $ 75,000,000
                                                                 ==========       ==========


     The recorded value of long-term debt approximates fair value based on current rates available to the Company for debt of the same remaining maturities.


(a) On April 4, 1997, the Company issued $75,000,000 of 11 1/4% ten year notes. Interest on the notes is payable semi-annually. These proceeds along with a capital contribution of $18,373,000 were used to repay the balance of $36,800,000 on the credit facility, repay the subordinated notes of $25,200,000, including a prepayment penalty of $1,200,000 and repurchase the redeemable warrants for $20,000,000. These transactions resulted in an extraordinary loss of approximately $20,666,000. The extraordinary loss was comprised of (i) the prepayment penalty of $1,200,000 and the write-off of deferred financing costs and debt discount of $3,449,000, net of the combined tax benefit of $1,757,000, and (ii) the loss of the repurchase of the warrant of $17,773,000. The fair value of the warrants was determined pursuant to the contractually agreed value among the relevant parties.



(b) The Company maintained a revolving line of credit and two term notes with a bank, expiring February 21, 2002. Advances under the revolving line were limited to the sum of eligible accounts receivable and inventory, not to exceed $19,000,000. Outstanding borrowings under the revolving loan bore interest, payable monthly, at the bank's prime rate plus 1 1/2% (9 1/2% at June 28, 1996) or LIBOR plus 2 3/4% (8.2%

                                TEKNI-PLEX, INC.

    at June 28, 1996). The maximum amount outstanding was $4,525,000 and $11,771,000 for the years ended June 30, 1995 and June 28, 1996, respectively. The average amount outstanding and average rate of interest were $3,664,000 at 9.8% for the year ended June 30, 1995 and $5,389,000 at
    7.6% for the year ended June 28, 1996.



    The term loans were payable in increasing quarterly principal installments commencing May 31, 1996 with a final payment of $2,500,000 due on August 1, 2002. The term loans bore interest, payable monthly, at LIBOR plus 2 3/4% and 3% (8.195% and 8.281% at June 28, 1996).



    The loan agreement contained, among other things, provisions for maximum capital expenditures, and required the Company to comply with certain financial ratios. The loans were secured by substantially all of the Company's assets, including a first mortgage on the Company's facilities.



(c) Subordinated note payable I in the original principal amount of $12,000,000 was amended on February 21, 1996 and was due in two annual principal installments of $6,000,000 on February 21 in 2003 and 2004, with interest payable quarterly at 12 1/2%. In connection with this note, the Company issued warrants for the purchase of 150 shares of the Company's common stock, exercisable at par value. The warrants are effective as of March 18, 1994 and would have expired on February 21, 2004.



(d) Subordinated note payable II in the original principal amount of $12,000,000, issued on February 21, 1996 was due in two annual principal installments of $6,000,000 in February 21 in 2003 and 2004, with interest payable quarterly at 12 1/2%. In connection with this note, the Company issued warrants for the purchase of 150 shares of the Company's common stock, exercisable at par value. The warrants are effective as of February 21, 1996 and would have expired February 21, 2004.



    Each of the subordinated notes were discounted by $450,000, representing the estimated fair market value of the warrants at the time of issuance. The discounts were being amortized on the interest method over the terms of the notes. The note agreements contained, among other things, provisions for maximum capital expenditures and required the Company to comply with certain financial ratios. The notes were subordinated to the aforementioned bank revolver and term loans.



    The Company entered into a put option agreement ("agreement") with the warrant holders that may have required the Company to acquire all or a portion of shares of the Company's common stock issuable in connection with the warrants at a price equal to, approximately, the greater of book value or fair market value per share of common stock as of the end of the month immediately preceding the date notice is given of the put option exercise. The put options were exercisable from March 18, 2001 through February 21, 2004 or immediately after the occurrence of specific events prescribed in the agreement. At March 28, 1997, the estimated value of the put option was $5,438,000. The difference between the calculated value and the recorded value was being accreted, as a charge to interest expense, over the remaining life of the put option.



(e) The Company entered into a Consulting Agreement with former management, the terms of which called for 120 monthly payments of $16,667 through the year 2004, the total of such payments being $2,000,000. The Company was amortizing the covenant not to compete portion over 10 years. The net present value was calculated using an implied interest rate of 9 1/2% (see
    Note 10).



(f) On May 8, 1997, the Company entered into the New Credit Facility, and the Company has terminated the Existing Credit Facility. The New Credit Facility includes various covenants including, but not limited to, the maintenance of a minimum net worth of $22 million plus 75% of net income after June 27, 1997, a minimum EBITDA of $24 million, a ratio of EBITDA to interest expense of 2:1 (increasing over time) or greater, and a ratio of debt to EDITDA of 5:1 (decreasing over time) or less. As of June 27, 1997, there was no outstanding balance under the $75 million revolving credit line of the New Credit Facility.

                                TEKNI-PLEX, INC.

6. INCOME TAXES

     The provision for income taxes is summarized as follows:


                                                                       YEARS ENDED
                                                          --------------------------------------
                                                          JUNE 30,       JUNE 28,       JUNE 27,
                                                            1995           1996           1997
                                                          --------       --------       --------
                                                          (IN 000'S)
    Current:
      Federal...........................................    $ --           $735          $3,425
      State and local...................................       1            183             250
                                                                           ----            ----
                                                               1            918           3,675
    Deferred............................................     210             64           1,000
                                                          -------        -------        -------
    Provision for income taxes..........................    $211           $982          $4,675
                                                          =======        =======        =======


     The provision for income taxes differs from the amounts computed by applying the applicable Federal statutory rates due to the following:


                                                                       YEARS ENDED
                                                          --------------------------------------
                                                          JUNE 30,       JUNE 28,       JUNE 27,
                                                            1995           1996           1997
                                                          --------       --------       --------
                                                          (IN 000'S)
    Provision for Federal income taxes at the statutory
      rate..............................................    $128           $666          $4,455
    State and local income taxes, net of Federal
      benefit...........................................      81            305             165
    Other, net..........................................       2             11              55
                                                          -------        -------        -------
    Provision for income taxes..........................    $211           $982          $4,675
                                                          =======        =======        =======


     Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                 JUNE 28,        JUNE 27,
                                                                   1996            1997
                                                                -----------     -----------
    Current deferred taxes:
      Allowance for doubtful accounts.......................    $   226,000     $   125,000
      Inventory.............................................        338,000         360,000
      Tax credit and net operating loss carryforwards.......      1,002,000         298,000
      Accrued expenses......................................      1,334,000         717,000
                                                                -----------     -----------
    Total current deferred taxes............................      2,900,000       1,500,000
                                                                -----------     -----------
    Long-term deferred taxes:
      Net operating loss carryforwards......................        325,000              --
      Difference in book vs tax basis of assets.............     (7,980,000)     (7,255,000)
                                                                -----------     -----------
    Total deferred tax liabilities..........................     (7,655,000)     (7,255,000)
                                                                -----------     -----------
                                                                $(4,755,000)    $(5,755,000)
                                                                ===========     ===========



7. EMPLOYEE BENEFIT PLANS



     The Company maintains a discretionary profit sharing plan covering all eligible employees, excluding those employed by Dolco, with at least one year of service. Contributions to the plan are determined annually by the Board of Directors. There was no contribution for years ended June 30, 1995, June 28, 1996 and June 27, 1997.

                                TEKNI-PLEX, INC.

     The Company has a defined contribution profit sharing plan for the benefit of all employees having completed one year of service with Dolco Packaging Corp. The Company contributes 3% of each participant's compensation on a weekly basis. In 1993, the plan was amended to reintroduce the company matching contribution of up to 1% when an employee contributes 3% of compensation. Contributions totaled approximately $188,000 for the period February 22, 1996 to June 28, 1996 and $475,000 for the year ended June 27, 1997.



     The Company also has a defined benefit pension plan for the benefit of all employees having completed one year of service with Dolco. The Company's policy is to fund the minimum amounts required by applicable regulations. Dolco's Board of Directors approved a plan to freeze the pension plan on June 30, 1987, at which time benefits ceased to accrue. Dolco has not been required to contribute to the plan since 1990.


8. RELATED PARTY TRANSACTIONS


     The Company has a management consulting agreement with an affiliate of a stockholder. The terms of the agreement require the Company to pay a fee of approximately $30,000 per month for a period of ten years. Consulting service fees were approximately $203,000, $274,000 and $390,000 for the years ending June 30, 1995, June 28, 1996 and June 27, 1997, respectively.



9. STOCK OPTIONS



     In April 1994, the Company granted options to an employee to acquire 2.5% of the outstanding common stock for $13,529 per share, with anti-dilution provisions. The options are exercisable as to 33 1/3% of the shares on the first, second and third anniversary dates of the original grant and expire fifteen years from the date of the grant. No options have been exercised or forfeited as of June 27, 1997.


     The Company applies APB Opinion 25 and related Interpretations in accounting for these options. Accordingly, no compensation cost has been recognized. Had compensation cost been determined based on the fair value at the grant dates for these awards consistent with the method of SFAS Statement 123, the Company's net income (loss) would have been reduced to the pro forma amounts indicated below. The calculations were based on a risk free interest rate of 6.24% and 6.75%.


                                                                    YEARS ENDED
                                                        ------------------------------------
                                                        JUNE 30,     JUNE 28,      JUNE 27,
                                                          1995         1996          1997
                                                        --------     --------     ----------
    Income before extraordinary item:
      As reported...................................    $165,700     $975,700     $8,427,600
      Pro forma.....................................     127,600      904,100      8,323,500


10. COMMITMENTS AND CONTINGENCIES

  Commitments


     (a) The Company leases building space in Texas, California, Georgia and Washington. At June 27, 1997, the Company's future minimum lease payments are as follows:



    1998.....................................................................  $  667,000
    1999.....................................................................     649,000
    2000.....................................................................     591,000
    2001.....................................................................     122,000
    2002.....................................................................
                                                                               ----------
                                                                               $2,029,000
                                                                               ==========

                                TEKNI-PLEX, INC.

     Rent expense including escalation charges amounted to approximately $343,000, $614,000 and $676,000 for the years ended June 30, 1995, June 28, 1996 and June 27, 1997, respectively.



     (b) The Company has employment contracts with two employees. These contracts provide aggregate minimum annual compensation for the years ended June 30 as follows: 1998 -- $825,000; 1999 -- $825,000; 2000 -- $825,000.


  Contingencies


     (a) The Company filed an action under the arbitration provisions of the Merger and Acquisition Agreement, dated March 18, 1994 (the "Merger Agreement") demanding a reduction in the purchase price paid due to a breach of that agreement. In the arbitration, the Company pursued claims for damages resulting from misrepresentations and omissions in the representations and warranties made by the former shareholder. In the above action, the Company also sought to nullify its obligation under the Consulting Agreement. (See Note 3).


     The former shareholder answered the Company's claim and asserted two counterclaims, demanding the Company to fulfill certain tax obligations under the Merger Agreement and specific performance under the Consulting Agreement.

     On April 18, 1997, the Company and the former shareholder reached a settlement in arbitration (the "Settlement"). All obligations of each party to the other were nullified. This Settlement did not have a material impact on the financial condition or results of operations of the Company.


     (b) The Company is a party to various other legal proceedings arising in the normal conduct of business. Management believes that the final outcome of these proceedings will not have a material adverse effect on the Company's financial position.


11. CONCENTRATIONS OF CREDIT RISKS

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash deposits and trade accounts receivable.

     The Company provides credit to customers on an unsecured basis after evaluating customer credit worthiness. Since the Company sells to a broad range of customers concentrations of credit risk are limited. The Company provides an allowance for bad debts where there is a possibility for loss.

     The Company maintains demand deposits at several major banks throughout the United States. As part of its cash management process, the Company periodically reviews the credit standing of these banks.

12. SUPPLEMENTAL CASH FLOW INFORMATION

     (a) Cash paid


                                                                       YEARS ENDED
                                                          --------------------------------------
                                                          JUNE 30,       JUNE 28,       JUNE 27,
                                                            1995           1996           1997
                                                          --------       --------       --------
                                                          (IN 000'S)
    Interest........................................        $3,502         $4,730         $5,317
    Income taxes....................................           467            188          3,747

                                TEKNI-PLEX, INC.

     (b) Acquisitions

     The Company purchased certain assets and assumed certain liabilities of Hargro Flexible Packaging Corporation, effective December 22, 1995, for approximately $7,500,000 in cash. In conjunction with the acquisition, liabilities were assumed as follows:

    Fair value of assets acquired...........................................  $10,592,000
    Cash paid...............................................................   (7,543,000)
                                                                              -----------
    Liabilities assumed.....................................................  $ 3,049,000
                                                                              ===========

     The Company purchased all of the outstanding common and preferred stock of Dolco, effective February 22, 1996, for approximately $40,000,000 in cash. In conjunction with the acquisition, liabilities were assumed as follows:

    Fair value of assets acquired..........................................  $ 46,293,000
    Goodwill...............................................................    14,044,000
    Cash paid..............................................................   (39,434,000)
                                                                             ------------
    Liabilities assumed....................................................  $ 20,903,000
                                                                             ============

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

Board of Directors
  Tekni-Plex, Inc.
  Somerville, New Jersey


     The audits referred to in our report dated August 26, 1997 relating to the consolidated financial statements of Tekni-Plex, Inc. and Subsidiary, which is contained in this Form S-4, included the audits of the financial statement schedule for the years ended June 30, 1995, June 28, 1996 and June 27, 1997 listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based upon our audits.


     In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth therein.

                                          BDO SEIDMAN, LLP

Woodbridge, New Jersey

August 26, 1997

                        FINANCIAL STATEMENT SCHEDULE II

                                TEKNI-PLEX, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

           YEARS ENDED JUNE 30, 1995, JUNE 28, 1996 AND JUNE 27, 1997



                                         BALANCE AT    CHARGED TO    CHARGED TO                    BALANCE AT
                                        BEGINNING OF    COSTS AND       OTHER                        END OF
             DESCRIPTION                   PERIOD      EXPENSES(1)   ACCOUNTS(3)   DEDUCTIONS(2)     PERIOD
--------------------------------------  ------------   -----------   -----------   -------------   -----------
Year ended June 30, 1995
  Accounts receivable allowance.......    $134,000             --            --      $  41,000      $   93,000
                                          ========       ========      ========        =======        ========
Year ended June 28, 1996
  Accounts receivable allowance.......      93,000      $ 121,000     $ 351,000             --         565,000
                                          ========       ========      ========        =======        ========
Year ended June 27, 1997
  Accounts receivable allowance.......     565,000        200,000            --        452,000         313,000
                                          ========       ========      ========        =======        ========


---------------
(1) To increase accounts receivable allowance.

(2) Uncollectible accounts written off, net of recoveries.

(3) Balance related to Dolco acquisition.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
  Dolco Packaging Corp.


     We have audited the statements or income, charges in Stockholders' equity and cash flows of Dolco Packaging Corp. for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Dolco Packaging Corp. for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.


                                          COOPERS & LYBRAND L.L.P.

Sherman Oaks, California

February 21, 1996

                             DOLCO PACKAGING CORP.

                              STATEMENTS OF INCOME


                                                                     YEARS ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                      1995             1994
                                                                   -----------      -----------
Net sales........................................................  $81,492,144      $66,988,257
Cost of sales....................................................   65,205,346       52,137,665
                                                                   -----------      -----------
     Gross profit................................................   16,286,798       14,850,592
Selling, general and administrative expenses.....................   10,518,344        9,832,641
                                                                   -----------      -----------
     Operating income............................................    5,768,454        5,017,951
Other income (expense):
  Interest.......................................................     (342,412)        (221,406)
  Loss on disposition and write-off of property, plant and
     equipment...................................................      (75,886)         (37,527)
  Other, net.....................................................      247,373          158,315
                                                                   -----------      -----------
     Income before income taxes..................................    5,597,529        4,917,333
Provision for (benefit from) income taxes........................   (1,249,211)         150,000
                                                                   -----------      -----------
Net income.......................................................  $ 6,846,740      $ 4,767,333
                                                                   ===========      ===========


        The accompanying notes are an integral part of these statements.

                             DOLCO PACKAGING CORP.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                         YEARS ENDED DECEMBER 31, 1995 AND 1994
                          -----------------------------------------------------------------------------------------------------
                              PREFERRED STOCK          COMMON STOCK       ADDITIONAL    MINIMUM      EARNINGS
                                        STATED                    PAR      PAID-IN      PENSION    (ACCUMULATED   STOCKHOLDERS'
                           SHARES        VALUE       SHARES      VALUE     CAPITAL     LIABILITY     DEFICIT)        EQUITY
                          ---------   -----------   ---------   -------   ----------   ---------   ------------   -------------
Balance at December 31,
  1993..................  2,324,964     9,299,856   1,431,581    14,316    6,531,875                (2,765,301)      13,080,746
Common stock issued from
  exercise of stock
  options...............                               28,875       288       91,775                                     92,063
Retirement of fractional
  shares................                                 (936)       (9)      (1,913)                                    (1,922)
Redemption of preferred
  stock.................   (249,969)     (999,876)                                                                     (999,876)
Preferred stock
  dividends.............                                                                              (769,496)        (769,496)
Net income for the
  year..................                                                                             4,767,333        4,767,333
                          ----------   ----------   ----------  -------   ----------   ---------    ----------      -----------
Balance at December 31,
  1994..................  2,074,995     8,299,980   1,459,520    14,595    6,621,737                 1,232,536       16,168,848
Common stock issued from
  exercise of stock
  options...............                                8,625        86       53,977                                     54,063
Redemption of preferred
  stock.................   (250,072)   (1,000,288)                                                                   (1,000,288)
Preferred stock
  dividends.............                                                                              (701,985)        (701,985)
Minimum pension
  liability, net of
  deferred income tax
  benefit of $222,000...                                                               $(350,000)                      (350,000)
Net income for the
  year..................                                                                             6,846,740        6,846,740
                          ----------   ----------   ----------  -------   ----------   ---------    ----------      -----------
Balance at December 31,
  1995..................  1,824,923   $ 7,299,692   1,468,145   $14,681   $6,675,714   $(350,000)  $ 7,377,291    $  21,017,378
                          ==========   ==========   ==========  =======   ==========   =========    ==========      ===========


        The accompanying notes are an integral part of these statements.

                             DOLCO PACKAGING CORP.

                            STATEMENTS OF CASH FLOWS


                                                                    YEARS ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                     1995              1994
                                                                  -----------       -----------
Operating Activities:
  Net income...................................................   $ 6,846,740       $ 4,767,333
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.............................     2,749,372         2,393,398
     Provision for losses on receivables.......................        85,304            40,837
     Loss on disposition and write-off of property, plant and
       equipment...............................................        75,886            37,527
  Change in assets and liabilities:
     Accounts receivable.......................................    (1,195,234)         (979,977)
     Inventories...............................................       501,151        (1,469,665)
     Deferred tax asset........................................    (1,499,211)
     Prepaid expenses and other assets.........................       (42,138)          (42,994)
     Accounts payable..........................................       573,188           703,937
     Accrued and other long-term liabilities...................       173,062           151,267
                                                                  -----------       -----------
          Net cash provided by operating activities............     8,268,120         5,601,663
                                                                  -----------       -----------
Investing Activities:
  Additions to property, plant and equipment...................    (4,914,194)       (3,660,460)
  Proceeds from disposition of property, plant and equipment...         5,000             9,736
                                                                  -----------       -----------
          Net cash used for investing activities...............    (4,909,194)       (3,650,724)
                                                                  -----------       -----------
Financing Activities:
  Proceeds from current and long-term debt.....................     1,900,000                --
  Payments of current and long-term debt.......................    (1,341,147)       (1,700,587)
  Net increase (decrease) of short-term note payable to bank...      (800,000)          800,000
  Redemption of preferred stock................................    (1,000,288)         (999,876)
  Payment of dividends.........................................      (724,491)         (791,993)
  Proceeds from exercise of stock options......................        54,063            92,063
  Retirement of common stock...................................            --            (1,922)
                                                                  -----------       -----------
          Net cash used for financing activities...............    (1,911,863)       (2,602,315)
                                                                  -----------       -----------
Net increase (decrease) in cash................................     1,447,063          (651,376)
Cash and cash equivalents at beginning of year.................       811,236         1,462,612
                                                                  -----------       -----------
Cash and cash equivalents at end of year.......................   $ 2,258,299       $   811,236
                                                                  ===========       ===========
Supplemental disclosures of cash flow information:
  Cash disbursed during the year for:
     Interest, net of amount capitalized.......................   $   333,450       $   253,284
     Income taxes..............................................       255,878           155,763
  Noncash investing and financing activities:
     Declaration of dividend...................................       164,243           186,750


        The accompanying notes are an integral part of these statements.

                             DOLCO PACKAGING CORP.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Dolco Packaging Corp. ("Dolco") was established in 1966 and was the first company to manufacture foam egg cartons in the United States. In addition to egg cartons, Dolco's largest product line, Dolco also develops, manufactures and sells high volumes of various grocery store containers for meat, poultry, baked goods and produce as well as specialty items for food service and industrial uses.

  Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.


  Fiscal Year


     Dolco's fiscal year ends on the Saturday nearest December 31. The fiscal years ended December 31, 1995 and 1994 are comprised of 52 weeks each.


  Cash and Cash Equivalents

     Dolco considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

  Concentration of Risk


     Dolco performs periodic credit evaluations of its customer's financial condition and generally does not require collateral. Receivables generally are due in 30 days. Credit losses have consistently been within management's expectations.


  Inventories

     Inventories are valued at the lower of cost or market with cost determined on the first-in first-out (FIFO) basis.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is provided on the straight-line method at rates based on estimated useful lives of individual assets or classes of assets. Leasehold improvements are amortized over the estimated useful life or period of lease, whichever is shorter.

     Estimated useful lives include:

        Buildings and improvements.....................................  5 to 30 years
        Machinery and equipment........................................  3 to 8 years
        Furniture and fixtures.........................................  5 years
        Assets under capital lease.....................................  3 to 5 years


     Repairs and maintenance are charged to operations in the year incurred. Repairs and maintenance approximated $6,279,000 and $5,614,000 in 1995 and 1994, respectively. Major renewals or betterments are capitalized and depreciated over estimated useful lives. When assets are disposed of, any resulting gain or loss on disposition is included in operations.

                             DOLCO PACKAGING CORP.

  Capitalized Interest


     Interest incurred in conjunction with property additions is capitalized as part of the asset cost. Interest of approximately $54,000 and $60,000 was capitalized during 1995 and 1994, respectively.


  Impairment of Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ". SFAS No. 121 requires companies to adopt its provisions for fiscal years beginning after December 15, 1995. SFAS No. 121 requires an entity to review long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate the carrying amount of assets may not be recoverable. Impairment losses are recognized when the carrying amount of the asset exceeds the estimated fair value of the assets. Dolco expects to adopt the provisions of SFAS No. 121 beginning with its fiscal year ending December 31, 1996. At this time, it is not expected that the adoption of the provisions of SFAS No. 121 will have any significant impact on Dolco.

  Revenue Recognition

     Dolco recognizes revenue when product is shipped.

  Research and Development


     Research and development costs are expensed as incurred and are included in selling, general and administrative expenses. Dolco incurred approximately $1,096,000 and $1,029,100 of research and development expense for the years ended December 31, 1995 and 1994, respectively.


  Income Taxes


     The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities; and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.



  Reclassification



     Certain reclassifications have been made to the 1994 financial statements to conform to the presentation used in 1995.



2. INCOME TAXES



     Components of the provision for (benefit from) income taxes are:



                                                                 1995              1994
                                                              -----------       -----------
    Currently payable:
      Federal...............................................  $217,662....      $   117,395
      State.................................................       32,338            32,605
                                                               ----------        ----------
                                                                  250,000           150,000
    Deferred:
      Federal...............................................   (1,499,211)               --
                                                               ----------        ----------
                                                              $(1,249,211)      $   150,000
                                                               ==========        ==========

                             DOLCO PACKAGING CORP.

     The differences between the expected U. S. federal income taxes and the actual taxes are:


                                                                 1995              1994
                                                              -----------       -----------
    Expected tax on pre-tax earnings........................  $ 1,903,160       $ 1,671,893
    State taxes.............................................       32,338            32,605
    Effect of alternative minimum tax on current
      liability.............................................      250,782           104,163
    Utilization of net operating loss carryforwards.........   (2,027,023)       (1,548,867)
    Reversal of valuation allowance.........................   (1,499,211)               --
    Other-net...............................................       90,743          (109,794)
                                                               ----------        ----------
                                                              $(1,249,211)      $   150,000
                                                               ==========        ==========



     At December 31, 1995, Dolco had net operating loss carryforwards for federal income tax purposes of approximately $930,000 which expire in 2005; and for California state purposes of approximately $940,000, of which $160,000 expires in 1997 and $780,000 in 2000. In 1995 and 1994, Dolco utilized approximately $5,961,000 and $4,556,000, respectively, of net operating loss carryforwards. Tax credit carryforwards of approximately $1,472,000 are available to reduce future federal income taxes. If not used, these carryforwards will expire in 1996 through 2002.


     The Internal Revenue Code of 1986, as amended, contains provisions which might limit Dolco's utilization of its net operating loss and credit carryforwards in any year upon and after the occurrence of certain events, including a substantial change in the ownership of its stock over a period of up to three years (an "ownership change").


3. PENSION PLAN AND PROFIT SHARING PLAN



     Dolco has a defined contribution profit sharing plan for the benefit of all employees having completed one year of service. Dolco contributed 3% of each participant's compensation on a weekly basis for 1994 and 1995. Contributions totaled approximately $536,000 in 1995 and $410,000 in 1994.


     Dolco also has a defined benefit pension plan for the benefit of all employees having completed one year of service. Dolco's policy is to fund the minimum amounts required by applicable regulations. Dolco's Board of Directors approved a plan to freeze the pension plan on June 30, 1987, at which time benefits ceased to accrue. Dolco has not been required to contribute to the plan since 1990.

     Net pension cost for the pension plan includes the following assumptions and components:

                                                             YEAR ENDED DECEMBER 31,
                                                      -------------------------------------
                                                        1995          1994          1993
                                                      ---------     ---------     ---------
    Assumptions:
      Discount rate.................................       7.0%          8.5%          7.0%
      Expected rate of return on assets.............       8.5%          8.5%          7.5%
    Components:
      Interest cost.................................  $ 217,089     $ 228,780     $ 232,356
                                                       --------      --------      --------
      Actual return.................................   (442,861)      (30,971)     (183,372)
      Deferred gain (loss)..........................    227,744      (176,660)      (32,561)
                                                       --------      --------      --------
                                                       (215,117)     (207,631)     (215,933)
    Amortization of transition asset................         --            --            --
                                                       --------      --------      --------
    Net periodic pension cost.......................  $   1,972     $  21,149     $  16,423
                                                       ========      ========      ========

     There is no service cost for 1995 or 1994 since the pension plan was frozen on June 30, 1987.

                             DOLCO PACKAGING CORP.

     Assets of the pension plan consist of an immediate participation guarantee contract and various mutual funds.



     During 1995 the Company recorded $572,000 to recognize the minimum pension liability required by the provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions." The additional minimum liability at December 31, 1995 represents the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension liability. The transaction, which had no effect on income, was recorded by reducing equity by $350,000, which is net of tax of $222,000.



4. LEASES



     Dolco's operating leases are primarily for equipment and the Dallas manufacturing facility. Rent expense was approximately $1,734,000 in 1995 and $1,988,000 in 1994.



5. STOCK OPTIONS


     In 1992, the Board of Directors and stockholders of Dolco adopted and approved a Stock Option Plan under which 150,000 shares of Common Stock are reserved for issuance on exercise of options or nonstatutory options to employees and nonstatutory options to directors who are not employees. The exercise price of an option may not be less than the fair market value of the shares of Common Stock on the date of grant. No option may be exercised during the first year or more than ten years from the date of grant.

     The following is a summary of the options outstanding as of December 31, 1995; the number of shares and the exercise price have been restated to reflect the three-for-two stock split in the form of a 50% stock dividend which was paid on September 30, 1994:


                                                                 NUMBER          EXERCISE
                                                                OF SHARES         PRICE
                                                                ---------     --------------
    Balance at December 31, 1993..............................    91,500      $2.25 - 12.75
    Canceled options..........................................   (17,250)     2.25 - 12.75
    Options granted...........................................    33,000      13.00 - 13.833
    Stock options exercised...................................   (28,875)     2.25 -  6.50
                                                                 -------
    Balance at December 31, 1994..............................    78,375      2.25 - 13.833
    Options granted...........................................     6,000      13.00 - 13.60
    Stock options exercised...................................    (8,625)     2.25 - 13.00
                                                                 -------
                                                                  75,750      2.25 - 13.833
                                                                 =======


     These options terminate five years from the date of grant and 50% may be exercised after the first anniversary and 100% after the second anniversary. The times at which options may be exercised can be accelerated under certain circumstances. At December 31, 1995, 53,625 options were exercisable.


6. CAPITAL STOCK



     Dolco Preferred Stock has stated, redemption and liquidation values of $4.00 per share. Holders of Dolco's Preferred Stock are entitled to receive a cash dividend of 9% per annum of the stated value when and if declared by Dolco. Dividends accrue and are payable quarterly in arrears. The dividends cumulate without interest. Preferred stock dividends of $.36 per share were declared during 1995 and 1994.


     Dolco Preferred Stock is redeemable for a cash price of $4.00 per share plus any accrued but unpaid dividends at Dolco's discretion subject to limitations determined by a formula set forth in Dolco's Certificate of Incorporation. In the event of a partial redemption, the shares will be redeemed on a pro rata basis. Preferred stockholders are entitled to one vote for each share of Dolco Preferred Stock held.

                             DOLCO PACKAGING CORP.

     Holders of Dolco Common Stock will not be entitled to receive dividends until all shares of Dolco Preferred Stock have been redeemed in full. Thereafter, holders of Dolco Common Stock will be entitled to receive dividends, when and if declared by the Board of Directors, out of funds legally available. Common stockholders are entitled to one vote for each share of Dolco Common Stock held.


7. RELATED PARTY TRANSACTIONS



     Payments to major stockholders consist of raw material purchases under normal trade terms totaling approximately $24,799,000 for 1995 and $18,769,000 for 1994 and interest payments on a note to stockholder for equipment financing for approximately $45,000 and $86,000 for 1995 and 1994 respectively.



8. SUBSEQUENT EVENTS


     On November 7, 1995, Dolco signed an Agreement and Plan of Merger pursuant to which Packaging Acquisition Corp., a newly-formed corporation owned by MST Partners, L.P. and MST Offshore Partners C.V. will merge with and into Dolco, which would remain in existence. According to the Agreement and Plan of Merger, holders of the outstanding shares of Dolco's Common Stock and Preferred Stock will, upon effectiveness of the merger, be entitled to receive $21 in cash for each outstanding share of Common Stock and $4 in cash plus the amount of any dividends accrued and unpaid as of the effective date of the merger for each outstanding share of Preferred Stock. The merger was approved by Dolco's stockholders during a special meeting of the stockholders held on February 20, 1996. Subsequent (unaudited) events are as follows : On February 21, 1996, MST Partners, L.P. and MST Offshore Partners, C.V. assigned all of the stock of Packaging Acquisition Corporation and all rights under the Agreement and Plan of Merger to Tekni-Plex, Inc., an entity that they collectively control. On February 21, 1996, Packaging Acquisition Corporation was merged with and into Dolco, with Dolco the surviving entity. As a result, Dolco became a wholly owned subsidiary of Tekni-Plex, Inc.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Tekni-Plex is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (as the same exists or may thereafter be amended, the "DGCL") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any such action, suit or proceeding, the corporation must indemnify such person against the expenses which such person has actually and reasonably incurred. In addition, Section 145 of the DGCL allows, subject to specified conditions and exclusions, the advancement of expenses incurred in defending against such action, suit or proceeding, and permits the corporation to purchase and maintain insurance on behalf of such persons, whether or not the corporation would otherwise have the power to indemnify such person under Section 145. The indemnification and advancement of expenses provided by Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

     Tekni-Plex's Restated Certificate of Incorporation (the "Certificate") provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transactions from which the director derived an improper personal benefit. While the Certificate provides directors with protection from awards for monetary damages for breach of their fiduciary duty, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     The Certificate as well as Tekni-Plex's Amended and Restated By-laws (the "By-laws") provide for the indemnification of directors and officers of the Company on substantially similar terms and conditions as Section 145 of the DGCL. The By-laws provide for the advancement of expenses reasonably incurred by a director or officer in defending a civil or criminal action, suit or proceeding on substantially similar terms and conditions as Section 145, and that all rights to indemnification and to the advancement of expenses under the By-laws shall be deemed to be provided by a contract between the Company and the director or officer who serves in such capacity at any time while the By-Laws and any other relevant provisions of the DGCL and any other applicable law, if any, are in effect. The By-laws further provide that references to "the Company" in the above described section of the By-laws shall be deemed to include any subsidiary of the Company now or hereafter organized under the laws of the State of Delaware.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


 **3.1    Restated Certificate of Incorporation of Tekni-Plex, Inc.
 **3.3    Amended and Restated By-laws of Tekni-Plex, Inc.
 **4.1    Indenture dated as of April 1, 1997 among Tekni-Plex, Inc., Dolco Packaging Corp.
          and Marine Midland Bank, as Trustee.
 **4.2    Senior Subordinated Note and Guarantee (original not included; form of Note and
          Guarantee included in Exhibit 4.1).
 **4.3    Purchase Agreement dated as of April 1, 1997 among Tekni-Plex, Inc., Dolco
          Packaging Corp., and J.P. Morgan Securities Inc.
 **4.4    Registration Right Agreement, dated as of April 4, 1997 among Tekni-Plex, Inc.,
          Dolco Packaging Corp. and J.P. Morgan Securities, Inc. as the Initial Purchaser.
 **5.1    Opinion of Winthrop, Stimson, Putnam & Roberts.
**10.1    Credit Agreement, dated as of May 8, 1997, among Tekni-Plex, Inc., Dolco Packaging
          Corp., the Banks party thereto, the LC Issuing Banks referred to therein and Morgan
          Guaranty Trust Company of New York, as Agent.
**10.2    Note (original not included; form of Note included in Exhibit 10.1).
**10.3    Security Agreement, dated as of May 8, 1997, among Tekni-Plex, Inc., Dolco
          Packaging Corp. and Morgan Guaranty Trust Company of New York, as Agent (original not included; form of Security Agreement included in Exhibit 10.1).
**10.4    Pledge Agreement, dated as of May 8, 1997, between Tekni-Plex, Inc. and Morgan
          Guaranty Trust Company of New York, as Agent (original not included; form of Pledge
          Agreement included in Exhibit 10.1).
**10.5    Form of Mortgage, dated as of May 8, 1997, made by Tekni-Plex, Inc. or Dolco
          Packaging Corp. in favor of Morgan Guaranty Trust Company, as Agent (originals not included; form of Mortgage included in Exhibit 10.1).
**10.6    Employment Agreement, dated as of January 30, 1997, between Dr. F. Patrick Smith and Tekni-Plex, Inc.
**10.7    Employment Agreement, dated as of April 4, 1997, between Mr. Kenneth W.R. Baker and
          Tekni-Plex, Inc.
**10.8    Form of Amended and Restated Option Agreement, dated as of April 4, 1997, among
          Tekni-Plex, Inc., Tekni-Plex Partners L.P. and F. Patrick Smith.
**10.9    Form of Amended and Restated Stock Option Agreement, dated as of April 4, 1997, between Tekni-Plex, Inc. and Kenneth W.R. Baker.
**10.10   Management Fee Agreement, dated as of April 4, 1997, between Tekni-Plex, Inc. and
          MST Management Company, Inc.
**10.11   Management Fee Agreement, dated as of April 4, 1997, between Tekni-Plex, Inc. and
          MST/TP Holding, Inc.
**12.1    Statement regarding Computation of Ratios.
 *23.1    Consent of BDO Seidman LLP.
 *23.2    Consent of Coopers & Lybrand L.L.P.
**23.4    Consent of Winthrop, Stimson, Putnam & Roberts (included in Exhibit 5.1).
**25.1    Amended and Restated Statement of Eligibility of Trustee, Marine Midland Bank, on
          Form T-1.
 *27.1    Financial Data Schedule.
**99.1    Form of Letter of Transmittal.

**99.2    Form of Notice of Guaranteed Delivery.
**99.3    Form of Tender Instructions.
**99.4    Form of Exchange Agent Agreement.

---------------
 *Filed herewith.

**Previously filed.

     (B) FINANCIAL STATEMENT SCHEDULES

     Schedule II - Valuation and Qualifying Accounts.
     Other schedules required are not applicable.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1993, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Tekni-Plex, Inc., a Delaware corporation, has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Somerville, New Jersey on September 3, 1997.


                                          TEKNI-PLEX, INC.

                                          By:     /s/ F. PATRICK SMITH
                                            ------------------------------------
                                                      F. Patrick Smith
                                                 Chairman of the Board and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below on the 3rd day of September, 1997 by the following persons in the capacities indicated.


                SIGNATURE                                          TITLE
------------------------------------------    -----------------------------------------------
           /s/ F. PATRICK SMITH               Chairman of the Board and Chief Executive
------------------------------------------      Officer
             F. Patrick Smith
          /s/ KENNETH W.R. BAKER              President and Chief Operating Officer
------------------------------------------
            Kenneth W.R. Baker

          /s/ WILLIAM H. KAPLAN               Controller (and principal financial officer)
------------------------------------------
            William H. Kaplan

            /s/ ARTHUR P. WITT                Corporate Secretary and Director
------------------------------------------
              Arthur P. Witt

          /s/ J. ANDREW MCWETHY               Director
------------------------------------------
            J. Andrew McWethy

          /s/  BARRY A. SOLOMON               Director
------------------------------------------
             Barry A. Solomon

          /s/ STEPHEN A. TUTTLE               Director
------------------------------------------
            Stephen A. Tuttle

          /s/ MICHAEL F. CRONIN               Director
------------------------------------------
            Michael F. Cronin

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                      DESCRIPTION                                    PAGE
--------  -----------------------------------------------------------------------------   ----
 **3.1    Restated Certificate of Incorporation of Tekni-Plex, Inc.....................
 **3.3    Amended and Restated By-laws of Tekni-Plex, Inc..............................
 **4.1    Indenture dated as of April 1, 1997 among Tekni-Plex, Inc., Dolco Packaging
          Corp. and Marine Midland Bank, as Trustee....................................
 **4.2    Senior Subordinated Note and Guarantee (original not included; form of Note and Guarantee included in Exhibit 4.1).......................................
 **4.3    Purchase Agreement dated as of April 1, 1997 among Tekni-Plex, Inc., Dolco
          Packaging Corp., and J.P. Morgan Securities Inc..............................
 **4.4    Registration Right Agreement, dated as of April 4, 1997 among Tekni-Plex,
          Inc., Dolco Packaging Corp. and J.P. Morgan Securities, Inc. as the Initial
          Purchaser....................................................................
 **5.1    Opinion of Winthrop, Stimson, Putnam & Roberts...............................
**10.1    Credit Agreement, dated as of May 8, 1997, among Tekni-Plex, Inc., Dolco
          Packaging Corp., the Banks party thereto, the LC Issuing Banks referred to therein and Morgan Guaranty Trust Company of New York, as Agent..............
**10.2    Note (original not included; form of Note included in Exhibit 10.1)..........
**10.3    Security Agreement, dated as of May 8, 1997, among Tekni-Plex, Inc., Dolco
          Packaging Corp. and Morgan Guaranty Trust Company of New York, as Agent
          (original not included; form of Security Agreement included in Exhibit
          10.1)........................................................................
**10.4    Pledge Agreement, dated as of May 8, 1997, between Tekni-Plex, Inc. and
          Morgan Guaranty Trust Company of New York, as Agent (original not included;
          form of Pledge Agreement included in Exhibit 10.1)...........................
**10.5    Form of Mortgage, dated as of May 8, 1997, made by Tekni-Plex, Inc. or Dolco
          Packaging Corp. in favor of Morgan Guaranty Trust Company, as Agent
          (originals not included; form of Mortgage included in Exhibit 10.1)..........
**10.6    Employment Agreement, dated as of January 30, 1997, between Dr. F. Patrick
          Smith and Tekni-Plex, Inc....................................................
**10.7    Employment Agreement, dated as of April 4, 1997, between Mr. Kenneth W.R.
          Baker and Tekni-Plex, Inc....................................................
**10.8    Form of Amended and Restated Option Agreement, dated as of April 4, 1997, among Tekni-Plex, Inc., Tekni-Plex Partners L.P. and F. Patrick Smith........
**10.9    Form of Amended and Restated Stock Option Agreement, dated as of April 4,
          1997, between Tekni-Plex, Inc. and Kenneth W.R. Baker........................
**10.10   Management Fee Agreement, dated as of April 4, 1997, between Tekni-Plex, Inc.
          and MST Management Company, Inc..............................................
**10.11   Management Fee Agreement, dated as of April 4, 1997, between Tekni-Plex, Inc.
          and MST/TP Holding, Inc......................................................
**12.1    Statement regarding Computation of Ratios....................................
 *23.1    Consent of BDO Seidman LLP...................................................
 *23.2    Consent of Coopers & Lybrand L.L.P...........................................
**23.4    Consent of Winthrop, Stimson, Putnam & Roberts (included in Exhibit 5.1).....
**25.1    Amended and Restated Statement of Eligibility of Trustee, Marine Midland
          Bank, on Form T-1............................................................
 *27.1    Financial Data Schedule......................................................
**99.1    Form of Letter of Transmittal................................................
**99.2    Form of Notice of Guaranteed Delivery........................................
**99.3    Form of Tender Instructions..................................................
**99.4    Form of Exchange Agent Agreement.............................................


---------------
 *Filed herewith.

**Previously filed.